   As filed with the Securities and Exchange Commission on February 3, 1999
                                                     Registration No. 333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         GENESIS HEALTH VENTURES, INC.
            (Exact name of registrant as specified in its charter)

         Pennsylvania                        8050,5912,8099                      1132947
         ------------                        --------------                      -------
(State or other jurisdiction of       (Primary standard industrial            (I.R.S. employer
 incorporation or organization)        classification code number)           identification no.)

                             101 EAST STATE STREET
                           Kennett Square, PA 19348
                                (610) 444-6350
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                               Michael R. Walker
                            Chief Executive Officer
                         GENESIS HEALTH VENTURES, INC.
                             101 East State Street
                           Kennett Square, PA 19348
                                (610) 444-6350
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ---------------------
                                   Copy to:
                          Richard J. McMahon, Esquire
                       Blank Rome Comisky & McCauley LLP
                               One Logan Square
                       Philadelphia, Pennsylvania 19103
                                (215) 569-5500
                            ---------------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

--------------------------------------------------------------------------------------------------------
                                                      Proposed            Proposed
         Title of each                Amount           maximum             maximum          Amount of
      class of securities             to be        offering price    aggregate offering    registration
        to be registered            registered        per unit              price              fee
--------------------------------------------------------------------------------------------------------
97/8% Senior Subordinated Notes
 due 2009 .....................   $125,000,000         100%             $125,000,000           $34,750
--------------------------------------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1999





                               [GRAPHIC OMITTED]

                               Offer to Exchange
                           all existing 9 7/8% Senior
                          Subordinated Notes due 2009
                       ($125,000,000 aggregate principal
                              amount outstanding)
                                      for
                           9 7/8% Senior Subordinated
                               Notes due 2009 of
                         Genesis Health Ventures, Inc.



                            TERMS OF EXCHANGE OFFER



     o  Expires 5:00 p.m., New York City time, , 1999, unless extended.


     o Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.


     o All existing notes that are validly tendered and not validly withdrawn will be exchanged.


     o Tenders of existing notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     o The exchange of notes will not be a taxable exchange for the U.S. federal income tax purposes.


     o  We will not receive any proceeds from the Exchange Offer.


     o The terms of the notes to be issued are substantially identical to the existing notes, except for certain transfer restrictions and registration rights relating to the existing notes.


     See "Risk Factors" beginning on page 13 for a discussion of certain matters that should be considered by prospective investors.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.












                   The date of this Prospectus is     , 1999.

                               TABLE OF CONTENTS



                                                                                          Page
                                                                                         -----
Forward-Looking Statements ...........................................................      i
Where You Can Find More Information ..................................................     ii
Incorporation of Certain Documents by Reference ......................................     iii
Summary ..............................................................................     1
Risk Factors .........................................................................     13
Use of Proceeds ......................................................................     22
Capitalization .......................................................................     23
The Exchange Offer ...................................................................     24
Selected Historical Consolidated Financial Data ......................................     32
Management's Discussion and Analysis of Financial Condition and Results of Operations      33
Business .............................................................................     48
Management ...........................................................................     58
Description of the Exchange Notes ....................................................     61
Certain United States Federal Income Tax Consequences ................................     87
Plan of Distribution .................................................................     91
Legal Matters ........................................................................     91
Experts ..............................................................................     91
Index to Financial Statements ........................................................    F-1

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, including:

     o certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as statements concerning Medicare and Medicaid programs including Medicare's prospective payment system, our ability to meet our liquidity and capital needs and to controls costs, our arrangements with ElderTrust, Inc., the expected effects of the Vitalink transaction and Year 2000 compliance,

     o certain statements contained in "Business," such as statements concerning strategy, government regulation and Medicare and Medicaid programs,

     o certain statements in the pro forma condensed consolidated financial information, such as certain of the pro forma adjustments, and

     o other statements contained in this Prospectus regarding matters that are not historical facts.

     We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     o  Our substantial indebtedness and debt service obligations,

     o  Our future capital needs to fund growth,

     o Changes in the U.S. healthcare system and applicable governmental regulations,

     o Our ability to operate in a heavily regulated environment and to satisfy regulatory authorities,

     o Changes in the mix of payment sources used by our customers to pay for our services,

     o  The adoption of cost containment measures,

     o  Our ability to compete,

     o  Our ability to integrate acquired businesses,

     o Our ability, and our payors and suppliers' ability, to implement a Year 2000 readiness program, and

     o  Changes in general economic conditions.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus might not occur.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10008 and at 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission. In addition, our common stock and 9 3/4% Senior Subordinated Notes due 2005 are listed on the New York Stock Exchange.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by us with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules to the Registration Statement. Therefore, we make reference in this Prospectus to the Registration Statement and to the exhibits and schedules to the Registration Statement. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules to the Registration Statement. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     You should rely only on the information provided in this Prospectus. No person has been authorized to provide you with different information. We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted. The information in this Prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this Prospectus is accurate as of any other date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

     1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     2. The consolidated financial statements and schedules of The Multicare Companies, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

     3. The consolidated financial statements and schedules of Vitalink Pharmacy Services, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

     As noted above, any statement contained in this Prospectus, or in any documents incorporated or deemed to be incorporated by reference in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a subsequent statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such previous statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from the Corporate Secretary of the Company at the Company's principal executive offices located at 101 East State Street, Kennett Square, PA 19348, telephone number (610) 444-6350.

                               ----------------
         Genesis ElderCare(R) and NeighborCare(SM) are service marks of
                         Genesis Health Ventures, Inc.

                                    SUMMARY

     The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. The terms "Genesis" or the "Company" refers to Genesis Health Ventures, Inc. and its subsidiaries. The information contained in this Prospectus reflects a 43.6% equity investment by Genesis in The Multicare Companies, Inc., which is accounted for using the equity method. Certain operating statistics of the Company included herein reflect operations that Genesis manages for Multicare.


                               THE EXCHANGE OFFER

     We completed on December 23, 1998 the private offering of $125,000,000 of 9 7/8% Senior Subordinated Notes due 2009. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer by February 6, 1999. You are entitled to exchange in the Exchange Offer your existing notes for registered notes with substantially identical terms. If the Exchange Offer is not completed by May 22, 1999, then interest rates on the notes will be increased. You should read the discussion under the heading "Summary Description of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

     We believe that the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the notes.


                                  THE COMPANY


Who We Are

     Our company is a leading provider of healthcare and support services to the elderly. We have developed the Genesis ElderCare delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through our networks, we provide basic healthcare and specialty medical services to more than 175,000 customers, including approximately 40,000 customers who are residents in eldercare facilities. We operate primarily in five regional markets in which over 11,100,000 people over the age of 65 reside.


Our Networks

     Our networks include:

     o  326 eldercare centers with approximately 42,200 beds;

     o  nine primary care physician clinics;

     o approximately 85 physicians, physician assistants and nurse practitioners;

     o 11 medical supply distribution centers serving over 1,000 eldercare centers with over 80,000 beds;

     o an integrated pharmacy operation with over $900,000,000 in annualized net revenues, including 79 long-term care pharmacies serving approximately 263,000 institutional beds; 34 community-based pharmacies; and infusion therapy services; and

     o certified rehabilitation agencies providing services through over 600 contracts.

     We also provide diagnostic and hospitality services in selected markets and operate a group purchasing organization.


Where We Operate

     We have concentrated our networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that we principally serve are:

     o  New England Region (Massachusetts/Connecticut/New
        Hampshire/Vermont/Rhode Island);

     o  MidAtlantic Region (Greater Philadelphia/Delaware Valley);

     o  Chesapeake Region (Southern Delaware/Eastern Shore of
        Maryland/Baltimore, Maryland/Washington D.C./Virginia);

     o  Southern Region (Central Florida); and

     o Allegheny Region (West Virginia/Western Pennsylvania/Eastern Ohio/Illinois/Wisconsin).

     We believe that we are the largest operator of eldercare center beds in the states of New Hampshire, Massachusetts, New Jersey, Pennsylvania, Maryland and West Virginia.


Competitive Strengths

     Our eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, we believe we provide cost-effective care management to achieve superior outcomes and return customers to the community. We believe this focus has resulted in:

     o  increased use of specialty medical services,

     o  high occupancy of available beds,

     o  enhanced quality payor mix and

     o  a broader base of repeat customers.

     Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive. Specialty medical services revenues have increased at a compound annual rate of 56% from the fiscal year ended September 30, 1994 to the fiscal year ended September 30, 1998 and comprise 52% of our revenues for the fiscal year ended September 30, 1998.


Our Strategy

     Our long-term growth strategy is to:

     o  enhance our existing eldercare networks,

     o  establish new eldercare networks in contiguous markets and

     o  broaden our array of high margin specialty medical services.

     We will pursue this strategy through internal development and selected acquisitions of, and investments in, eldercare centers and rehabilitation and pharmacy companies, such as the Vitalink Transaction we completed on August 28, 1998 which is discussed in "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Certain Transactions."

     We have undertaken several initiatives to position us to compete in the current healthcare environment. These initiatives include:

     o establishing a strategic division to develop clinical care protocols and monitor the delivery and use of medical care;

     o developing a clinical administration and healthcare management information system;

     o establishing and marketing the Genesis ElderCare brand name, along with other trademarks, and establishing Genesis ElderCare toll-free telephone lines to increase awareness of our eldercare services in the healthcare market;

     o seeking strategic alliances with other healthcare providers to broaden our continuum of care; and

     o creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.


               CORPORATE HISTORY AND PRINCIPAL EXECUTIVE OFFICES

     Our company was incorporated in Pennsylvania in May 1985 as a Pennsylvania corporation. Our principal executive offices are located at 101 East State Street, Kennett Square, Pennsylvania 19348 and our telephone number is (610) 444-6350.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $125,000,000 aggregate principal amount of existing notes for an equal aggregate principal amount of exchange notes. The exchange notes will be our obligations entitled to the benefits of the indenture governing the existing notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that the exchange notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the Registration Rights Agreement, executed as part of the offering of the existing notes, dated December 23, 1998 among the Company and the initial purchasers in the private offering, including NationsBanc Montgomery Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Union Capital Markets, a division of Wheat First Securities, Inc., relating to certain contingent increases in the interest rates provided for pursuant thereto.

Registration Rights
 Agreement................  You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer.......   We are offering to exchange $1,000 principal
                            amount of 9 7/8% Senior Subordinated Notes due 2009 which have been registered under the Securities Act for each $1,000 principal amount of our existing
                            9 7/8% Senior Subordinated Notes due 2009 which were issued in December 1998 in a private offering. In order to be exchanged, an existing note must be properly tendered and accepted. All existing notes that are validly tendered and not validly withdrawn will be exchanged.

                            As of this date there are $125,000,000 principal amount of existing notes outstanding.

                            We will issue registered notes on or promptly after the expiration of the Exchange Offer.

Resale of the
 Exchange Notes...........  Based on an interpretation by the staff of the
                            Commission set forth in no-action letters issued to third parties, we believe that the notes issued in the Exchange Offer will in general be freely tradeable without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                            o you are not an "affiliate" of ours;

                            o you are not a broker-dealer who purchased such
                              existing notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

                            o the notes issued in the Exchange Offer are being
                              acquired in the ordinary course of business; and

                            o you are not participating, do not intend to
                              participate, and have no arrangement or
                              understanding with any person to participate, in the distribution of the notes issued to you in the Exchange Offer.

                            However, if you are an "affiliate" of ours or if you intend to participate in the Exchange Offer for the purpose of distributing the exchange notes:

                            o you will not be able to rely on such
                              interpretations of the staff of the Commission,

                            o you will not be able to tender your existing
                              notes in the Exchange Offer and

                            o you must comply with the registration and
                              prospectus delivery requirements of the
                              Securities Act in connection with any sale or transfer of the existing notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

                            If you transfer any note issued to you in the Exchange Offer without delivering a prospectus meeting the requirement of the Securities Act or without an exemption from registration of your notes for such requirements, you may incur liability under the Securities Act. We do not assume to indemnify you against such liability.

                            Each broker-dealer that is issued notes in the Exchange Offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the notes issued in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the Exchange Offer. We have agreed that we will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales.

Expiration Date..........   The Exchange Offer will expire at 5:00 p.m., New
                            York City time,     , 1999, unless we decide to
                            extend the expiration date.

Accrued Interest on the
 Exchange Notes and the
 Existing Notes ..........  The exchange notes will bear interest from December
                            23, 1998. Holders of existing notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued from December 23, 1998 to the date of the issuance of the exchange notes. Consequently, holders who exchange their existing notes for exchange notes will receive the same interest payment on July 15, 1999 (the first interest payment date with respect to the existing notes and the exchange notes to be issued in the Exchange Offer) that they would have received had they not accepted the Exchange Offer.

Procedures for Tendering
 Existing Notes..........   If you are a holder of a note and you wish to
                            tender your note for exchange pursuant to the Exchange Offer, you must transmit to The Bank of New
                            York, as exchange agent, on or prior to the Expiration Date:

                                                either

                            o a properly completed and duly executed Letter of
                              Transmittal, which accompanies this Prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth on the cover page of the Letter of Transmittal; or

                            o a computer-generated message transmitted by means
                              of DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

                                              and, either

                            o a timely confirmation of book-entry transfer of
                              your outstanding notes into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfers described in this Prospectus under the heading "The Exchange Offer -- Procedure for Tendering," must be received by the Exchange Agent on or prior to the Expiration Date; or

                            o the documents necessary for compliance with the
                              guaranteed delivery procedures described below.

                            By executing the Letter of Transmittal, each holder will represent to us that, among other things, (i) the notes to be issued in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of us.

Special Procedures for
 Beneficial Owners........  If you are the beneficial owner of notes and your name does not appear on a security position listing of DTC as the holder of such notes or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the Exchange Offer, you should contact such person in whose name your notes or registered notes are registered promptly and instruct such person to tender on your behalf. If you are a beneficial holder and wish to tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
 Procedures..............   If you wish to tender your notes and time will not
                            permit your required documents to reach the Exchange
                            Agent by the Expiration Date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this Prospectus under the heading "The Exchange Offer --
                            Guaranteed Delivery Procedure."

Withdrawal Rights........   You may withdraw the tender of your notes at any
                            time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes..........   We will accept for exchange any and all existing
                            notes which are properly tendered in the Exchange
                            Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Certain U.S. Federal
 Income Tax
 Consequences............   The exchange of the notes will generally not be a
                            taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of Proceeds..........   We will not receive any proceeds from the issuance
                            of notes pursuant to the Exchange Offer. We will pay all expenses incident to the Exchange Offer.

Exchange Agent...........   The Bank of New York is serving as exchange agent
                            in connection with the Exchange Offer. The Exchange
                            Agent can be reached at its Reorganization Section, 101 Barclay Street, Floor 7E, New York, NY 10286.
                            For more information with respect to the Exchange
                            Offer, the telephone number for the Exchange Agent is (212) 815-3738 and the facsimile number for the Exchange Agent is (212) 815-6339.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES


Notes Offered............   $125,000,000 aggregate principal amount of 9 7/8%
                            Senior Subordinated Notes due 2009.


Maturity Date............   January 15, 2009.


Interest Payments Dates...  January 15 and July 15 of each year, commencing
                            July 15, 1999.


Ranking..................   The notes:

                            o will be unsecured senior subordinated obligations
                              and will be subordinated to all our existing and future Senior Indebtedness, including our credit facility and currently outstanding 9 1/4% mortgage bonds due 2007,

                            o will rank equally with all our other existing and
                              future senior subordinated indebtedness, including our currently outstanding 9 3/4% senior subordinated notes due 2005 and 9 1/4% senior subordinated notes due 2006,

                            o will rank senior to all our Subordinated
                              Indebtedness, and

                            o effectively will rank junior to all liabilities
                              of our subsidiaries.

                            The terms "Senior Indebtedness" and "Subordinated Indebtedness" are defined in the "Description of the Exchange Notes --Subordination" and "Description of the Exchange Notes -- Certain Definitions" sections of this Prospectus.

                            As of September 30, 1998, after giving pro forma effect to the offering of the existing notes and our use of the net proceeds from the offering, we would have had $976,576,000 of Senior Indebtedness outstanding and $365,200,000 of senior subordinated indebtedness outstanding and our subsidiaries would have $140,454,000 indebtedness outstanding.


Optional Redemption......   We may redeem the notes, in whole or in part, in
                            cash, at any time on or after January 15, 2004, at the redemption prices set forth in this Prospectus.


Public Equity Offering
 Optional Redemption.....   Before January 15, 2002, we may redeem up to 35%
                            of the aggregate principal amount of the notes with the net proceeds of a public equity offering at 109.875% of the principal amount thereof, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption. See
                            "Description of the Exchange Notes --Optional
                            Redemption."


Change of Control........   Upon certain change of control events, each holder
                            of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. See "Description of the Exchange Notes --
                            Certain Definitions" for the definition of a Change of Control.

Certain Covenants........   The indenture governing the notes will contain
                            covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

                            o incur additional indebtedness,

                            o pay dividends on, redeem or repurchase our
                              capital stock,

                            o make investments,

                            o issue or sell capital stock of our subsidiaries,

                            o engage in transactions with affiliates,

                            o sell assets,

                            o create certain liens,

                            o incur additional senior subordinated
                              indebtedness,

                            o guarantee indebtedness,

                            o restrict dividend or other payments to us, and

                            o consolidate, merge or transfer all or
                              substantially all our assets and the assets of our subsidiaries on a consolidated basis.

                            These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Exchange Notes" in this Prospectus.

Lack of a Public Market...  There currently is no public trading market for the notes. Although the Initial Purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue making a market at any time without notice. Accordingly, there can be no assurance that an active or liquid trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

Exchange Offer, Registration
 Rights..................   Under a registration rights agreement executed as
                            part of the offering of the existing notes, we have agreed to use our best efforts to:

                            o file a registration statement by February 6, 1999
                              enabling note holders to exchange the privately placed notes for publicly registered notes with identical terms,

                            o cause the registration statement to become
                              effective by April 22, 1999,

                            o consummate the exchange offer by May 22, 1999,
                              and

                            o file a shelf registration statement for the
                              resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

                            The interest rate on the notes will increase if we do not comply with our obligations under the registration rights agreement. See "The Exchange Offer."


                                 RISK FACTORS

     See "Risk Factors" immediately following this summary for a discussion of certain factors which you should consider in evaluating your investment in the notes to be issued in the Exchange Offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (In thousands, except ratio and operating data)


     The summary consolidated statement of operations data, other financial data and balance sheet data presented below for, and as of, each of the years in the five-year period ended September 30, 1998 have been derived from the Consolidated Financial Statements of Genesis, including the notes thereto, which have been audited by KPMG LLP, independent certified public accountants. The information set forth below should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of Genesis, including the notes thereto, appearing elsewhere in this Prospectus.



                                                   Year Ended September 30,
                                          -------------------------------------------
                                               1994           1995           1996
                                          -------------  -------------  -------------
Statement of Operations Data:
Net revenue ............................    $ 388,616      $ 486,393      $ 671,469
Operating expenses .....................      319,243        393,140        543,200
Depreciation and amortization ..........       14,982         18,793         25,374
Lease expense ..........................       11,376         13,798         18,638
Interest expense, net ..................       15,305         20,366         24,926
Earnings (loss) before extraordinary
 items, equity in income of
 unconsolidated affiliates, and
 cumulative effect of change in
 accounting principle ..................       17,691         25,531         37,169
Net income (loss) available to
 common shareholders ...................    $  17,673      $  23,608      $  37,169
Other Financial Data:
EBITDAR (1) ............................    $  69,373      $  93,253      $ 128,269
EBITDA (2) .............................       57,997         79,455        109,631
Capital expenditures ...................       18,784         24,719         38,645
Ratio of EBITDAR to interest
 expense plus lease expense ............          2.6x           2.7x           2.9x
Ratio of EBITDA to interest
 expense ...............................          3.8x           3.9x           4.4x
Ratio of earnings to fixed charges
 (3) ...................................          2.0x           2.2x           2.3x
Operating Data:
Payor mix (as a percent of patient
 service revenue):
 Private pay and other .................           41%            38%            39%
 Medicare ..............................           16%            21%            25%
 Medicaid ..............................           43%            41%            36%
Revenue mix:
Basic healthcare services ..............           62%            57%            52%
Specialty medical services .............           32%            37%            43%
Management services and other, net                  6%             6%             5%
Average owned/leased health center
 beds ..................................        7,530          8,268          9,429
Occupancy percentage ...................         91.9%          91.9%          92.6%
Specialty medical revenue per
 patient day -- eldercare
 centers ...............................      $ 17.80        $ 25.06        $ 29.94
Average managed health center
 beds ..................................        9,992         10,374          5,030
Balance Sheet Data (at period
 end):



                                                               Year Ended September 30,
                                          ------------------------------------------------------------------
                                                1997                             1998
                                          ---------------  -------------------------------------------------
                                                                                               Pro Forma,
                                                               Actual      Pro Forma (4)    As Adjusted (5)
                                                           -------------  ---------------  -----------------
Statement of Operations Data:
Net revenue ............................    $ 1,099,823     $1,405,305      $1,878,622        $1,878,622
Operating expenses .....................        914,955      1,270,615       1,671,848         1,671,848
Depreciation and amortization ..........         41,946         52,385          72,259            72,259
Lease expense ..........................         28,587         31,182          30,908            30,908
Interest expense, net ..................         39,103         82,088         113,779           116,531
Earnings (loss) before extraordinary
 items, equity in income of
 unconsolidated affiliates, and
 cumulative effect of change in
 accounting principle ..................         48,144        (22,807)        (10,172)          (12,924)
Net income (loss) available to
 common shareholders ...................    $    47,591     $  (25,900)     $  (31,068)       $  (32,802)
Other Financial Data:
EBITDAR (1) ............................    $   199,868     $  250,195      $  322,279        $  322,279
EBITDA (2) .............................        171,281        219,013         291,371           291,371
Capital expenditures ...................         61,102         56,663          67,498            67,498
Ratio of EBITDAR to interest
 expense plus lease expense ............            3.0x           2.2x            2.2x              2.2x
Ratio of EBITDA to interest
 expense ...............................            4.3x           2.7x            2.6x              2.5x
Ratio of earnings to fixed charges
 (3) ...................................            2.1x           1.7x            1.6x              1.6x
Operating Data:
Payor mix (as a percent of patient
 service revenue):
 Private pay and other .................             39%            45%             49%               49%
 Medicare ..............................             24%            20%             16%               16%
 Medicaid ..............................             37%            35%             35%               35%
Revenue mix:
Basic healthcare services ..............             50%            40%             30%               30%
Specialty medical services .............             46%            52%             64%               64%
Management services and other, net                    4%             8%              6%                6%
Average owned/leased health center
 beds ..................................         15,132         15,137          15,137            15,137
Occupancy percentage ...................           91.0%          91.5%           91.5%             91.5%
Specialty medical revenue per
 patient day -- eldercare
 centers ...............................     $    33.84       $  37.57        $  37.57          $  37.57
Average managed health center
 beds ..................................          6,101         24,234          24,234            24,234
Balance Sheet Data (at period
 end):



                                      September 30, 1998
                                 -----------------------------
                                                 Pro Forma, As
                                    Actual       Adjusted (6)
                                 ------------   --------------
                                          (Unaudited)
Working capital ..............    $  305,718      $  309,288
Total assets .................     2,627,368       2,627,668
Long-term debt ...............     1,358,595       1,362,465
Shareholders' equity .........       875,072         875,072

-------------
(1) EBITDAR represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items, rental expense, debenture conversion expense and a $15,000 non-cash impairment charge occuring in 1997 and a $115,505 non-cash impairment charge occuring in 1998. EBITDAR should not be considered an alternative measure of the Company's net income, operating performances, cash flow or liquidity. It is included herein to provide additional information related to the Company's ability to service debt.

(2) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, extraordinary items, debenture conversion expense a $15,000 non-cash impairment charge occuring in 1997 and a $115,505 non-cash impairment charge occuring in 1998. EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. It is included herein to provide additional information related to the Company's ability to service debt. The Indenture contains certain covenants that utilize a Consolidated Fixed Charge Coverage Ratio calculation that is based upon EBITDA. See "Description of the Notes" for a description of such covenants.

(3) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on all indebtedness, debenture conversion expense, preferred stock dividends, amortization of debt discount and expenses, and that portion of rental expense that the Company believes to be representative of the interest factor. Fixed charges related to approximately $14,200 of debt guaranteed by the Company have not been included in the computation of the ratio. The definition of fixed charges used in this calculation differs from that used in the Fixed Charge Coverage Ratio covenants contained in the Indenture.

(4) Gives effect to the Vitalink Transaction (as defined), the Multicare Transaction (as defined), the Therapy Purchase (as defined) and the Pharmacy Purchase (as defined) as if they had occurred at the beginning of the period presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions" and the Pro Forma Condensed Consolidated Financial Statements, appearing elsewhere in this Prospectus.

(5) Gives effect to the Vitalink Transaction, the Multicare Transaction, the Therapy Purchase and the Pharmacy Purchase, the Offering (as defined) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" as if they had occurred at the beginning of the period presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions" and the Pro Forma Condensed Consolidated Financial Statements, appearing elsewhere in this Prospectus.

(6) Gives effect to the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" as if they had occurred on September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions" and the Pro Forma Condensed Consolidated Financial Statements, appearing elsewhere in this Prospectus.

                                 RISK FACTORS


     An investment in the registered notes to be issued pursuant to this Prospectus (the "Exchange Notes") in exchange for the existing notes ("Existing Notes") is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions cross-referenced to the body of the Prospectus and the other matters described in this Prospectus, in evaluating this investment. The term "Note" or "Notes" includes the Existing Notes and the Exchange Notes.


Substantial Leverage and Debt Service Obligations


     We are highly leveraged. Although our aggregate indebtedness for borrowed money before and after the Offering remained substantially the same, interest expense has increased. As of September 30, 1998, on a pro forma as adjusted basis after giving effect to the offering of the Existing Notes (the "Offering") and the use of proceeds from the Offering, we would have had approximately $1,362,465,000 of long-term indebtedness which would have represented 61% of our total capitalization. In addition, we may incur additional debt in the future, although we will be limited in the amount we could incur by our existing and future debt agreements.

     Our high level of indebtness could have important consequences to Note holders, such as:


         (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired;


         (ii) a substantial portion of our cash flow from operations will be used to pay principal and interest on our indebtedness and will not be available for our operations;


         (iii) our operating flexibility is limited by covenants contained in the Indenture and the Credit Facility which limit our ability to incur additional indebtedness and enter into sale and leaseback transactions or other loans, investments or guarantees, the creation of liens, the payment of dividends and sales of assets, and which set forth minimum net worth requirements;


         (iv) our leveraged position may increase our vulnerability to economic downturns and adverse business and economic conditions and may limit our ability to pursue other business opportunities, to finance our future operations or capital needs, and to implement our business strategy; and


         (v) we borrow under the Credit Facility (as defined) at variable rates of interest which exposes us to the risk of greater interest rates. See "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Exchange Notes."


     We expect to pay principal and interest on our indebtedness from cash flow from operations. Our ability to make scheduled payments of principal and interest on or to refinance our indebtedness (including the Notes) depends on the future performance of our business which will be subject to many factors. Certain of these factors are beyond our control, such as prevailing economic conditions. We cannot assure you that cash flow from operations will be sufficient to enable us to service our debt and meet our other obligations. If such cash flow is insufficient, we may be required to refinance all or a portion of our existing debt, including the Notes, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. We also have significant long-term operating lease obligations with respect to certain of our eldercare centers.


Restrictions Imposed by Terms of Indebtedness


     The Indenture and the Credit Facility contain many financial and operating covenants that significantly limit our ability to, among other things, incur additional debt, grant or create liens upon assets, pay dividends, redeem capital stock or prepay certain subordinated indebtedness or enter into sale leaseback transactions or other loans, investments or guarantees. See "Description of the Exchange Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Credit Facility also requires us to meet certain financial ratios and other tests. A breach of any of these restrictions or covenants could cause a default of the Credit Facility or the Indenture which could cause a default under other indebtness. A significant portion of our indebtedness then may become immediately due and payable and the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes.


Ranking


     The Notes:


     o will be unsecured senior subordinated obligations and will be subordinated to all our existing and future Senior Indebtedness, including the Credit Facility and currently outstanding 9 1/4% First Mortgage Bonds Series A due 2007 ("9 1/4% Mortgage Bonds"),


     o will rank equally with all our other existing and future senior subordinated indebtedness, including our currently outstanding 9 3/4% Senior Subordinated Notes due 2005 ("9 3/4% Notes") and 9 1/4% Senior Subordinated Notes due 2006 ("9 1/4% Notes"),


     o  will rank senior to all our subordinated indebtedness, and


     o  effectively will rank junior to all liabilities of our subsidiaries.


     As of September 30, 1998, on a pro forma as adjusted basis after giving effect to the Offering and our use of the net proceeds from the Offering, the aggregate amount of Senior Indebtedness would have been approximately $1,426,382,000, (which includes approximately $1,362,485,000 of indebtedness, approximately $30,880,000 of lease obligations of subsidiaries, approximately $14,195,000 of indebtedness of other persons, all of which are guaranteed by us, and approximately $18,822,000 of letters of credit issued under our Credit Facility primarily related to our self-insurance programs) and, as of such date, the aggregate amount of liabilities of our subsidiaries, which consist primarily of trade payables and accrued compensation, was approximately $140,454,000. As of September 30, 1998, there were also outstanding $21,939,000 principal amount of our 9 1/4% Mortgage Bonds and $120,000,000 principal amount of our 9 3/4% Notes and $125,000,000 principal amount of our 9 1/4% Notes.


     The Credit Facility is secured by the stock and partnership interests in substantially all our subsidiaries, and substantially all of our subsidiaries are co-obligors of the Credit Facility.


     In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the Notes only after all payments had been made on our Senior Indebtedness. We cannot assure you that sufficient assets will remain to make any payments on the Notes. In addition, certain events of default under our Senior Indebtedness would prohibit us from making any payments on the Notes.

Notes Are Unsecured

     In addition to being subordinate to all of our senior indebtedness, the Notes will not be secured by any of our assets. Our obligations under our Credit Facility and certain other indebtedness are secured by substantially all the stock and partnership interests in our subsidiaries. If we became insolvent or are liquidated, or if payment under such indebtedness is accelerated, those lenders would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, those lenders will have a claim on such assets before the holders of these Notes. Further, subordination provisions governing the Notes require payments to be made first to lenders of senior indebtedness before the holders of these Notes, whether or not such lenders are secured or unsecured. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Exchange Notes" and the notes to the Company's Consolidated Financial Statements.


Risk of Adverse Effect of Healthcare Reform; Medicare Prospective Payment
System


     In recent years, a number of laws have been enacted that have effected major changes in the health care system, both nationally and at the state level. The Balanced Budget Act of 1997 (the "Balanced Budget Act"), signed into law on August 5, 1997, seeks to achieve a balanced federal budget, by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandated establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities ("SNFs") under which facilities will be paid a federal per diem rate for most covered nursing facility services (including pharmaceuticals).

     Pursuant to the Balanced Budget Act, commencing with cost reporting periods beginning on July 1, 1998, PPS began to be phased in for skilled nursing facilities at a per diem rate for all covered Part A skilled nursing facility services as well as many services for which payment may be made under Part B when a beneficiary who is a resident of a skilled nursing facility receives covered skilled nursing facility care. The consolidated per diem rate is adjusted based upon the beneficiary's resource utilization group ("RUG") which relates to the patient's diagnosis. In addition to covering skilled nursing facility services, this consolidated payment will also cover rehabilitation and non-rehabilitation ancillary services. Physician services, certain nurse practitioner and physician assistant services, among others, are not included in the per diem rate. For the first three cost reporting periods beginning on or after July 1, 1998, the per diem rate will be based on a blend of a facility-specific rate and a federal per diem rate. In subsequent periods, and for facilities first receiving payments for Medicare services on or after October 1, 1995, the federal per diem rate will be used without any facility specific blending.

     The Balanced Budget Act requires consolidated billing for skilled nursing facilities. Under the Balanced Budget Act, the skilled nursing facility must submit all Medicare claims for Part A and Part B services received by its residents on a consolidated bill with the exception of physician, nursing, physician assistant and certain related services, even if such services were provided by outside suppliers. Medicare will pay the skilled nursing facilities directly for all services on the consolidated bill and outside suppliers of services to residents of the skilled nursing facilities must collect payment from the skilled nursing facility. Although consolidated billing was scheduled to begin July 1, 1998 for all services, it has been delayed until further notice for beneficiaries in a Medicare Part A stay in a skilled nursing facility not yet using PPS and for the Medicare Part B stay. There can be no assurance that we will be able to provide skilled nursing services at a cost below the established Medicare level.


     Congress continues to focus on efforts to curb the growth of federal spending on health care programs such as Medicare and Medicaid through changes in the payment methodology such as PPS. Congress' efforts have not been limited to skilled nursing facilities, but have and will most likely include other industry services. For example, the Balanced Budget Act also required that a prospective payment system for home health services be implemented.


     Effective April 10, 1998, regulations were adopted by the Health Care Financing Administration, which revise the methodology for determining the reasonable cost for contract therapy services, including physical therapy, respiratory therapy, occupational therapy and speech language pathology. Under the regulations, the reasonable costs for contract therapy services are limited to geographically-adjusted salary equivalency guidelines. However, the revised salary equivalency guidelines will no longer apply when the PPS system applicable to the particular setting for contract therapy services (e.g., skilled nursing facilities, home health agencies, etc.) goes into effect.


     The Balanced Budget Act also repealed the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. The Boren Amendment required Medicaid payments to certain health care providers to be reasonable and adequate in order to cover the costs of efficiently and economically operated healthcare facilities. States must now use a public notice and comment period in order to determine rates and provide interested parties a reasonable opportunity to comment on proposed rates and the justification for and the methodology used in calculating such rates. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities and pharmacies or that payments to nursing facilities and pharmacies will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facilities and institutional pharmacy services, no assurances can be given that these projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. We anticipate that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies.


     In July 1998, the Clinton Administration issued a new initiative to promote the quality of care in nursing homes. This initiative includes, but is not limited to, (i) increased enforcement of nursing home safety and quality regulations; (ii) increased federal oversight of state inspections of nursing homes; (iii) prosecution of egregious violations of regulations governing nursing homes; (iv) the publication of nursing home survey results on the Internet; and (v) continuation of the development of the Minimum Data Set ("MDS"), a national automated clinical data system. Accordingly, with this new initiative, it may become more difficult for eldercare facilities to maintain licensing and certification. We may experience increased costs in connection with maintaining its licenses and certifications as well as increased enforcement actions. In addition, beginning January 1, 1999, outpatient therapy services furnished by a skilled nursing facility to a resident not under a covered Part A stay or to non-residents who receive outpatient rehabilitation services will be paid according to the Medicare Physician Fee Schedule.


     While we have prepared certain estimates of the impact of PPS, it is not possible to fully quantify the effect of the recent legislation, the interpretation or administration of such legislation or any other governmental initiatives on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Accordingly, there can be no assurance that the impact of PPS will not be greater than estimated or that these legislative changes or any future healthcare legislation will not adversely affect our business.


Regulation


     The federal government and all states in which we operate regulate various aspects of our business. In particular, the development and operation of eldercare centers and the provision of healthcare services are subject to federal, state and local laws relating to the delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Eldercare centers and other providers of healthcare services, including pharmacies, are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law and, to the extent applicable, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program and the ability to participate in other third party programs. We are also subject to inspection regarding record keeping and inventory control. The failure to obtain or renew any required regulatory approvals or licenses by a provider could result in actions such as, but not limited to, where applicable, the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients to facilities, suspension or decertification from the Medicaid or Medicare program, restrictions on the ability to acquire new providers or expand existing providers and, in extreme cases, revocation of the facility's license or closure of a facility. There can be no assurance that the facilities or providers owned, leased or managed by us, or the provision of services and supplies by us, will meet or continue to meet the requirements for participation in the Medicaid or Medicare programs or that state licensing authorities will not adopt changes or new interpretations of existing laws that would adversely affect us.

     Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions and determine that a need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. To the extent that Certificates of Need or other similar approvals are required for expansion of our operations, either through center or provider acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals. In addition, in most states the reduction of beds or the closure of a facility requires the approval of the appropriate state regulatory agency and if we were to reduce beds or close a facility, we could be adversely impacted by a failure to obtain or a delay in obtaining such approval.

     We are also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislations" which prohibit, with limited exceptions, the referral of patients for certain services, including home health services, physical therapy and occupational therapy, by a physician to an entity in which the physician has a financial interest and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any goods, facility services or items for which payment can be made under Medicare and Medicaid. We are also subject to laws applicable to federal government contracts generally, such as the False Claims Act, which establishes liability for anyone making false statements to get a claim paid by the federal government. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued recent fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities; accordingly, these areas may come under closer scrutiny by the government. See "Business -- Governmental Regulation." Furthermore, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, we have sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

     In the ordinary course of business, our and other providers' facilities receive notices that we have failed to comply with various regulatory requirements. From time to time, such failure to comply has resulted in various penalties against certain providers and us. These penalties have included, but have not been limited to, monetary fines, temporary bans on the admission of new patients, decertifications, and the placement of restrictions on our ability to obtain or transfer Certificates of Need in certain states. Additionally, actions taken against one provider may subject eldercare centers under common control or ownership to adverse measures, including loss of licensure, loss of eligibility to participate in reimbursement programs and inability to expand or acquire new centers. There can be no assurance that future actions by state regulators will not result in penalties or sanctions which could have a material adverse effect on us.


Dependence on Reimbursement by Third Party Payors

     For the years ended September 30, 1996, 1997, and 1998, we, respectively, derived approximately [39%, 39% and 45%] of our patient service revenue from private pay sources, [25%, 24% and 20%] from Medicare and [36%, 37% and 35%] from various state Medicaid agencies. Both governmental and private third party payors have employed cost containment measures designed to limit payments made to healthcare providers such as us. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of PPS under Medicare, the repeal of the Boren Amendment requiring Medicaid payments to be reasonable and adequate, and coverage and duration criteria which limit the services which will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to us for our services. There can be no assurance that payments under governmental and private third party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the revenue reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled. The majority of the third party payor balances are settled within two or three years following the provision of services. Our financial condition and results of operations may also be affected by the timing of reimbursement payments and rate adjustments from third party payors. In addition, there can be no assurance that centers owned, leased or managed by us, or the provision of services and supplies by us, now or in the future will initially meet or continue to meet the requirements for participation in such programs. We could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. In an attempt to limit the federal budget deficit, there have been, and we expect that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. In certain states there have been actions taken or proposals made to eliminate the distinction in Medicaid payment for skilled versus intermediate care services and to establish a case mix prospective payment system pursuant to which the payment to a facility for a patient is based upon the patient's condition and need for services. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. See "Business -- Revenue Sources."

     Managed care organizations and other third party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate us as a preferred provider and/or engage our competitors as a preferred or exclusive provider, our business could be materially adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements.

     For certain specialty medical services covered by the Medicare program, we have historically been reimbursed for our direct costs plus an allocation of indirect costs up to a regional limit. As we expand our specialty medical services, the costs of care for these services are expected to exceed the regional reimbursement limits. As a result, we have submitted and will be required to submit further exception requests to recover the excess costs from Medicare. There is no assurance we will be able to recover such excess costs under pending or any future requests. The failure to recover these excess costs in the future will adversely affect our financial position and results of operations. When PPS is fully implemented, we will no longer be reimbursed on a cost basis under the Medicare program.

     We are subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Such payment agencies could seek to require us to repay any overcharges or amounts billed in violations of program requirements, or could make deductions from future amounts due to us. Such agencies could also impose fines, criminal penalties or program exclusions. Private pay sources also reserve rights to conduct audits and make monetary adjustments. See "-- Risk of Adverse Effect of Healthcare Reform; Medicare Prospective Payment System" and "-- Regulation."

Competition


     The healthcare industry is highly competitive. We compete with a variety of other companies in providing eldercare services. Certain competing companies have greater financial and other resources than we do and may be more established in their respective communities than we are. Competing companies may offer newer or different centers or services than we do and may thereby attract our customers away from us.


     As a result of the Vitalink Transaction, HCR-Manor Care, a publicly traded owner of eldercare centers that competes with us in certain markets, owns 586,240 shares of our preferred stock which are convertible at the option of the holder into approximately 7,880,000 shares of our common stock. Pursuant to the Vitalink Service Contracts (as defined), our NeighborCare pharmacy operations provides services to HCR-Manor Care constituting approximately ten percent of the net revenues of NeighborCare. See "Business -- Competition." The terms "Vitalink Transaction," "HCR-Manor Care," "Vitalink Service Contracts," and "NeighborCare" are defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions."


Risks Associated with Acquisitions


     We have recently acquired several eldercare businesses. There can be no assurance that we will be able to achieve expected operating and economic efficiencies from these or future acquisitions or that such acquisitions will not adversely affect our results of operations or financial condition. In addition, there can be no assurance that we will be able to find suitable businesses to buy in the future, buy them on favorable terms or successfully integrate them with our operations. If we acquire additional businesses, we will probably have to incur or assume additional debt.


Year 2000 Compliance


     Our failure or the failure of third parties to be fully Year 2000 compliant for essential systems and equipment by January 1, 2000 could interrupt our normal business operations. Our potential risks include (i) the inability to deliver patient care related services in our facilities and/or in non-affiliated facilities, (ii) the delayed receipt of reimbursement from the federal or state governments, private payors or intermediaries, (iii) the failure of security systems, elevators, heating systems or other operational systems and equipment at our facilities and (iv) the inability to receive critical equipment and supplies from vendors. Each of these events could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


Change in Control


     Upon certain Change in Control events, each holder of the Notes may require us to repurchase all or a portion of its Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest. Certain Change in Control events would constitute a default under the Credit Facility and would require us to offer to redeem (i) the $21,939,000 principal amount of the 91/4% Mortgage Bonds which rank senior in right of payment to the Notes, (ii) the $120,000,000 principal amount of the 93/4% Notes which rank equally in right of payment to the Notes, and (iii) the $125,000,000 principal amount of the 91/4% Notes which rank equally in right of payment to the Notes. Future Indebtedness we incur may also limit our ability to repurchase the Notes upon a Change in Control or require us to offer to redeem such indebtedness upon a Change in Control. Moreover, the exercise by the holders of the Notes of this repurchase right could cause a default under such indebtedness, even if the Change in Control does not cause a default, due to the financial effect of such purchase on the Company. Finally, there can be no guarantee we will have enough funds to repurchase all the Notes. Currently, we believe we would not have enough funds to repurchase the Notes. Even if enough sufficient funds were available, the terms of the Credit Facility generally prohibit our prepayment of the Notes prior to their scheduled maturity. Consequently, if we are not able to prepay amounts outstanding under the Credit Facility and other Senior Indebtedness or obtain requisite consents, we will be unable to fulfill our repurchase obligations and therefore cause a default under the Indenture. Furthermore, the Change in Control provisions may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.


Fraudulent Conveyance

     Various fraudulent conveyance laws have been passed for the protection of creditors. These laws may be applied by a court to subordinate or avoid the Notes in favor of our other existing or future creditors. If a court in a lawsuit on behalf of one of our unpaid creditors or a representative of one of our creditors were to find that, at the time we issued the Notes, we: (i) intended to hinder, delay or defraud any existing or future creditor or considered insolvency with the intent to favor one or more creditors over others; or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes and were insolvent at the time we issued the Notes, were made insolvent by issuing the Notes, were engaged or about to engage in a business or transaction for which our remaining assets would be unreasonably small to carry on our business or intended to take on, or believed that we would take on, more debts than we could pay, such court could void our obligations under the Notes recover payments made to the Note holders and/or subordinate the claims of the Note holders to claims of our other creditors.

     We believe that the Notes are being incurred for proper purposes and that we received reasonally equivalent value. Based on present projections, asset valuations and other financial information, we also believe we are solvent, will continue to be solvent after giving effect to the issuance of the Notes, will have enough capital for carrying on our business after the issuance of the Notes and will be able to pay our debts as they mature. See "-- Substantial Leverage and Debt Service; Restriction on Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     For purposes of the foregoing, the measure of insolvency will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent if the sum of the company's debts is greater than all of the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance as to what standards a court would apply to determine whether our company was solvent at the relevant time, or whether, whatever standard was applied, the Notes would not be voided on another of the grounds set forth above.


OID Consequences

     The Existing Notes were issued at an original issue discount ("OID") for federal income tax purposes. The Exchange Notes will be a continuation of the Existing Notes for federal income tax purposes. Consequently, holders of the Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.


Unmatured Interest

     If a bankruptcy case is commenced by or against us under federal bankruptcy law after the issuance of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (a) the initial public offering price of the Notes and (b) that portion of the OID which is not deemed to constitute "unmatured interest" for purposes of federal bankruptcy law. Any OID that was not authorized as of any such bankruptcy filing would constitute "unmatured interest."


Lack of Public Market

     The Existing Notes currently are owned by a relatively small number of beneficial owners. The Existing Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes generally will be permitted to be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, we do not intend to list the Exchange Notes on any national securities exchange or to apply for quotation on National Association of Securities Dealers Automated Quotation System. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Although the Initial Purchasers have informed us that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue making a market at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, there can be no assurance that an active or liquid market will develop for the Exchange Notes.

     Purusant to the Registration Rights Agreement, we are required to consummate the Exchange Offer for the Existing Notes or file the Shelf Registration Statement covering resales of the Existing Notes within 150 days following the original issuance of the Existing Notes. Until we perform our obligations under the Registration Rights Agreement, the Existing Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.


Exchange Offer Procedures

     Issuance of Exchange Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after we timely receive the Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your Existing Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. We are under no duty to notify you of defects or irregularities with respect to your tender. After the Exchange Offer, Existing Notes that are not tendered or are tendered but not accepted will continue to be subject to existing transfer restrictions, and the registration rights under the Registration Rights Agreement will terminate. In addition, if you participate in the Exchange Offer for the purpose of distributing the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "--Consequences of the Exchange Offer on Non-Tendering Holders of the Existing Notes."


Consequences of the Exchange Offer on Non-Tendering Holders of the Existing
   Notes

     We intend for the Exchange Offer to satisfy our registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, we do not intend to file further registration statements for the sale or other disposition of Existing Notes. Consequently, following completion of the Exchange Offer, holders of Existing Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Existing Notes.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the Exchange Offer. The Company used approximately $59,949,875 of the net proceeds of the Offering to repay portions of the Tranche A, Tranche B and Tranche C term loan components of the Third Amended and Restated Credit Agreement, dated October 9, 1997, as first amended on March 5, 1998, as second amended on August 28, 1998, and as third amended on December 15, 1998 (the "Credit Facility"), with Mellon Bank, N.A., Citibank USA, Inc., First Union National Bank and NationsBank, N.A., as agents, which had outstanding principal balances of $154,600,000, $174,300,000 and $173,450,000, respectively, at December 9, 1998. The Company also used approximately $59,949,875 of the net proceeds of the Offering to repay a portion of the revolving credit component of the Credit Facility, which had an outstanding principal balance of $582,450,000 at December 9, 1998. The term loan and revolving credit components of the Credit Facility bear interest at variable rates, currently equalling approximately 7.75% and 7.25%, respectively. The Tranche A, Tranche B and Tranche C term loans mature in September 2003, September 2004 and January 2005, respectively. The revolving credit component of the Credit Facility matures in September 2003. The cash portion of the consideration paid by the Company in the Vitalink Transaction was funded through the Credit Facility. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998: (i) on an actual basis and (ii) on a pro forma as adjusted basis after giving effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds" and "Selected Historical Consolidated Financial Data," including the related notes thereto, and the Company's Pro Forma Condensed Consolidated Financial Statements, including the related notes thereto, included elsewhere in this Prospectus.




                                                                                 September 30, 1998
                                                                          --------------------------------
                                                                                              Pro Forma,
                                                                              Actual        As Adjusted(1)
                                                                          --------------   ---------------
                                                                                   (in thousands)
Cash and cash equivalents .............................................     $    4,902       $    4,902
                                                                            ==========       ===========
Current installment of long-term debt .................................     $   49,712       $   49,712
                                                                            ==========       ===========
Long-term debt, less current maturities:
 Senior long-term debt(2) .............................................      1,092,906          976,576
 9 1/4% Mortgage Bonds ................................................         20,689           20,689
 9 1/4% Senior Subordinated Notes due 2006 ............................        120,000          120,000
 9 3/4% Senior Subordinated Notes due 2005 ............................        125,000          125,000
 9 7/8% Senior Subordinated Notes due 2009 ............................             --          120,200(4)
                                                                            ----------       ------------
   Total long-term debt ...............................................      1,358,595        1,362,465
Shareholders' equity:
 Series G Preferred Stock(3) ..........................................              6                6
 Common Stock, $.02 par value, 60,000,000 shares authorized;
   35,225,731 shares issued and 35,180,130 shares outstanding .........            704              704
 Additional paid-in capital ...........................................        749,491          749,491
 Retained earnings ....................................................        124,430          124,430
 Net unrealized gain on marketable securities .........................            684              684
 Treasury stock, at cost ..............................................           (243)            (243)
                                                                            ----------       ------------
 Total shareholders' equity ...........................................        875,072          875,072
                                                                            ----------       ------------
   Total capitalization ...............................................     $2,233,667       $2,237,537
                                                                            ==========       ============


------------
(1) As described under "Use of Proceeds," the Company used the net proceeds of the Offering to repay a portion of the term loan components and the revolving credit component of the Credit Facility.
(2) As of September 30, 1998, the Company had $1,033,000,000 outstanding under its Credit Facility with the ability to borrow approximately an additional $143,677,025 under the revolving credit portion of the Credit Facility. Upon consummation of the Offering and the use of proceeds therefrom, the Company had approximately $203,626,900 available under the revolving credit portion of the Credit Facility.
(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Transactions" for a discussion of the terms of the Company's Series G Preferred Stock.
(4) Net of remaining original issue discount of $4,800,000.

                              THE EXCHANGE OFFER



Purpose and Effect of the Exchange Offer


     The Existing Notes were originally sold by the Company on December 23, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the closing under the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed, for the benefit of the holders of the Existing Notes, at the Company's cost, among other things, to use its best efforts to (i) file within 45 days, and cause to become effective within 120 days, of the date of the original issuance of the Existing Notes, a registration statement on Form S-4 (the "Exchange Offer Registration Statement") which term shall encompass all amendments, exhibits, annexes and schedules thereto and of which this Prospectus is a part and (ii) cause the Exchange Offer to be consummated within 150 days of the original issuance of the Existing Notes. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for the Existing Notes.


     The Company will keep the Exchange Offer open until the Expiration Date. For each Existing Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the tendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Existing
Note in exchange therefor or, if no interest has been paid on such Existing Note, from the date of the original issuance of the Existing Note.


     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties and subject to the immediately following sentence, the Company believes that the Exchange Notes would in general be freely tradeable after the Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Existing Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes unless such sale or transfer is made pursuant to an exemption from such requirements.


     Each holder of the Existing Notes (other than certain specified holders) who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company,
(ii) it is not a broker-dealer tendering Existing Notes acquired directly from the Company or if it is such a broker-dealer, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iv) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Existing Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes), with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons subject to similar prospectus delivery requirements, if any, to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes; provided, however, that the Company is only required to use its best efforts to maintain the effectiveness of the Exchange Offer Registration Statement for a period of 150 days following the closing of the Exchange Offer.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 150 days following the date of original issue of the Existing Notes, or if any holder of the Existing Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, the Company will, at its cost, use its best efforts to (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Existing Notes, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act by the 150th day after the original issue of the Existing Notes and (c) keep continuously effective the Shelf Registration Statement until two years after the date of original issue of the Existing Notes (or until one year after the effective date of the Shelf Registration Statement if such Shelf Registration Statement is filed at the request of any Initial Purchaser under certain circumstances) or until such shorter period when all the Existing Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for resale pursuant to Rule 144 under the Securities Act without volume limitations. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Existing Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A holder of Existing Notes that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th day following the date of original issue of the Existing Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the date of original issue of the Existing Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Existing Notes is not declared effective on or prior to the 150th day following the date of original issue of the Existing Notes, the interest rate borne by the Existing Notes shall be increased by one-quarter of one percent per annum following such 45-day period in the case of clause (i) above, following such 120-day period in the case of clause (ii) above or following such 150-day period in the case of clause (iii) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue. The aggregate amount of such increase from the original interest rate pursuant to those provisions will in no event exceed one percent. Upon (x) the filing of the Exchange Offer Registration Statement after the 45-day period described in clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 120-day period described in clause (ii) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 150-day period described in clause (iii) above, the interest rate borne by the Existing Notes from the date of such filing, the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate.

     The summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is available upon request of the Company.


Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes accepted in the Exchange

Offer. Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral
multiples of $1,000. The Company has fixed the close of business on       ,
1999 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Existing Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits to the Indenture.

     Holders of the Existing Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of Pennsylvania or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Existing Notes will be returned to the tendering holder thereof, at the Company's expense, as promptly as practicable after the Expiration Date.

     Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."


Expiration Date; Extension; Amendments


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
     , 1999, unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders.


Interest on the Exchange Notes


     Interest on each Exchange Note will accrue from the last date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on the Existing Note, from the date of original issuance of such Existing Note. No interest will be paid on the Existing Notes accepted for exchange, and holders of Existing Notes whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Existing Notes whose Existing Notes are not exchanged will receive the accrued interest payable thereon on July 15, 1999, in accordance with the Indenture.

     Interest on the Exchange Notes is payable semi-annually on each July 15 and January 15, commencing on July 15, 1999.


Procedures for Tendering

     Only a holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile thereof (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal) together with the Existing Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Existing Notes, the Letter of Transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal) and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Existing Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the fourth paragraph under "Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on the Letter of Transmittal or the notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and (except when Exchange Notes are being issued to replace Existing Notes registered in the same name) evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing such Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Existing Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt and agrees to be bound by the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


Guaranteed Delivery Procedures

     Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     (a) the tender is made through an Eligible Institution;


     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and


     (c) such properly completed and executed Letter of Transmittal or facsimile thereof, as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.


     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.


Withdrawal of Tenders


     Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     To withdraw a tender of Existing Notes in the Exchange Offer, a facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number(s) and principal amount of such delivered Existing Notes, or, in the case of Existing Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited and the transaction code number), (iii) state that such Depositor is withdrawing its election to have the Existing Notes exchanged and specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor and (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Existing Notes register the transfer of such Existing Notes into the name of the person withdrawing the tender. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.


Conditions


     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Existing Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if:


     (a) the Exchange Offer or the making of any exchange by a holder of Existing Notes violates applicable law or any applicable interpretation by the staff of the Commission;

     (b) the tendering of the Existing Notes is not in accordance with the Exchange Offer;

     (c) each holder of Existing Notes to be exchanged in the Exchange Offer shall not have represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of business and that at the time of the consummation of the Exchange Offer it shall have no arrangement of understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and shall have made such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of the Exchange Offer Registration Statement or other appropriate form under the Securities Act available; or

     (d) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Existing Notes theretofore tendered in the Exchange Offer, subject, however, to the rights of holders to withdraw such Existing Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn.


Exchange Agent

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        By Registered or Certified Mail:
        The Bank of New York
        101 Barclay Street
        Floor 7 East
        New York, NY 10286
        Attention: Reorganization Section

        By Hand or Overnight Delivery:
        The Bank of New York
        101 Barclay Street
        Corporate Trust Services Window
        Ground Level
        New York, NY 10286
        Attention: Reorganization Section

        By Facsimile: (212) 815-6339
        Confirm: (212) 815-3738
        Attention: Reorganization Section

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.


Fees and Expenses

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.


Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Existing Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expenses over the term of the Exchange Notes.


Consequences of Failure to Exchange

     The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offer and sale to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, or (v) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and in accordance with the Indenture. Holders of Existing Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances.


Resale of the Exchange Notes

     With respect to resales of Exchange Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who receives Exchange Notes in exchange for Existing Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with a person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                (In thousands, except share and per share data)

     The selected historical consolidated financial data presented below for, and as of, each of the years in the five-year period ended September 30, 1997 have been derived from the Consolidated Financial Statements of Genesis, including the notes thereto, which have been audited by KPMG LLP, independent certified public accountants. The information set forth below should be read in conjunction with "Use of Proceeds," "Capitalization," "Summary Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Genesis, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                        Year Ended September 30,
                                          -------------------------------------------------------------------------------------
                                                 1994               1995             1996            1997             1998
                                          -----------------  -----------------  --------------  --------------  ---------------
Statement of Operations Data:
Net revenue:
 Basic healthcare services .............    $   240,264        $   278,121       $    348,016    $    549,963     $   554,855
 Specialty medical services ............        125,718            180,327            290,428         502,382         736,541
 Management services and other .........         22,634             27,945             33,025          47,478         113,909
                                            -------------      -------------     ------------    ------------     -----------
  Total net revenues ...................        388,616            486,393            671,469       1,099,823       1,405,305
Operating expenses (4) .................        319,243            393,140            543,200         914,955       1,270,615
Depreciation and amortization ..........         14,982             18,793             25,374          41,946          52,385
Lease expense ..........................         11,376             13,798             18,638          28,587          31,182
Interest expense, net ..................         15,305             20,366             24,926          39,103          82,088
Debenture conversion expense ...........             --                 --              1,245              --              --
Earnings (loss) before extraordinary
 items equity in net income of
 unconsolidated affiliates, and
 cumulative effect of change in
 accounting principle ..................         17,691             25,531             37,169          48,144         (22,807)
Net income (loss) ......................    $    17,673        $    23,608       $     37,169    $     47,591     $   (24,245)
                                            -------------      -------------     ------------    ------------     -----------
Preferred stock dividend ...............             --                 --                 --              --           1,655
Net income (loss) available to
 common shareholders ...................    $    17,673        $    23,608       $     37,169    $     47,591     $   (25,900)
                                            -------------      -------------     ------------    ------------     -----------
Per common share data
 (diluted) (1):
 Earnings (loss) before
  extraordinary items, cumulative
  effect of change in accounting
  principle ............................    $      0.84(2)     $      1.03(2)    $       1.29    $       1.34     $     (0.68)
 Net income (loss) .....................    $      0.84(2)     $      0.97(2)    $       1.29    $       1.33     $     (0.74)
 Weighted average share of
  common stock and equivalents               24,747,000         28,307,000         31,058,000      36,120,000      35,159,000
 Ratio of earnings to fixed
  charges(3) ...........................            2.0x               2.2x               2.3x            2.1x            1.7x

                                                                        Year Ended September 30,
                                          -------------------------------------------------------------------------------------
                                                1994               1995               1996            1997            1998
                                          ---------------      -------------     ------------    ------------     -----------
 Balance Sheet Data:
 Working capital .......................    $    66,854        $   132,274       $    155,491    $    226,930     $   305,718
 Total assets ..........................        511,698            600,389            950,669       1,434,113       2,627,368
 Long-term debt ........................        250,807            308,052            338,933         651,667       1,358,595
 Shareholders' equity ..................        195,466            221,548            514,608         608,021         875,072

------------

(1) Reflects a three for two stock dividend on the Common Stock effective March 29, 1996.

(2) Includes the assumed conversion of the Convertible Debentures which were issued November 30, 1993.

(3) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on all indebtedness, debenture conversion expense, preferred stock dividends, amortization of debt discount and expenses, and that portion of rental expense that the Company believes to be representative of the interest factor. Fixed charges related to approximately $14,200 of debt guaranteed by the Company have not been included in the computation of the ratio. The definition of fixed charges used in this calculation differs from that used in the Fixed Charge Coverage Ratio covenants contained in the Indenture.
(4) Includes a $15,000 non-cash impairment charge in 1997 and a $115,505 non-cash impairment change in 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



General


     Since the Company began operations in July 1985, it has focused its efforts on providing an expanding array of specialty medical services to elderly customers. The delivery of these services was originally concentrated in the eldercare centers owned and leased by the Company, but now also includes managed eldercare centers, independent healthcare facilities, outpatient clinics and home health care.


     The Company generates revenues from three sources: basic healthcare services, specialty medical services and management services and other. The Company includes in basic healthcare services revenues all room and board charges for its eldercare customers at its 113 owned and leased eldercare centers. Specialty medical services include all revenues from providing rehabilitation therapies, institutional pharmacy and medical supply services. Management services and other include fees earned for management of eldercare centers, other service related businesses and transactional revenues.


Certain Transactions


     On August 28, 1998, Genesis and its wholly-owned subsidiary V Acquisition Corporation ("Newco") consummated an Agreement and Plan of Merger (the "Merger Agreement") with Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), pursuant to which Vitalink merged with and into Newco (the "Vitalink Transaction"). Each share of Vitalink common stock, par value $.01 per share (the "Vitalink Common Stock"), was converted in the merger into the right to receive (i) .045 shares of Genesis Series G Cumulative Convertible Preferred Stock, par value $.01 per share ("Genesis Preferred"), (ii) $22.50 in cash, or (iii) a combination of cash and shares of Genesis Preferred (collectively, the "Merger Consideration"). The total consideration paid to stockholders of Vitalink to acquire their shares (including shares which may have been issued upon the exercise of outstanding options) was $590,200,000, of which 50% was paid in cash and 50% in Genesis Preferred. As a result of the merger, Genesis assumed approximately $87,000,000 of indebtedness Vitalink had outstanding. The Genesis Preferred has a face value of approximately $295,000,000 and an initial annual dividend of 5.9375% and generally is not transferable without the consent of the Company. The Genesis Preferred is convertible into Genesis common stock, par value $.02 per share (the "Common Stock"), at $37.20 per share and it may be called for conversion after April 26, 2001, provided the price of Common Stock reaches certain trading levels, and after April 26, 2002, subject to a market-based call premium. Vitalink's total net revenues for the fiscal years ended May 31, 1997 and 1998, were $274,000,000 and $494,000,000, respectively. As a result of the merger, Genesis assumed approximately $87,000,000 of indebtedness Vitalink had outstanding. The cash portion of the purchase price was funded through borrowings under the Credit Facility. See "-- Liquidity and Capital Resources."


     Prior to the merger, Manor Care, Inc., a Delaware corporation which merged with Health Care and Retirement Corporation, a publicly-traded Delaware corporation, in September 1998 ("HCR-Manor Care"), owned approximately 50% of the outstanding Vitalink Common Stock. Upon consummation of the merger, HCR-Manor Care acquired 586,240 shares of Genesis Preferred which are convertible into approximately 7,880,000 shares of the Company's Common Stock. Pursuant to four agreements with HCR-Manor Care, Vitalink provides pharmaceutical products and services, enteral and parenteral therapy supplies and services, urological and ostomy products, intravenous products and services and pharmacy consulting services to facilities operated by HCR-Manor Care (the "Service Contracts") constituting approximately ten percent of the net revenues of NeighborCare. The current term of each of the Service Contracts extends through September 30, 2004, subject to annual renewals provided for therein.


     On July 14, 1998, the Company announced that it received notice from NewCourtland, Inc. ("NewCourtland"), owner of eight nursing centers in the Philadelphia area, of the termination of its management agreements for these centers effective July 31, 1998. This notice follows the revocation on June

25, 1998 of the operating license at one of the NewCourtland centers. The center had a long-standing history of regulatory compliance difficulties dating back many years prior to Genesis' management. The Company believes that the termination notice was inappropriate and has instituted suit against NewCourtland and other related parties to recover unpaid balances due Genesis, the estimated future operating profits of the terminated management agreements, as well as consequential damages. The annualized revenue from the contracts is approximately $3,800,000.


     On January 30, 1998, Genesis successfully completed deleveraging transactions with ElderTrust, Inc. ("ElderTrust"), a newly formed Maryland healthcare real estate investment trust (the "ElderTrust Transactions"). Genesis, a co-registrant on the ElderTrust initial public offering, received approximately $78,000,000 in proceeds from the sale of 13 properties to ElderTrust, including four properties it had purchased from Crozer-Keystone Health System in anticipation of resale to ElderTrust. Genesis received an additional $14,000,000 from the sale of a loan, two additional assisted living facilities and the recoupment of amounts advanced and expenses incurred in connection with the formation of ElderTrust. The sale of assets to ElderTrust resulted in a gain of approximately $12,000,000 which has been deferred and is being amortized over the ten year lease term of the lease contracts with ElderTrust. Additionally, ElderTrust has funded approximately $15,000,000 of a commitment to finance the development and expansion of four additional assisted living facilities. In September 1998, the Company sold its leasehold rights and option to purchase seven eldercare facilities acquired in its November 1993 acquisition of Meridian Healthcare, Inc. to ElderTrust for $44,000,000, including $35,500,000 in cash and an $8,500,000 note. As a part of the transaction, Genesis will continue to sublease the facilities for ten years with an option to extend the lease until 2018 at an initial annual lease obligation of approximately $10,000,000. The transaction resulted in a gain of approximately $43,700,000 which has been deferred and is being amortized over the ten year term of the lease contracts with ElderTrust. Genesis repaid a portion of the revolving credit component of the Credit Facility with the proceeds from these transactions. The Company also anticipates entering into similar transactions with ElderTrust in the future.


     In October 1997, Genesis ElderCare Corp., a Delaware corporation owned 43.6% by Genesis and the remainder by The Cypress Group L.L.C. (together with its affiliates, "Cypress"), TPG Partners II, L.P. (together with its affiliates, "TPG") and Nazem, Inc. (together with its affiliates, "Nazem"), acquired The Multicare Companies, Inc. ("Multicare") pursuant to a tender offer (the "Tender Offer") and merger (the "Multicare Transaction"). Multicare is in the business of providing eldercare and specialty medical services in selected geographic regions. Included among the operations acquired by Genesis ElderCare Corp. are operations relating to the provision of (i) eldercare services including skilled nursing care, assisted living, Alzheimer's care and related support activities traditionally provided in eldercare facilities, (ii) specialty medical services consisting of (1) sub-acute care such as ventilator care, intravenous therapy and various forms of coma, pain and wound management and (2) rehabilitation therapies such as occupational, physical and speech therapy and stroke and orthopedic rehabilitation and (iii) management services and consulting services to eldercare centers.


     In connection with the Multicare Transaction, Multicare and Genesis entered into a management agreement (the "Management Agreement") pursuant to which Genesis manages Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. Genesis is paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of Multicare's consolidated net revenues for such month shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900,000 in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third party expenses), and all other expenses of Multicare will be paid by Multicare. Genesis also entered into an asset purchase agreement (the "Therapy Purchase Agreement") with Multicare and certain of its subsidiaries pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000,000, subject to adjustment (the "Therapy Purchase"), and a stock purchase agreement (the "Pharmacy Purchase Agreement") with Multicare and certain subsidiaries pursuant to which Genesis acquired all of the outstanding capital stock and limited partnership interests of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000,000 (the "Pharmacy Purchase"), subject to adjustment. The Company completed the Pharmacy Purchase effective January 1, 1998. The Company completed the Therapy Purchase in October 1997.

     In addition, Genesis, Cypress, TPG and Nazem entered into an agreement (the "Put/Call Agreement") pursuant to which, among other things, Genesis has the option, on the terms and conditions set forth in the Put/Call Agreement, to purchase (the "Call") Genesis ElderCare Corp. common stock held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such Genesis ElderCare Corp. common stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     Genesis ElderCare Corp. paid approximately $1,492,000,000 to (i) purchase the shares of Multicare common stock pursuant to the Tender Offer and the merger, (ii) pay fees and expenses to be incurred in connection with the completion of the Tender Offer, merger and the financing transactions in connection with therewith, (iii) refinance certain indebtedness of Multicare, and (iv) make certain cash payments to employees. Of the funds required to finance the foregoing, approximately $745,000,000 were furnished as capital contributions by Genesis ElderCare Corp. from the sale of its common stock to Cypress, TPG, Nazem and Genesis. Cypress, TPG and Nazem purchased shares of Genesis ElderCare Corp. common stock for a purchase price of $210,000,000, $199,500,000 and $10,500,000, respectively, and Genesis purchased shares of Genesis ElderCare Corp. common stock for a purchase price of $325,000,000 in consideration for 43.6% of the common stock of Genesis ElderCare Corp. The balance of the funds necessary to finance the foregoing came from (i) the proceeds of loans from a syndicate of lenders in the aggregate amount of $525,000,000 and (ii) $246,800,000 from the sale of 9% Senior Subordinated Notes due 2007 sold by a subsidiary of Genesis ElderCare Corp. on August 11, 1997.

     In the fourth quarter of 1997, the Company entered into an agreement with Blue Cross Blue Shield of Maryland ("BCBSMD") to insure, through a sub-capitation agreement, the health care benefits of approximately 7,000 members of BCBSMD's Care First Medicare risk product. In the second quarter of 1998, the Company received approximately $7,300,000 of capitation revenue and incurred a like amount of costs associated with the agreement. In the fourth quarter of 1997, the Company recorded a pre-tax special charge of $5,000,000 to accrue for the estimated loss inherent in the agreement.

     At September 30, 1997, the Company held $10,000,000 of convertible preferred stock of Doctors Health, Inc. ("Doctors Health"), an independent physician owned and controlled integrated delivery system and practice management company based in Maryland. The convertible preferred stock, which is accounted for under the cost method, carries an eight percent cumulative dividend and is convertible into common stock, and if converted would represent an approximate ten percent ownership interest in Doctors Health. Also, the Company has loaned $5,500,000 to Doctors Health. On November 16, 1998, a voluntary petition for Chapter 11 bankruptcy was filed by Doctors Health. In the fourth quarter of 1998, the Company wrote off its investment in Doctors Health.

     Effective October 1, 1996, Geriatric & Medical Companies, Inc. ("GMC") merged with a wholly-owned subsidiary of Genesis (the "GMC Transaction"). Under the terms of the merger agreement, GMC shareholders received $5.75 per share in cash for each share of GMC stock. The total consideration paid, including assumed indebtedness of approximately $132,000,000, was approximately $223,000,000. The merger was financed in part with approximately $121,250,000 in net proceeds from the offering of the 9 1/4% Notes. The remaining consideration was financed through borrowings under the Company's then existing bank credit facility. The GMC Transaction added to Genesis 24 owned eldercare centers with approximately 3,300 beds. GMC also operates businesses which provide a number of ancillary healthcare services including ambulance services; respiratory therapy, infusion therapy and enteral therapy; distribution of durable medical equipment and home medical supplies; and information management services.

     In July 1996, the Company acquired the outstanding stock of National Health Care Affiliates, Inc., Oak Hill Center, Inc., Derby Nursing Center Corporation, Eidos, Inc. and Versalink, Inc. (collectively "National

Health"). Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the eldercare centers for $67,700,000 and subsequently leased the centers to a subsidiary of Genesis under operating lease agreements and a then existing $85,000,000 lease financing facility. The balance of the total consideration paid to National Health was funded with available cash of $51,800,000 and assumed indebtedness of $7,900,000. National Health added 16 eldercare centers in Florida, Virginia and Connecticut with approximately 2,200 beds to Genesis. National Health also provides enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases.

     In June 1996, the Company acquired the outstanding stock of NeighborCare Pharmacies, Inc. ("NeighborCare"), a privately held institutional pharmacy, infusion therapy and retail pharmacy business based in Baltimore, Maryland. Total consideration was approximately $57,250,000, comprised of approximately $47,250,000 in cash and 312,744 shares of Common Stock.

     In March 1996, the Company sold four eldercare centers and a pharmacy in Indiana for approximately $22,250,000 (the "Indiana Transaction").

     In March 1996, the Company acquired for total consideration of approximately $31,900,000 including the payment of assumed debt, the remaining approximately 71% joint venture interests of four eldercare centers in Maryland and the remaining 50% joint venture interest of an eldercare center in Florida (the "Partnership Interest Purchase").

     On November 30, 1995, the Company acquired McKerley Health Care Centers ("McKerley") for total consideration of approximately $68,700,000. The transaction (the "McKerley Transaction") also provided for up to an additional $6,000,000 of contingent consideration payable upon the achievement of certain financial objectives through October 1997, of which $4,000,000 was paid in February 1997. McKerley added to Genesis 15 geriatric care facilities in New Hampshire and Vermont with a total of 1,535 beds. McKerley also operates a home healthcare company. The acquisition was financed with borrowings under the then existing bank credit facilities and assumed indebtedness.


Results of Operations

     Fiscal 1998 Compared to Fiscal 1997

     The Company's total net revenues for the fiscal year ended September 30, 1998 ("Fiscal 1998") were $1,405,305,000 compared to $1,099,823,000 for the fiscal year ended September 30, 1997 ("Fiscal 1997"), an increase of $305,482,000 or 28%. Basic healthcare services increased $4,892,000 or 1%, of which approximately $17,292,000 is due to providing care to higher acuity patients and rate increases, offset by $12,400,000 from the termination of operations by Genesis of three leased eldercare centers in September 1997. Specialty medical services revenue increased $234,159,000 or 47% of which approximately $46,600,000 is attributed to the August 1998 Vitalink Transaction, approximately $80,598,000 is attributed to the Multicare pharmacy business acquired effective January 1998, approximately $21,548,000 is attributed to the purchase of the Multicare rehabilitation therapy business acquired in October 1997, and the remaining increase of approximately $98,413,000 is primarily due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions and increased acuity in the eldercare centers. This increase was offset by approximately $6,500,000, $3,300,000 and $3,200,000 as a result of the 4th quarter of Fiscal 1997 deconsolidation of the Company's physician services business, the termination of the operations of three leased eldercare centers in September 1997 and the April 1998 government mandated implementation of salary equivalency billing for rehabilitation therapy, respectively. Specialty medical service revenue per patient day in the Company's eldercare centers increased 11% to $37.57 in the twelve months ended September 30, 1998 compared to $33.84 in the twelve months ended September 30, 1997 primarily due to treatment of higher acuity patients. Management services and other income increased $66,431,000 or 140%. This increase is primarily due to approximately $42,200,000 of management fee revenue earned from the management of the operations of the Multicare business and approximately $24,200,000 of other revenue growth, including capitated revenue earned under a contract with Blue Cross / Blue Shield of Maryland (BCBSMD).

     The Company's operating expenses before depreciation, amortization, lease expense and interest expense were $1,270,615,000 for the twelve months ended September 30, 1998 compared to $914,955,000 for twelve months ended September 30, 1997, an increase of $355,660,000 or 39%, of which approximately $14,100,000 is due to the direct operating costs incurred to service the Multicare management contracts, approximately $39,200,000 is due to the August 1998 acquisition of Vitalink Pharmacies, approximately $63,900,000 is due to the January 1998 acquisition of the Multicare pharmacy operations, approximately $18,600,000 is due to the October 1997 acquisition of the Multicare rehabilitation therapy business, approximately $19,800,000 is due to charges incurred in connection with capitation costs under a contract with BCBSMD, approximately $20,700,000 is attributed principally to write-offs included in other operating expenses for uncollectible receivables and other assets of eldercare centers previously owned or managed by the Company, approximately $80,700,000 is attributed to an increase in the Company's loss on impairment of assets in the current fiscal year versus the prior fiscal year and the remaining increase of approximately $118,500,000 is attributed to growth in the institutional pharmacy, medical supply and contract therapy divisions, as well as increased costs in information technology systems, community-based programs, marketing campaigns and the overhead costs of servicing the Multicare management contracts. This increase is offset by approximately $7,800,000 and $12,000,000 as a result of the deconsolidation of the Company's physician services business beginning in the fourth quarter of 1997 and the termination of operations of three leased eldercare centers in September 1997, respectively.


     Due to specific events occurring in the fourth quarter of Fiscal 1998 and a focus on core business operations in response to PPS, the Company recorded non-cash charges before income taxes of approximately $116,000,000, of which approximately $24,000,000 relates to the impairment of one eldercare center and certain non-core businesses, including the Company's ambulance business and certain non-core Medicare home health operations; approximately $43,000,000 relates to investments in owned eldercare centers and other assets the Company believes are impaired as a result of PPS; approximately $23,000,000 relates to impaired investments in eldercare centers previously owned or managed by the Company; and approximately $26,000,000 relates to the Company's investment in Doctors Health, a medical care management company in the Company's Chesapeake region.


     In the fourth quarter of Fiscal 1997, the Company completed an evaluation of its physician service business and announced its intentions to restructure this business. In connection with the plan and selected asset impairments, the Company recorded a fourth quarter pretax charge of approximately $5,700,000. In addition, the Company reached an agreement with BCBSMD to insure, through a sub-capitation agreement, the health care benefits of approximately 7,000 members of BCBSMD's Care First Medicare product. The Company recorded a liability and pretax impairment loss of approximately $5,000,000 to accrue for the estimated loss inherent in the agreement. The asset impairment charge also included a pretax charge of approximately $4,300,000 related to the write-off of selected assets deemed unrecoverable.


     Increased depreciation and amortization expense of $10,439,000 is attributed to the amortization of goodwill, fixed assets and deferred financing costs in connection with the Company's investment in Multicare, the Pharmacy Purchase and the Therapy Purchase, the Vitalink Transaction, as well as depreciation of increased investments in information systems, offset by decreased depreciation expense of seven properties formerly owned by Genesis and now leased from ElderTrust.


     Lease expense increased $2,595,000 due to additional lease expense of seven properties formerly owned by Genesis and now leased from ElderTrust, offset by the termination of operations of three leased eldercare centers in September 1997.


     Interest expense increased $42,985,000 or 110%. This increase in interest expense was primarily due to additional borrowings used to finance the Company's investment in Multicare, the Pharmacy Purchase and the Therapy Purchase, the Vitalink Transaction and an increase in the Company's weighted average borrowing rate on the Credit Facility. This increase is offset by interest savings as a result of the repayment of indebtedness from proceeds received in connection with the ElderTrust Transaction.


     In connection with the early repayment of debt in the quarters ended December 31, 1998 and 1997, the Company recorded an extraordinary loss, net of tax of approximately $1,924,000 ($3,030,000 before tax) and $553,000 ($871,000 before tax), respectively, to write-off unamortized deferred financing fees.

     Fiscal 1997 Compared to Fiscal 1996


     The Company's total net revenues for Fiscal 1997 were $1,099,823,000 compared to $671,469,000 for the fiscal year ended September 30, 1996 ("Fiscal 1996"), an increase of $428,354,000 or 64%. Basic healthcare services increased $201,947,000 or 58%, of which approximately $132,800,000 was attributable to the GMC Transaction, approximately $45,800,000 was attributable to the inclusion of the eldercare centers acquired in the National Health transaction for the full twelve months in 1997 versus three months in the prior year, approximately $9,900,000 was due to the inclusion of the eldercare centers acquired in the McKerley Transaction for the full twelve months in 1997 versus ten months in the prior year, and the remaining increase of approximately $14,600,000 was due to providing care to higher acuity patients and to rate increases. This increase was offset by approximately $1,200,000 due to the termination of operations of three leased eldercare centers in September 1997 and a decline in overall census. Specialty medical services revenue increased $211,954,000 or 73% of which approximately $47,300,000 was attributed to the GMC Transaction, approximately $16,800,000 was due to the inclusion of the eldercare centers acquired in the National Health transaction for the full twelve months in 1997 versus three months in the prior year, approximately $42,200,000 was attributed to the inclusion of the NeighborCare transaction for the full twelve months in 1997 versus five months in 1996, approximately $1,500,000 was due to the inclusion of the eldercare centers acquired in the McKerley Transaction for the full twelve months in 1997 versus ten months in the prior year, and the remaining increase of approximately $106,900,000 was primarily due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions and increased acuity in the health centers division. This increase was offset by approximately $2,400,000 and $300,000 as a result of the fourth quarter of Fiscal 1997 deconsolidation of the Company's physician services business and the termination of the operations of three leased eldercare centers in September 1997, respectively. Specialty medical service revenue per patient day in the health centers division increased 13% to $33.84 in Fiscal 1997 compared to $29.94 in Fiscal 1996 primarily due to treatment of higher acuity patients. Management services and other income increased $14,453,000 or 44%. This increase was primarily due to other service business acquired in the GMC Transaction, offset by other transactional revenues earned in Fiscal 1996 which included gains recognized in connection with the sale of an investment, the sale of four eldercare centers and a pharmacy in Indiana and the sale of a majority interest in one eldercare center in Maryland.


     The Company's operating expenses before depreciation, amortization, lease expense, interest expense and debenture conversion expense were $914,955,000 for Fiscal 1997 compared to $543,200,000 for Fiscal 1996, an increase of $371,755,000 or 68%, which was primarily due to the impact of acquisitions, growth in the institutional pharmacy, medical supply and contract therapy divisions and due to a $15,000,000 special charge recorded in the fourth quarter of Fiscal 1997. In the fourth quarter of Fiscal 1997, the Company completed an evaluation of its physician service business and announced its intentions to restructure this business, including the closure and possible sale of free standing service sites, the restructuring of physician compensation arrangements and the termination of certain staff. In connection with the plan and selected asset impairments, the Company recorded a fourth quarter pretax charge of approximately $5,700,000. In addition, the Company reached an agreement with BCBSMD to insure, through a sub-capitation agreement, the health care benefits of approximately 7,000 members of BCBSMD's Care First Medicare product. The capitation risk contract is currently generating operating losses, which the Company has agreed to assume retroactive to July 1, 1997. As a result, the Company has recorded a liability and a pretax special charge of approximately $5,000,000 in Fiscal 1997 to accrue for the estimated loss inherent in the agreement. The special charge also included a pretax charge of approximately $4,300,000 related to the write-off of selected assets deemed impaired.


     Increased depreciation and amortization, and lease expense are primarily attributed to the assets acquired in the GMC Transaction, the National Health transaction, the NeighborCare transaction and the McKerley Transaction.


     Interest expense increased $14,177,000 or 57%. This increase in interest expense was primarily due to additional borrowings used to finance recent acquisitions, including the offering of the 9 1/4% Notes used to finance the GMC Transaction, offset by the repayment of debt associated with proceeds of $202,280,000 from the May 1996 equity offering, and offset by the conversion of the Company's 6% Convertible Senior

Subordinated Debentures due 2003 (the "Debentures"). In connection with the early repayment of debt and the restructuring and amendment of the Company's then existing bank credit facility in the quarter ended December 31, 1996, the Company recorded an extraordinary item (net of tax) of approximately $553,000 to write off unamortized deferred financing fees.

     Fiscal 1996 Compared to Fiscal 1995

     The Company's total net revenues for Fiscal 1996 were $671,469,000 compared to $486,393,000 for the fiscal year ended September 30, 1995 ("Fiscal 1995"), an increase of $185,076,000 or 38%. Basic healthcare services increased $69,895,000 or 25%, approximately $41,652,000 of which was due to the McKerley Transaction, National Health transaction and the Partnership Interest Purchase in March 1996 (which was partially offset by the sale of five eldercare centers in September 1995 and the Indiana Transaction in March 1996), with the remainder due to a shift in payor mix from Medicaid to Medicare and rate increases. Specialty medical services revenue increased $110,101,000 or 61%, of which approximately $57,000,000 was due to acquisitions, with the remainder due to other volume growth in the institutional pharmacy, medical supply and contract therapy divisions and increased acuity in the health centers division. Specialty medical service revenue per patient day in the health centers division increased 19% to $29.94 in Fiscal 1996 compared to $25.06 in Fiscal 1995 primarily due to treatment of higher acuity patients. Management services and other income increased $5,080,000 or 18%. This increase was primarily due to an increase in service related business revenues (group purchasing and staff replacement services) of approximately $3,500,000 and an increase in transactional gains of approximately $2,600,000. Transactional and other activity in Fiscal 1996 included net gains recognized in connection with the sale of an investment, the Indiana Transaction and the sale of a majority interest in one eldercare center in Maryland.


     The Company's operating expenses before debenture conversion expense, depreciation, amortization, lease expense and interest expense were $543,200,000 for Fiscal 1996 compared to $393,140,000 for Fiscal 1995, an increase of $150,060,000 or 38%, of which approximately $84,335,000 was due to the McKerley Transaction, Neighbor Care transaction and National Health transaction, and the remaining $65,726,000 is attributed to growth in institutional pharmacy, medical supply and contract therapy business and inflationary wage and benefit increases.


     During Fiscal 1996, the Company converted approximately $42,500,000 of the Debentures. In connection with the early conversion of a portion of the Debentures, the Company paid approximately $1,245,000 representing the prepayment of interest to converting debenture holders. The non-recurring cash payment was presented as debenture conversion expense in the results of operations.


     Depreciation and amortization expense increased to $25,374,000 in Fiscal 1996 from $18,793,000 in Fiscal 1995 as a result of Fiscal 1996 acquisitions and capital expenditures.


     Lease expense increased to $18,638,000 in Fiscal 1996 from $13,798,000 in Fiscal 1995 of which approximately $2,000,000 was related to the McKerley Transaction and $1,600,000 is related to the National Health transaction.


     Interest expense increased $4,560,000 or 22%. This increase reflected increased debt levels used to fund acquisitions and a higher average prevailing interest rate due to the June 1995 issuance of the 9 3/4% Notes.


Liquidity and Capital Resources


     General


     Working capital increased $78,788,000 to $305,718,000 at September 30, 1998 from $226,930,000 at September 30, 1997. Accounts receivable increased approximately $170,894,000 during this period, of this increase approximately $6,500,000 relates to business acquired in the Therapy Purchase, approximately $18,700,000 relates to business acquired in the Pharmacy Purchase, approximately $87,833,000 relates to business acquired in the Vitalink Transaction, while the remaining approximately $57,861,000 relates primarily to the continuing shift in business mix to specialty medical services, particularly the home medical equipment and infusion therapy lines of business, which typically have a longer collection period. Days revenue in accounts receivable increased one day to 70 days versus the quarter ended June 30, 1998. The Company's cash flow from operations for the twelve months ended September 30, 1998 was approximately $77,955,000 compared to approximately $53,354,000 for the twelve months ended September 30, 1997, principally due to growth in operations and working capital management.


     Investing activities for the twelve months ended September 30, 1998 include approximately $56,663,000 of capital expenditures primarily related to betterments and expansion of eldercare centers and investment in data processing hardware and software. During the twelve months ended September 30, 1998, other long term assets increased approximately $42,182,000, principally due to approximately $20,000,000 of net financing and other transaction related costs incurred in connection with the Multicare Transaction, the Pharmacy Purchase, the Therapy Purchase and the Vitalink Transaction; approximately $14,000,000 of subordinated management fees due from Multicare and approximately $3,400,000 of increased property deposits principally from newly leased eldercare centers. At September 30, 1998, notes receivable and other investments declined approximately $61,100,000 compared to September 30, 1997, principally due to the restructuring and repayment of a $45,000,000 mortgage loan and a $10,000,000 working capital loan with 11 managed eldercare centers in Florida, the impairment write-off of the Company's $10,000,000 convertible preferred stock investment and a $5,000,000 note receivable with Doctors Health, offset by an $8,500,000 note extended to ElderTrust in connection with the sale of leasehold rights and an option to purchase seven eldercare centers.



     The Vitalink and ElderTrust Transactions


     The total consideration paid to stockholders of Vitalink to acquire their shares (including shares which may have been issued upon the exercise of outstanding options) was $590,200,000, of which 50% was paid in cash and 50% in Genesis Preferred. The Genesis Preferred has a face value of approximately $295,000,000 and an initial annual dividend of 5.9375% and generally is not transferable without the consent of the Company. The Genesis Preferred is convertible into Common Stock at $37.20 per share and it may be called for conversion after April 26, 2001, provided the price of Common Stock reaches certain trading levels and after April 26, 2002, subject to a market-based call premium. Vitalink's total net revenues for the fiscal years ended May 31, 1997 and 1998, were $274,000,000 and $494,000,000, respectively. The cash portion of the purchase price was funded through borrowings under the Credit Facility.


     On January 30, 1998, Genesis successfully completed deleveraging transactions with ElderTrust. Genesis, a co-registrant on the ElderTrust initial public offering, received approximately $78,000,000 in proceeds from the sale of 13 properties to ElderTrust, including four properties it had purchased from Crozer-Keystone Health System in anticipation of resale to ElderTrust. Genesis received an additional $14,000,000 from the sale of a loan and two additional assisted living facilities and the recoupment of amounts advanced and expenses incurred in connection with the formation of ElderTrust. The sale of properties to ElderTrust resulted in a gain of approximately $12,000,000 which has been deferred and is being amortized over the ten year term of the lease contracts with ElderTrust. Additionally, ElderTrust has funded approximately $13,200,000 of a $15,100,000 commitment to finance the development and expansion of three additional assisted living facilities. Genesis repaid a portion of the revolving credit component of the Credit Facility with the proceeds from these transactions. In September 1998, the Company sold its leasehold rights and option to purchase seven eldercare facilities acquired in its November 1993 acquisition of Meridian Healthcare, Inc. to ElderTrust for $44,000,000, including $35,500,000 in cash and an $8,500,000 note. As a part of the transaction, Genesis will continue to sublease the facilities for ten years with an option to extend the lease until 2018 at an initial annual lease obligation of approximately $10,000,000. The transaction resulted in a gain of approximately $43,700,000 which has been deferred and is being amortized over the ten year lease term of the lease contracts with ElderTrust. The Company also anticipates entering into transactions with ElderTrust in the future.


     Credit Facility


     Genesis entered into the Credit Facility pursuant to which the Lenders provided Genesis and its subsidiaries with a credit facility totaling $1,250,000,000 for the purpose of: refinancing certain existing indebtedness of Genesis; funding interest and principal payments on the facilities and certain remaining indebtedness; funding permitted acquisitions; funding Genesis' commitments in connection with the Vitalink

Transaction; and funding Genesis' and its subsidiaries' working capital and general corporate purposes, including fees and expenses of the transactions. The Credit Facility consists of three $200,000,000 term loans (collectively, the "Term Loans") and a $650,000,000 revolving credit loan (the "Revolving Facility"), which includes one or more swing loans (collectively, the "Swing Loan Facility") in integral principal multiples of $500,000 up to an aggregate unpaid principal amount of $15,000,000. The Term Loans amortize in quarterly installments beginning in Fiscal 1998 through Fiscal 2005, of which $24,419,000 is payable in Fiscal 1999. The Term Loans consist of (i) a $200,000,000 six year term loan (the "Tranche A Term Facility"), (ii) a $200,000,000 seven year term loan (the "Tranche B Term Facility"), and (iii) a $200,000,000 eight year term loan (the "Tranche C Term Facility"). The Revolving Facility becomes payable in full on September 30, 2003. At December 9, 1998, the outstanding principal balance of the Tranche A Term Facility was $154,600,000, the Tranche B Term Facility was $174,300,000, and the Tranche C Term Facility was $173,450,000. The third amendment to the Credit Facility, dated December 15, 1998, made the financial covenants, for certain periods, less restrictive, permitted the proceeds of subordinated debt offerings to repay indebtedness under the Revolving Facility and increased the interest rates applying to the Term Loans and the Revolving Facility. The revised financial covenants reflect the impact of PPS and the non-cash charges in the fourth quarter of 1998.


     The Credit Facility is secured by a first priority security interest in all of the stock, partnership interests and other equity interests of Genesis' present and future subsidiaries (including Genesis ElderCare Corp.) other than the stock of Multicare and its subsidiaries. Loans under the Credit Facility bear, at Genesis' option, interest at the per annum Prime Rate as announced by the administrative agent, or the applicable Adjusted LIBO Rate plus, in either event, a margin that is dependent upon a certain financial covenant test. The maximum rate for loans under the Tranche A Term Facility and Revolving Facility is .75% for Prime Rate loans and 2.5% (8.14% at September 30, 1998) for LIBO Rate loans. The maximum rate for loans under the Tranche B Term Facility is 1.25% for Prime Rate loans and 3.0% (8.64% at September 30, 1998) for LIBO Rate loans. The maximum rate for loans under the Tranche C Term Facility is 1.5% for Prime Rate loans and 3.25% (8.89% at September 30, 1998) for LIBO Rate loans. Loans under the Swing Loan Facility bear interest at the Prime Rate unless otherwise agreed to by the parties. Subject to meeting certain financial covenants, the above referenced interest rates are reduced.


     The Credit Facility contains a number of covenants that, among other things, restrict the ability of Genesis and its subsidiaries to dispose of assets, incur additional indebtedness, make loans and investments, pay dividends, engage in mergers or consolidations, engage in certain transactions with affiliates and change control of capital stock, and to make capital expenditures; prohibit the ability of Genesis and its subsidiaries to prepay debt to other persons, make material changes in accounting and reporting practices, create liens on assets, give a negative pledge on assets, make acquisitions and amend or modify documents; causes Genesis and its affiliates to maintain the Management Agreement, the Put/Call Agreement (as defined), and corporate separateness; and will cause Genesis to comply with the terms of other material agreements as well as comply with usual and customary covenants for transactions of this nature.

     In December 1998, the Company issued the Notes. Interest on the Notes are payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1999. Approximately $59,950,000 of the net proceeds were used to repay portions of the Tranche A, B and C Term Facilities and approximately $59,950,000 of the net proceeds were used to repay a portion of the Revolving Facility.


     The Multicare Transaction


     In connection with the Multicare Transaction, Genesis, Cypress, TPG and Nazem entered into the Put/Call Agreement pursuant to which, among other things, Genesis will have the option to purchase (the "Call") Genesis ElderCare Corp. common stock held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem will have the option to require Genesis to purchase (the "Put") such Genesis ElderCare Corp. common stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to Cypress', TPG's and Nazem's Genesis ElderCare Corp. common stock, plus a portion of the

Genesis pharmacy business (the "Calculated Equity Value"). The Calculated Equity Value will be determined based upon a multiple of Genesis ElderCare Corp.'s earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities, plus a portion of the EBITDAR related to the Genesis pharmacy business. The multiple to be applied to EBITDAR will depend on whether the Put or the Call is being exercised. Any payment to Cypress, TPG or Nazem under the Call or the Put may be in the form of cash or Common Stock at Genesis' option.

     Upon exercise of the Call, Cypress, TPG and Nazem will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the Calculated Equity Value. Any additional Calculated Equity Value attributable to Cypress', TPG's or Nazem's Genesis ElderCare Corp. common stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional Calculated Equity Value of Genesis ElderCare Corp. to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp. Upon exercise of the Put by Cypress, TPG or Nazem, there will be no minimum return to Cypress, TPG or Nazem; any payment to Cypress, TPG or Nazem will be limited to Cypress', TPG's, or Nazem's share of the Calculated Equity Value based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on Cypress', TPG's and Nazem's capital contributions and the remaining Calculated Equity Value to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp.

     Cypress', TPG's and Nazem's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis or an extraordinary dividend or distribution or the occurrence of the leverage recapitalization of Genesis. Upon an event of acceleration or the failure by Genesis to satisfy its obligations upon exercise of the Put, Cypress, TPG and Nazem will have the right to terminate the Stockholders' Agreement, dated as of October 9, 1997, by and among the Company, Genesis ElderCare Corp., Cypress, TPG and Nazem, and the Management Agreement and to control the sale or liquidation of Genesis ElderCare Corp. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the put option exercise price and Cypress, TPG and Nazem will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price. In the event of a bankruptcy or change of control of Genesis, the option price shall be payable solely in cash provided any such payment will be subordinated to the payment of principal and interest under the Credit Facility.

     Legislative and Regulatory Issues

     Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which has adversely impacted the Company. The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints; in recent years, the time period between submission of claims and payment has increased. Implementation of the Company's strategy to expand specialty medical services to independent providers should reduce the impact of changes in the Medicare and Medicaid reimbursement programs on the Company as a whole. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers or other providers. There can be no assurances that adjustments from Medicare or Medicaid audits will not have a material adverse effect on the Company.

     Pursuant to the Balanced Budget Act, commencing with cost reporting periods beginning on July 1, 1998, PPS began to be phased in for skilled nursing facilities at a per diem rate for all covered Part A skilled nursing facility services as well as many services for which payment may be made under Part B when a beneficiary who is a resident of a skilled nursing facility receives covered skilled nursing facility care. The consolidated per diem rate is adjusted based upon the RUG. In addition to covering skilled nursing facility services, this consolidated payment will also cover rehabilitation and non-rehabilitation ancillary services. Physician services, certain nurse practitioner and physician assistant services, among others, are not included in the per diem rate. For the first three cost reporting periods beginning on or after July 1, 1998, the per diem rate will be based on a blend of a facility specific rate and a federal per diem rate. In subsequent periods, and for facilities first receiving payments for Medicare services on or after October 1, 1995, the federal per diem rate will be used without any facility specific blending.


     The Balanced Budget Act also required consolidated billing for skilled nursing facilities. Under the Balanced Budget Act, the skilled nursing facility must submit all Medicare claims for Part A and Part B services received by its residents with the exception of physician, nursing, physician assistant and certain related services, even if such services were provided by outside suppliers. Medicare will pay the skilled nursing facilities directly for all services on the consolidated bill and outside suppliers of services to residents of the skilled nursing facilities must collect payment from the skilled nursing facility. Although consolidated billing was scheduled to begin July 1, 1998 for all services, it has been delayed until further notice for beneficiaries in a Medicare Part A stay in a skilled nursing facility not yet using PPS and for the Medicare Part B stay. There can be no assurance that the Company will be able to provide skilled nursing services at a cost below the established Medicare level.


     Effective April 10, 1998, regulations were adopted by the Health Care Financing Administration, which revise the methodology for determining the reasonable cost for contract therapy services, including physical therapy, respiratory therapy, occupational therapy and speech language pathology. Under the regulations, the reasonable costs for contract therapy services are limited to geographically-adjusted salary equivalency guidelines. However, the revised salary equivalency guidelines will no longer apply when the PPS system applicable to the particular setting for contract therapy services (e.g. skilled nursing facilities, home health agencies, etc.) goes into effect.


     The Balanced Budget Act also repealed the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. The Boren Amendment required Medicaid payments to certain health care providers to be reasonable and adequate in order to cover the costs of efficiently and economically operated health care facilities. States must now use a public notice and comment period in order to determine rates and provide interested parties a reasonable opportunity to comment on proposed rates and the justification for and the methodology used in calculating such rates. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities and pharmacies or that payments to nursing facilities and pharmacies will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facilities and institutional pharmacy services, no assurances can be given that these projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies.


     In July 1998, the Clinton Administration issued a new initiative to promote the quality of care in nursing homes. This initiative includes, but is not limited to (i) increased enforcement of nursing home safety and quality regulations; (ii) increased federal oversight of state inspections of nursing homes; (iii) prosecution of egregious violations of regulations governing nursing homes; (iv) the publication of nursing home survey results on the Internet; and (v) continuation of the development of the Minimum Data Set ("MDS"), a national automated clinical data system. Accordingly, with this new initiative, it may become more difficult for eldercare facilities to maintain licensing and certification. The Company may experience increased costs in connection with maintaining its licenses and certifications as well as increased enforcement actions. In addition, beginning January 1, 1999, outpatient therapy services furnished by a skilled nursing facility to a resident not under a covered Part A stay or to non-residents who receive outpatient rehabilitation services will be paid according to the Medicare Physician Fee Schedule.


     Anticipated Impact of Healthcare Reform


     Based upon the Company's recent experience with 11 eldercare centers which it manages that transitioned to PPS effective July 1, 1998 and based upon the Company's ongoing budget process for its fiscal year ending September 30, 1999, the Company believes that the impact of PPS on the Company's future earnings is likely to be greater than originally anticipated by management due to various factors, including lower than anticipated Medicare per diem revenues, lower than anticipated Medicare Part B revenues caused by a census shift to Medicare patients having a greater length of stay, higher than expected ancillary costs at the centers due to expanded services covered in the Medicare Part A rates, lower than anticipated routine cost reductions and lower than expected revenues for contract therapy services.



     Based upon assumptions, the Company estimates that the adverse revenue impact of PPS in Fiscal 1999 will be approximately $28,000,000 on the Genesis centers and approximately $18,000,000 on the Multicare centers. In each of Fiscal 2000-2002, the Company estimates the adverse revenue impact of PPS on its Genesis centers will approximate an additional $8,000,000. The Company estimates that the adverse revenue impact of PPS on the Multicare eldercare centers will be approximately an additional $13,000,000 in Fiscal 2000 and an additional $5,000,000 in each of Fiscal 2001 and 2002. The Genesis eldercare centers began implementation of PPS on October 1, 1998 and the majority of the Multicare eldercare centers will begin implementation of PPS on January 1, 1999. The actual impact of PPS on the Company's earnings in Fiscal 1999 will depend on many variables which can not be quantified at this time, including regulatory changes, patient acuity, patient length of stay, Medicare census, referral patterns, ability to reduce costs, and growth of ancillary businesses.



     To adapt to the significant challenges posed by PPS and recent changes in the health care marketplace, the Company has taken the following actions: identified non-core businesses for disposition; reduced its corporate overhead by approximately $15,000,000; reorganized its businesses into a Core Business Division, including the Company's eldercare centers, pharmacy, therapy and other ancillary companies, and a Strategic Business Division, including the Company's clinical program development, care management, business development, managed care division and community based programs; restructured the compensation structure for contract therapists; spent significant time training and educating its personnel to prepare for the administration of PPS; and established targets to increase Medicare census and overall occupancy levels at its centers.


     Other


     In October 1996, the Company completed the offering of $125,000,000 9 1/4% Notes due 2006. The Company used the net proceeds of approximately $121,250,000 together with borrowings under its then existing bank credit facilities, to pay the cash portion of the purchase price of the GMC Transaction, to repay certain debt assumed as a result of the GMC Transaction and to repurchase GMC accounts receivable which were previously financed.


     In December 1997, the Company purchased approximately 1,000,000 long-term call options on the Company's Common Stock. The Company's Board of Directors approved the purchase of up to 1,500,000 call options. The call options are purchased by the Company in privately negotiated transactions designated to take advantage of attractive share price levels, as determined by the Company's management, in compliance with covenants governing existing financing arrangements. The timing and the terms of the transactions, including maturities, will depend on market conditions, the Company's liquidity and covenant requirements under its financing arrangements, and other considerations. The Board of Directors also approved a Senior Executive Stock Ownership Program. Under the terms of the program, certain of the Company's current senior executive employees will be required to own shares of the Company's Common Stock having a market value based upon a multiple of the executive's salary. Each executive is required to own the shares within three years of the date of the adoption of the program. Subject to applicable laws, the Company may lend funds to one or more of the senior executive employees for his or her purchase of the Company's Common Stock. As of September 30, 1998, the Company loaned approximately $3,000,000 to senior executive employees to purchase the Company's Common Stock.


     Certain of the Company's other outstanding loans contain covenants which, without the prior consent of the lenders, limit certain activities of the Company. Such covenants contain limitations relating to the merger or consolidation of the Company and the Company's ability to secure indebtedness, make guarantees, grant security interests and declare dividends. In addition, the Company must maintain certain minimum levels of cash flow and debt service coverage, and must maintain certain ratios of liabilities to net worth. Under these loans, the Company is restricted from paying cash dividends on the Company's Common Stock, unless certain conditions are met. The Company has not declared or paid any cash dividends on the Company's Common Stock since its inception.


     The Company believes that its liquidity needs, including its commitments for material capital expenditures as of September 30, 1998, can be met by expected operating cash flow and availability of borrowings under its credit facilities. At December 9, 1998, approximately $1,084,800,000 was outstanding under the Credit Facility, and approximately $50,600,000 was available under the Credit Facility after giving effect to approximately $16,700,000 in outstanding letters of credit issued under the Credit Facility. Upon consummation of the Offering and the use of proceeds therefrom, the Company will have approximately $122,349,875 available under the revolving credit portion of the Credit Facility.


Seasonality


     The Company's earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors which include the timing of Medicaid rate increases, seasonal census cycles, and the number of calendar days in a given quarter.


Impact of Inflation


     The healthcare industry is labor intensive. Wages and other labor costs are especially sensitive to inflation and marketplace labor shortages. To date, the Company has offset its increased operating costs by increasing charges for its services and expanding its services. Genesis has also implemented cost control measures to limit increases in operating costs and expenses but cannot predict its ability to control such operating cost increases in the future.


Year 2000 Compliance


     The Company has implemented a process to address its Year 2000 compliance issues. The process includes (i) an inventory and assessment of the compliance of the essential systems and equipment of the Company and of critical suppliers, customers, and other third parties, (ii) the remediation of non-compliant systems and equipment, and (iii) contingency planning. The Company is in the process of conducting its inventory, assessment and remediation of its information technology ("IT") systems and equipment and non-IT systems and equipment (embedded technology) and has completed approximately 70% of its internal inventory and assessment and approximately 30% of the systems and equipment of critical suppliers, customers, and other third parties.


     With respect to the Year 2000 compliance of critical third parties, the Company derives a substantial portion of its revenues from the Medicare and Medicaid programs. Congress' General Accounting Office ("GAO") recently concluded that it is highly unlikely that all Medicare systems will be compliant on time to ensure the delivery of uninterrupted benefits and services into 2000. While the Company does not receive payments directly from Medicare but from intermediaries, the GAO intends to actively confirm the Year 2000 readiness status for each intermediary and to work cooperatively to ensure appropriate continuing payments for services rendered to all government-insured patients.


     The Company is remediating its critical IT and non-IT systems and equipment. The Company has also begun contingency planning in the event that essential systems and equipment fail to be Year 2000 compliant. The Company is planning to be Year 2000 compliant for all its essential systems and equipment by June 30, 1999, although there can be no assurance that it will achieve its objective by such date or by January 1, 2000 or that such potential non-compliance will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that all of the Company's critical suppliers, customers and other third parties will be Year 2000 compliant by January 1, 2000, or that such potential non-compliance will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company currently estimates that its aggregate costs directly related to Year 2000 compliance efforts will be approximately $1,000,000, of which approximately $500,000 has been spent through September 30, 1998. The Company's Year 2000 efforts are ongoing and its overall plan and cost estimations will continue to evolve, as new information becomes available. The Company's analysis of its Year 2000 issues is based in part on information from third party suppliers and customers; there can be no assurance that such information is accurate or complete.

     The failure of the Company or third parties to be fully Year 2000 compliant for essential systems and equipment by January 1, 2000 could result in interruptions of normal business work operations. The Company's potential risks include (i) the inability to deliver patient care related services in the Company's facilities and/or in non-affiliated facilities, (ii) the delayed receipt of reimbursement from the federal or state governments, private payors or intermediaries, (iii) the failure of security systems, elevators, heating systems or other operational systems and equipment at the Company's facilities and (iv) the inability to receive critical equipment and supplies from vendors. Each of these events could have a material adverse effect on the Company's business, results of operations and financial condition.

     Contingency plans for the Company's Year 2000-related issues have been and continue to be developed and include, but are not limited to, identification of alternate suppliers, alternate electronic processes and alternate manual systems. The Company is planning to have contingency plans completed for essential systems and equipment by June 30, 1999; however, there can be no assurance that it will meet this objective by such date or by January 1, 2000.


     The Year 2000 disclosure set forth above is intended to be a "year 2000 statement" as such term is defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (the "Year 2000 Act") and, to the extent such disclosure relates to Year 2000 processing of the Company or to products or services offered by the Company, is also intended to be "year 2000 readiness disclosure" as such term is defined in the Year 2000 Act.


New Accounting Pronouncements


     In June 1997, the Financial Accounting Standards Board (the "FASB"), issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997, or the Company's fiscal year ending September 30, 1999. The Company plans to adopt this accounting standard as required. The adoption of this standard will have no material impact on the Company's earnings, financial condition or liquidity, but will require the Company to classify items other than comprehensive income in the financial statements and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet.


     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting of a Business Enterprise, and establishes new standards for reporting information about operation segments in annual financial statements and requires selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for years beginning after December 15, 1997, or the Company's fiscal year ending September 30, 1999. This statement affects reporting in financial statements only and will have no impact on the Company's results of operations, financial condition or liquidity.


     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("Statement 98-1"). Once the capitalization criteria of Statement 98-1 have been met, external directs costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use should be capitalized. Training costs and data conversion costs, should be expensed as incurred. Statement 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company adopted the provisions of Statement 98-1 in its fiscal year ended September 30, 1998.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (the "Statement"). The Statement requires costs of start-up activities, including organizational costs, to be expensed as incurred. Start-up activities are defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new process in an existing facility, or commencing a new operation. The Statement is effective for fiscal years beginning after December 15, 1998 or the Company's fiscal year ending September 30, 2000. The Company has not yet quantified the impact the adoption may have on its consolidated financial statements.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instrument at fair value. The accounting changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for all fiscal quarters beginning after June 15, 1999. The Company intends to adopt this accounting standard as required. The adoption of this standard is not expected to have a material impact on the Company's earnings or financial position.

                                   BUSINESS

General

     Genesis Health Ventures, Inc. was incorporated in May 1985 as a Pennsylvania corporation. As used herein, unless the context otherwise requires, "Genesis" or the "Company" refers to Genesis Health Ventures, Inc. and subsidiaries. Information included herein which describes the Company's operations after October 10, 1997 (e.g. markets served, facilities information, personnel) includes the Multicare operations; information included herein describing the Company's historical results prior to October 10, 1997 (e.g., occupancy rates and revenue sources) does not include the Multicare operations.


     Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 175,000 customers, including approximately 40,000 customers who are residents in eldercare facilities. Genesis operates primarily in five regional markets in which over 11,100,000 people over the age of 65 reside. The networks include 326 eldercare centers with approximately 42,200 beds; nine primary care physician clinics; approximately 85 physicians, physician assistants and nurse practitioners; 11 medical supply distribution centers serving over 1,000 eldercare centers with over 80,000 beds; an integrated NeighborCare pharmacy operation with over $900,000,000 in annualized net revenues, including 79 long-term care pharmacies serving approximately 263,000 institutional beds; 34 community-based pharmacies; infusion therapy services and certified rehabilitation agencies providing services through over 600 contracts. The Company also provides diagnostic and hospitality services in selected markets and operates a group purchasing organization. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are: New England Region (Massachusetts/Connecticut/New Hampshire/Vermont/Rhode Island); Midatlantic Region (Greater Philadelphia/Delaware Valley); Chesapeake Region (Southern Delaware/Eastern Shore of Maryland/Baltimore, Maryland/Washington D.C./Virginia); Southern Region (Central Florida); and Allegheny Region (West Virginia/Western Pennsylvania/Eastern Ohio/Illinois/Wisconsin). The Company believes that it is the largest operator of eldercare center beds in the states of New Hampshire, Massachusetts, New Jersey, Pennsylvania, Maryland and West Virginia.

     The Company's eldercare services focus on the central medical and physical issues facing the more medically demanding elderly. By integrating the talents of physicians with case management, comprehensive discharge planning and, where necessary, home support services, the Company believes it provides cost-effective care management to achieve superior outcomes and return customers to the community. The Company believes that its orientation toward achieving improved customer outcomes through its eldercare networks has resulted in increased utilization of specialty medical services, high occupancy of available beds, enhanced quality payor mix and a broader base of repeat customers. Specialty medical services revenues have increased at a compound annual rate of 56% from the fiscal year ended September 30, 1994 to Fiscal 1998 and comprised 52% of the Company's net revenues for Fiscal 1998. Specialty medical services typically generate higher profit margins than basic healthcare services and are less capital intensive.

     The Company's long-term growth strategy is to enhance its existing eldercare networks, establish new eldercare networks in markets it deems attractive and broaden its array of high margin specialty medical services through internal development and selected acquisitions. Consistent with its strategy, the Company has made selected acquisitions of, and investments in, eldercare centers and rehabilitation and pharmacy companies, including the August 28, 1998 Vitalink Transaction. The Company has undertaken several initiatives to position itself to compete in the current healthcare environment. These initiatives include: (i) establishing a strategic division to develop clinical care protocols and monitor the delivery and utilization of medical care; (ii) developing a clinical administration and healthcare management information system; (iii) establishing and marketing the Genesis ElderCare brand name, and establishing Genesis ElderCare toll-free telephone lines along with other trademarks, to increase awareness of the Company's eldercare services in the healthcare market; (iv) seeking strategic alliances with other healthcare providers to broaden the Company's continuum of care; and
(v) creating an independent eldercare advisory board to formulate new and innovative approaches in the delivery of care.

Basic Healthcare Services

     Genesis operates 302 eldercare centers located in 16 states. The centers offer three levels of care for their customers: skilled, intermediate and personal. Skilled care provides 24-hour per day professional services of a registered nurse; intermediate care provides less intensive nursing care; and personal care provides for the needs of customers requiring minimal supervision and assistance. Each eldercare center is supervised by a licensed healthcare administrator and employs a Medical Director to supervise the delivery of healthcare services to residents and a Director of Nursing to supervise the nursing staff. The Company maintains a corporate quality assurance program to monitor regulatory compliance and to enhance the standard of care provided in each center.

     In addition to programs to meet the healthcare needs of its customers, all Genesis eldercare centers offer a variety of quality of life programs. These include the Intergenerational Learning Program that enables residents to function both as students and as instructors in programs with community schools, as well as The Magic Mix Program that provides a supervised setting in which children of working parents can interact with residents of the centers after school. These programs have received recognition at both local and national levels.

     In eight of its eldercare centers, the Company operates Genesis ElderCare Focus programs which are dedicated to meeting the special medical, emotional and psychological needs of Alzheimer's patients. The Focus programs were developed in conjunction with the Dementia Research Clinic at the Johns Hopkins University School of Medicine. These units provide an environment that is designed or modified to assist those with cognitive loss. Clinical experts have experienced significant success and produced benefits to customers served in both Alzheimer's day services and dedicated residential units.

     The following table sets forth, for the periods indicated, information regarding the Company's average number of beds in service and the average occupancy levels at its eldercare centers during the respective fiscal years.




                                                       Year Ended September 30,
                                                  -----------------------------------
                                                     1996        1997         1998
                                                  ---------   ----------   ----------
Average Beds in Service: (1)
 Owned and Leased Facilities ..................     9,429       15,132       15,137
 Managed and Jointly-Owned Facilities .........     5,030        6,101       24,234
Occupancy Based on Average Beds in Service:
 Owned and Leased Facilities ..................        93%          91%          91%
 Managed and Jointly-Owned Facilities .........        93%          92%          92%

------------
(1) Excludes beds in facilities which were unavailable for occupancy due to renovations.


Specialty Medical Services


     The Company emphasizes the delivery of specialty medical services which typically require smaller capital investment and generate higher profit margins than providing basic healthcare services. The Company provides the specialty medical services described below.

     Institutional Pharmacy and Medical Supply Services. The Company, through its NeighborCare pharmacy subsidiaries which have over $900,000,000 in annualized net revenues, provides pharmacy and other services including infusion therapy and medical supplies and equipment to eldercare centers it operates, as well as to independent healthcare providers by contract. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. The Company's institutional pharmacy and medical supply services were developed to provide the products and support services required in the healthcare market. Institutional pharmacy services are designed to help assure quality of care and to control costs at the facilities served. Medical supply services are designed to assure availability and control through maintenance of a comprehensive inventory, extensive delivery services and special ordering and tracking systems. The Company also provides pharmacy consulting services to assure proper and effective drug therapy. The Company provides these services through 79 institutional pharmacies (of which one is jointly-owned) and 11 distribution centers located in its various market areas. In addition, the Company operates 34 community-based pharmacies which are located in or near medical centers, hospitals and physician office complexes. The community-based pharmacies provide prescription and over-the-counter medications and certain medical supplies, as well as personal service and consultation by licensed professional pharmacists. Approximately 89% of the sales attributable to all pharmacy operations in Fiscal 1998 were generated through external contracts with independent healthcare providers with the balance attributable to centers owned or leased by the Company.

     Rehabilitation Therapy. The Company provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy, through seven certified rehabilitation agencies in all five of its regional market concentrations. These services are provided by over approximately 1,800 licensed rehabilitation therapists and assistants employed by Genesis to substantially all of the eldercare centers the Company operates, as well as by contract to healthcare facilities operated by others.

     Subacute Care Programs. The Company has established and actively markets programs for elderly and other customers who require subacute levels of medical care. These programs include ventilator care, intravenous therapy, post-surgical recovery, respiratory management, orthopedic or neurological rehabilitation, terminal care and various forms of coma, pain and wound management. Private insurance companies and other third party payors, including certain state Medicaid programs, have recognized that treating customers requiring subacute medical care in centers such as those operated by Genesis is a cost-effective alternative to treatment in an acute care hospital. The Company provides such care at rates that the Company believes are substantially below the rates typically charged by acute care hospitals for comparable services.

     Other Services. The Company employs or has consulting arrangements with approximately 85 physicians, physician assistants and nurse practitioners who are primarily involved in designing and administering clinical programs and directing patient care. The Company also provides an array of other specialty medical services in certain parts of its eldercare networks, including portable x-ray and other diagnostic services; home healthcare services; and hospitality services such as dietary, housekeeping, laundry, plant operations and facilities management services.


Management Services and Other

     Management Services. The Company provides management services to 189 eldercare centers pursuant to management agreements that provide generally for the Company's day-to-day responsibility for the operation and management of the centers. In turn, Genesis receives management fees, depending on the agreement, computed as either an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The various management agreements, including option periods, terminate between 1999 and 2017. The Company has extended various mortgage and other loans to certain facilities under management contract. See "Notes to Consolidated Financial Statements -- Footnote 9 Notes Receivable and Other Investments."

     Genesis provides development services for a fee in an amount equal to five percent of the total cost of developing and completing facilities developed by Adult Community Total Services, Inc. The contract extends through December 2002 and Genesis is guaranteed a minimum annual development fee of $1,500,000.

     Group Purchasing. The Company's subsidiary, The Tidewater Healthcare Shared Services Group, Inc. ("Tidewater"), is one of the largest group purchasing companies in the Midatlantic region. Tidewater provides purchasing and shared service programs specially designed to meet the needs of eldercare centers and other long-term care facilities. Tidewater's services are contracted to approximately 2,200 members with over 236,000 beds in 44 states and the District of Columbia.


Strategic Clinical Initiatives

     The Company has undertaken several initiatives to position itself to compete effectively in the current healthcare environment. The Company has established a strategic division which is responsible for developing clinical care protocol and monitoring the delivery and utilization of medical care. The Company has also developed a clinical administration and healthcare management information system to monitor and measure clinical and patient outcome data for use by healthcare providers and the Company. The Company is also seeking strategic alliances with selected providers in order to further the continuum of care, increase market share and customer acceptance and create strategic affiliations for negotiating with payors in a managed care environment. In addition to these initiatives, the Company has established toll-free telephone lines and has consolidated its core business under the Genesis ElderCare brand name in an effort to increase the Company's visibility among current and potential customers, payors and other healthcare providers. The Company has also created an independent eldercare advisory board composed of individuals with distinguished credentials in geriatric care to formulate new and innovative approaches in the delivery of care. See "Risk Factors."


Revenue Sources


     The Company derives its basic healthcare and specialty medical revenue from private pay sources, state Medicaid programs and Medicare. The Company classifies payments from persons or entities other than the government as private pay and other revenue. The private pay and other classification also includes revenues from commercial insurers, health maintenance organizations and other charge-based payment sources. Blue Cross and Veterans Administration payments are included in private pay and other revenues and are made pursuant to renewable contracts negotiated with these payors. The private pay rates charged by the Company are influenced primarily by the rates charged by other providers in the local market and by Medicaid and Medicare reimbursement rates. Specialty medical revenues are usually reimbursed under casualty and health insurance coverages. The acuity levels for these insurance patients are generally higher and require additional staff and increased utilization of facility resources, resulting in higher payment rates. Individual cases are either negotiated on a case by case basis with the insurer or the rates are prescribed through managed care contract provisions.


     Medicare is a federally funded and administered health insurance program that consists of Parts A and B. Participation in Part B is voluntary and is funded in part through the payment of premiums. Subject to certain limitations, benefits under Part A include inpatient hospital services, skilled nursing in an eldercare center and medical services such as physical, speech and occupational therapy, certain pharmaceuticals and medical supplies. Part B provides coverage for physician services. Part B also reimburses for medical services with the exception of pharmaceutical services. Medicare benefits are not available for intermediate and custodial levels of care; however, medical and physician services furnished to such patients may be reimbursable under Part B.


     Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which has adversely impacted the Company. The changes have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints; in recent years, the time period between submission of claims and payment has increased. Implementation of the Company's strategy to expand specialty medical services to independent providers should reduce the impact of changes in the Medicare and Medicaid reimbursement programs on the Company as a whole. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may further affect payments made under those programs. Further, the federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers or other providers. There can be no assurances that adjustments from Medicare or Medicaid audits will not have a material adverse effect on the Company. See "Risk Factors."


     Pursuant to the Balanced Budget Act, commencing with cost reporting periods beginning on July 1, 1998, PPS began to be phased in for skilled nursing facilities at a per diem rate for all covered Part A skilled nursing facility services as well as many services for which payment may be made under Part B when a beneficiary who is a resident of a skilled nursing facility receives covered skilled nursing facility care. The consolidated per diem rate is adjusted based upon the RUG. In addition to covering skilled nursing facility services, this consolidated payment will also cover rehabilitation and non-rehabilitation ancillary services.

Physician services, certain nurse practitioner and physician assistant services, among others, are not included in the per diem rate. For the first three cost reporting periods beginning on or after July 1, 1998, the per diem rate will be based on a blend of a facility specific rate and a federal per diem rate. In subsequent periods, and for facilities first receiving payments for Medicare services on or after October 1, 1995, the federal per diem rate will be used without any facility specific blending.

     The Balanced Budget Act also required consolidated billing for skilled nursing facilities. Under the Balanced Budget Act, the skilled nursing facility must submit all Medicare claims for Part A and Part B services received by its residents with the exception of physician, nursing, physician assistant and certain related services, even if such services were provided by outside suppliers. Medicare will pay the skilled nursing facilities directly for all services on the consolidated bill and outside suppliers of services to residents of the skilled nursing facilities must collect payment from the skilled nursing facility. Although consolidated billing was scheduled to begin July 1, 1998 for all services, it has been delayed until further notice for beneficiaries in a Medicare Part A stay in a skilled nursing facility not yet using PPS for the Medicare Part B stay.

     Under the Part A reimbursement methodology applicable to periods prior to the implementation of PPS, each eldercare center receives an interim payment during the year which is adjusted to reflect actual allowable direct and indirect costs of services based on the submission of a cost report at the end of each year. For services not billed through each eldercare center, the Company's specialty medical operations bill Medicare directly for nutritional support services, infusion therapy, certain medical supplies and equipment, physician services and certain therapy services as provided. Medicare payments for these services may be based on reasonable cost charges or a fixed-fee schedule determined by Medicare. As the Company is reimbursed for its direct costs plus an allocation of indirect costs up to a regional limit for periods prior to the implementation of PPS, to the extent that the Company expands its specialty medical services, the costs of care for these patients are expected to exceed the regional reimbursement limits. As a result, the Company has submitted and will be required to submit further exception requests to recover such excess costs under pending or future requests from Medicare. There can be no assurances that the Company will be able to recover such excess costs under pending or future requests. The failure to recover these excess costs in the future would adversely affect the Company's financial position and results of operations. Medicare payments for these services may be based on reasonable cost charges or a fixed-fee schedule determined by Medicare.

     Medicaid is the state administered reimbursement program that covers both skilled and intermediate long-term care. Although Medicaid programs vary from state to state, typically they provide for payment for services including nursing facility services, physician's services, therapy services and prescription drugs, up to established ceilings, at rates based upon cost reimbursement principles. Reimbursement rates are typically determined by the state from cost reports filed annually by each center, on a prospective or retrospective basis. In a prospective system, a rate is calculated from historical data and updated using an inflation index. The resulting prospective rate is final, but in some cases may be adjusted pursuant to an audit. In this type of payment system, center cost increases during the rate year do not affect payment levels in that year. In a retrospective system, final rates are based on reimbursable costs for that year. An interim rate is calculated from previously filed cost reports, and may include an inflation factor to account for the time lag between the final cost report settlement and the rate period. Consequently, center cost increases during any year may affect revenues in that year. Certain states are scheduled to convert, or have recently converted, from a retrospective system, which generally recognizes only two or three levels of care, to a case mix prospective pricing system, pursuant to which payment to a center for patient services directly considers the individual patient's condition and need for services. Moreover, the Balanced Budget Act also repealed the Boren Amendment which required Medicaid payments to nursing facilities to be "reasonable and adequate" to cover the costs of efficiently and economically operated facilities. Under the Balanced Budget Act, states must now use a public notice and comment process for determining Medicaid rates, rate methodology and justifications. It is unclear what the impact of the Balanced Budget Act will have on the Company. The Company employs specialists in reimbursement at the corporate level to monitor both Medicaid and Medicare regulatory developments to comply with all reporting requirements and to insure appropriate payments.

     The following table reflects the allocation of customer service revenues among these sources of revenue.




                                                Year Ended September 30,
                                  ----------------------------------------------------
                                    1994       1995       1996       1997       1998
                                  --------   --------   --------   --------   --------
Private pay and other .........       41%        38%        39%        39%        45%
Medicaid ......................       43         41         36         37         35
Medicare ......................       16         21         25         24         20
                                      --         --         --         --         --
    Total .....................      100%       100%       100%       100%       100%
                                     ===        ===        ===        ===        ===


See "Forward-Looking Statements."


Marketing

     Marketing for eldercare centers is focused at the local level and is conducted primarily by the center administrator and its admissions director who call on referral sources such as doctors, hospitals, hospital discharge planners, churches and various community organizations. In addition to those efforts, the Company's marketing objective is to maintain public awareness of the eldercare center and its capabilities. The Company takes advantage of its regional concentrations in its marketing efforts, where appropriate, through consolidated marketing programs which benefit more than one center.

     Genesis markets specialty medical services to its managed eldercare centers, as well as to independent healthcare providers, in addition to providing such services to its owned, leased and affiliated eldercare centers. The Company markets its rehabilitation therapy and institutional pharmacy and medical supply services through a direct sales force which primarily calls on eldercare centers, hospitals, clinics and home health agencies. The corporate business development department, through regional managers, markets the Company's subacute program directly to insurance companies, managed care organizations and other third party payors. In addition, the marketing department supports the eldercare centers in developing promotional materials and literature focusing on the Company's philosophy of care, services provided and quality clinical standards. See "-- Governmental Regulation" for a discussion of the federal and state laws which limit financial and other arrangements between healthcare providers.

     In Fiscal 1996, the Company announced a consolidation of its core business under the name Genesis ElderCare. The Genesis ElderCare logo and service mark have been featured in a series of print advertisements in publications serving the regional markets in which the Company operates. The Company's marketing of Genesis ElderCare is aimed at increasing awareness among decision makers in key professional and business audiences. The Company is using advertising, including the Company's toll-free ElderCare Lines, to promote its brand name in trade, professional and business publications and to promote services directly to consumers.

     The consumer advertising effort was significantly increased beginning in January 1998 to build awareness of the Genesis ElderCare brand among family caregivers and elders living in the community. The advertising effort, which is concentrated in the Company's key geographic markets, uses television, consumer magazines, and direct mail to motivate consumers who need any of the Company's services to call one of the Company's regional toll-free ElderCare Lines where they are directed to the appropriate resource.


Personnel

     At November 30, 1998, Genesis and its subsidiaries (including Multicare) employed over 45,000 people, including approximately 34,500 full-time and 10,000 part-time employees. Approximately 20% of these employees are physicians and nursing and professional staff. Approximately 15,000 of these employees are employed by Multicare.

     The Company currently has collective bargaining agreements which relate to 61 facilities, including 27 facilities operated by Multicare. The agreements expire at various dates from 1999 through 2001 and cover approximately 5,000 employees. In addition, certain of the Company's facilities have been subject to an aggressive union organizing campaign. The Company believes that its relationship with its employees is generally good.

Employee Training and Development

     Genesis believes that nursing and professional staff retention and development has been and continues to be a critical factor in the successful operation of the Company. In response to this challenge, a compensation program which provides for annual merit reviews as well as financial and quality of care incentives has been implemented to promote center staff motivation and productivity and to reduce turnover rates. Management believes that the Company's wage rates for professional nursing staff are commensurate with market rates. The Company also provides employee benefit programs which management believes, as a package, exceed industry standards. The Company has not experienced any significant difficulty in attracting or retaining qualified personnel.

     In addition, Genesis has established an internal training and development program for both nurse assistants and nurses. Employee training is emphasized by the Company through a variety of in-house programs as well as a tuition reimbursement program. The Company has established, company-wide, the Genesis Nursing Assistant Specialist Program. This program is offered on a joint basis with community colleges. Classes are held on the employees' time, last for approximately six months and provide advanced instruction in nursing care. The Company pays the tuition. When all of the requirements for class participation have been met through attendance, discussion and examinations, the nurses aide graduates and is awarded the title of Nursing Assistant Specialist and receives a salary adjustment. The Company has maintained a retention rate of 77% since 1990 of the nurses aide graduates. Approximately 1,450 nurses aides have graduated from the Genesis Nursing Assistant Specialist Program and received an increase in salary. As the nurse aide continues through the career ladder, the Company continues to provide incentives. At the next level, Senior Nursing Assistant Specialist, the employee receives another increase in salary and additional tuition reimbursement of up to $2,250 toward becoming a Licensed Practical Nurse ("LPN") or Registered Nurse ("RN") and at the Senior Nursing Assistant Specialist Coordinator level, tuition reimbursement increases to a maximum of $3,000 per year towards a nursing degree.

     The Company began a junior level management and leadership training program in 1990 referred to as the Pilot Light Program. The target audience for this training is RN's and LPN's occupying charge nurse positions within the Company's nursing centers as well as junior level managers throughout the Genesis networks. Over 800 participants have graduated from this program.


Governmental Regulation


     The federal government and all states in which the Company operates regulate various aspects of the Company's business. The Company's eldercare centers are subject to certain federal statutes and regulations and to statutory and regulatory licensing requirements by state and local authorities. All Genesis eldercare centers are currently so licensed. In addition, eldercare centers are subject to various local building codes and other ordinances.

     All of the Company's eldercare centers and healthcare services, to the extent required, are licensed under applicable law. All eldercare centers and healthcare services, or practitioners providing the services therein, are certified or approved as providers under one or more of the Medicaid, Medicare or Veterans Administration programs. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State and local agencies survey all eldercare centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government sponsored third party payor programs. The Company believes that its centers are in substantial compliance with the various Medicare and Medicaid regulatory requirements applicable to them. However, in the ordinary course of its business, the Company receives notices of deficiencies for failure to comply with various regulatory requirements. Genesis reviews such notices and takes appropriate corrective action. In most cases, Genesis and the reviewing agency will agree upon the measures to be taken to bring the center into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take various adverse actions against a provider, including the imposition of fines, temporary suspension of admission of new patients to the center, suspension or decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a center's license. These actions may adversely affect the eldercare centers' ability to continue to operate, the ability of the Company to provide certain services, and eligibility to participate in the Medicare, Medicaid or Veterans Administration programs or to receive payments from other payors. Additionally, actions taken against one center may subject other centers under common control or ownership to adverse measures, including loss of licensure or eligibility to participate in Medicare and Medicaid programs. Certain of the Company's centers have received notices in the past from state agencies that, as a result of certain alleged deficiencies, the agency was taking steps to decertify the providers from participation in Medicare and Medicaid programs. Except as described below, in all cases, such deficiencies were remedied before any providers were decertified. On July 14, 1998, the Company announced that it received notice from NewCourtland, owner of eight nursing centers in the Philadelphia area, of the termination of its management agreements for these centers effective July 31, 1998. This notice follows the revocation on June 25, 1998 of the operating license at one of the NewCourtland centers. The center had a long-standing history of regulatory compliance difficulties dating back many years prior to Genesis' management.

     All but 30 of the Genesis eldercare owned and leased centers provide skilled nursing services and are currently certified to receive benefits provided under Medicare for these services. Additionally, all Genesis and Multicare eldercare centers are currently certified to receive benefits under Medicaid. Both initial and continuing qualifications of an eldercare center to participate in such programs depend upon many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

     Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to "medically indigent" persons. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, traditionally they have provided for the payment of certain expenses, up to established limits, at rates based generally on cost reimbursement principles.

     Most states in which Genesis operates have adopted Certificate of Need or similar laws which generally require that a state agency approve certain acquisitions and determine that the need for certain bed additions, new services, and capital expenditures or other changes exist prior to the acquisition or addition of beds or services, the implementation of other changes, or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center's license and adverse reimbursement action.

     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the "anti-kickback" provisions of the federal Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. These laws also include the "Stark legislations" which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has a financial interest. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company. Although the Company has contractual arrangements with some healthcare providers to which the Company pays fees for services rendered or products provided, the Company believes that its practices are not in violation of these laws. The Company cannot accurately predict whether enforcement activities will increase or the effect of any such increase on its business. There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the Medicare and Medicaid programs. In particular, the federal government has issued recent fraud alerts concerning double billing, home health services and the provision of medical supplies to nursing facilities. Accordingly, it is anticipated that these areas may come under closer scrutiny by the government. The Company cannot accurately predict the impact of any such initiatives. See "Risk Factors."


Competition

     The Company competes with a variety of other companies in providing healthcare services. Certain competing companies have greater financial and other resources and may be more established in their respective communities than the Company. Competing companies may offer newer or different centers or services than the Company and may thereby attract the Company's customers who are either presently residents of its eldercare centers or are otherwise receiving its healthcare services. As a result of the Vitalink Transaction, HCR-Manor Care, a publicly traded owner of eldercare centers that competes with the Company in certain markets, owns 586,240 shares of Genesis Preferred which are convertible at the option of the holder into approximately 7,880,000 shares of the Company's Common Stock. Pursuant to the Vitalink Service Contracts, the Company's NeighborCare pharmacy operations provide services to HCR-Manor Care constituting approximately ten percent of the net revenues of NeighborCare. See "Risk Factors -- Competition."

     The Company operates eldercare centers in 16 states. In each market, the Company's eldercare centers may compete for customers with rehabilitation hospitals, subacute units of hospitals, skilled or intermediate nursing centers and personal care or residential centers which offer comparable services to those offered by the Company's centers. Certain of these providers are operated by not-for-profit organizations and similar businesses which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. In competing for customers, a center's local reputation is of paramount importance. Referrals typically come from acute care hospitals, physicians, religious groups, other community organizations, health maintenance organizations and the customer's families and friends. Members of a customer's family generally actively participate in selecting an eldercare center. Competition for subacute patients is intense among hospitals with long-term care capability, rehabilitation hospitals and other specialty providers and is expected to remain so in the future. Important competitive factors include the reputation in the community, services offered, the appearance of a center and the cost of services. See "Risk Factors."

     Genesis competes in providing specialty medical services with a variety of different companies. Generally, this competition is national, regional and local in nature. The primary competitive factors in the specialty medical services business are similar to those in the eldercare center business and include reputation, the quality of clinical services, responsiveness to patient needs, and the ability to provide support in other areas such as third party reimbursement, information management and patient record-keeping. See "Risk Factors -- Dependence on Reimbursement by Third Party Payors."


Insurance

     Genesis carries property and general liability insurance, professional liability insurance, and medical malpractice insurance coverage in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage. Genesis also requires that physicians practicing at its eldercare centers carry medical malpractice insurance to cover their individual practices.


Facilities

     The following table provides information by state regarding the eldercare centers owned, leased and managed by Genesis as of November 1998. Included in Managed Centers are 116 jointly-owned facilities with 13,271 beds. Member centers consist of independently owned facilities that, for a fee, have access to many of the resources and capabilities of the Genesis Eldercare Networks, including participation in Genesis' managed care contracts, preferred provider arrangements and group purchasing arrangements. These centers typically purchase an array of ancillary services from Genesis.

                         Wholly-Owned
                            Centers          Member Centers       Leased Centers       Managed Centers           Total
                      -------------------  -------------------  -------------------  -------------------  -------------------
                       Centers     Beds     Centers     Beds     Centers     Beds     Centers     Beds     Centers     Beds
                      ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------
Pennsylvania .......      16       2,228        5        645         4        503        30       4,100       55       7,476
Massachusetts ......       8       1,092        1        123         1        100        39       5,138       49       6,453
Maryland ...........      13       2,089       11      2,041         7        990         6         907       37       6,027
New Jersey .........      12       1,571        1        178         4        616        26       3,630       43       5,995
Florida ............       4         598       --         --        12      1,409        12       1,308       28       3,315
Connecticut ........       4         615        1        190         1        120        13       1,866       19       2,791
West Virginia ......      --          --       --         --         2        180        23       1,983       25       2,163
Virginia ...........       2         421        1        200         4        670         2         175        9       1,466
New Hampshire ......       8         808       --         --         5        440        --          --       13       1,248
Delaware ...........       4         522        4        539        --         --         1         158        9       1,219
Ohio ...............      --          --       --         --        --         --        14       1,128       14       1,128
Illinois ...........      --          --       --         --        --         --        10         968       10         968
Wisconsin ..........      --          --       --         --        --         --         7         941        7         941
Rhode Island .......      --          --       --         --        --         --         3         373        3         373
North Carolina .....      --          --       --         --        --         --         2         340        2         340
Vermont ............       2         256       --         --        --         --         1          58        3         314
                          --       -----       --      -----        --      -----        --       -----       --       -----
  Total ............      73      10,200       24      3,916        40      5,028       189      23,073      326      42,217
                          ==      ======       ==      =====        ==      =====       ===      ======      ===      ======


The Company believes that all of its centers are well maintained and are in a suitable condition for the conduct of its business.


Legal Proceedings

     Genesis is a party to litigation arising in the ordinary course of business. Genesis does not believe the results of such litigation, even if the outcome is unfavorable to the Company, would have a material adverse effect on its financial position.

     On and after April 29, 1998, certain shareholders of Vitalink (the "Plaintiffs") filed four separate actions in Delaware state court against Vitalink, certain of its officers and directors (the "Individual Defendants"), Genesis and HCR-Manor Care (collectively, the "Defendants") alleging, among other things, that Vitalink, the individual Defendants and HCR-Manor Care breached certain duties owed to the Plaintiffs in connection with the Merger Agreement and certain of the transactions contemplated thereby, and that Genesis has knowingly aided and abetted that alleged breach (the "Stockholders Litigation"). In their complaints, the Plaintiffs sought damages and preliminary and permanent relief to enjoin the Defendants from consummating the Merger and the transactions contemplated thereby. On July 27, 1998, the Plaintiffs and the Defendants entered into a Memorandum of Understanding pursuant to which they agreed in principle, subject to the execution of a written Stipulation of Settlement and approval by the court, to settle the Stockholders Litigation by (a) allowing the Genesis Preferred received by the Vitalink minority stockholders in connection with the Merger to become freely transferable beginning on August 28, 1999 and (b) including certain additional disclosures in the proxy statement/prospectus related to the Vitalink Transaction.

                                  MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information with respect to the executive officers and directors of the Company.




                 Name                    Age                          Position
-------------------------------------   -----   ----------------------------------------------------
Michael R. Walker (1) ...............    50     Chairman and Chief Executive Officer
Richard R. Howard (1) ...............    49     Vice Chairman and Director
David C. Barr .......................    48     Vice Chairman and Chief Operating Officer
Michael G. Bronfein .................    43     President, NeighborCare
George V. Hager, Jr. ................    43     Senior Vice President and Chief Financial Officer
Maryann Timon .......................    45     Senior Vice President for Managed Care
Marc D. Rubinger ....................    49     Senior Vice President and Chief Information Officer
Barbara J. Hauswald .................    39     Vice President and Treasurer
James V. McKeon .....................    34     Vice President and Corporate Controller
Jack R. Anderson (2) ................    73     Director
Samuel H. Howard (2)(3)(4) ..........    59     Director
Roger C. Lipitz (2)(3)(4) ...........    56     Director
Stephen E. Luongo (3) ...............    51     Director
Alan B. Miller (1) ..................    61     Director

------------
(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

(4) Member of the Stock Option Committee of the Board of Directors.

     Michael R. Walker is the founder of the Company and has served as Chairman and Chief Executive Officer of the Company since its inception. In 1981, Mr. Walker co-founded Health Group Care Centers ("HGCC"). At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker has served as Chairman of the Board of Trustees of ElderTrust since its inception in January 1998 and has served as Chairman of the Board of Directors of Multicare since October 1997.

     Richard R. Howard has served as a director of the Company since its inception, as Vice President of Development from September 1985 to June 1986, as President and Chief Operating Officer from June 1986 to April 1997, as President from April 1997 to November 1998 and as Vice Chairman since November 1998. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971. Mr. Howard is a member of the Board of Directors of Multicare.

     David C. Barr has served as Executive Vice President of the Company since October 1988, as Chief Operating Officer since April 1997 and as Vice Chairman since November 1998. Prior to joining Genesis, Mr. Barr was a principal of a private consulting firm, Kane Maiwurm Barr, Inc., which provided management consulting for small and medium-sized firms. Prior to forming this firm, he served as Executive Vice President of Allegheny Beverage Corporation, a service conglomerate. During 1984 and 1985, Mr. Barr served with Equibank, Pittsburgh, Pennsylvania, where he held several positions including Executive Vice President of Corporate Banking. Mr. Barr graduated in 1972 from the University of Miami with a Bachelor of Science degree in Accounting.

     Michael G. Bronfein joined the Company in June 1996 as the President of NeighborCare, which was acquired by Genesis in June 1996. Prior to joining NeighborCare in 1991, Mr. Bronfein held the position of Senior Vice President and Head of Commercial Finance Lending for Signet Banking Corporation in Maryland, Virginia and Washington, D.C. In addition to his position with the Company, Mr. Bronfein serves as the Chairman of the Board of Health Objects Corporation and on the National Board of Advisors -- University of Maryland School of Pharmacy. Mr. Bronfein received a Bachelors of Science Degree in Accounting from the University of Baltimore. He is a Certified Public Accountant and is a member of the AICPA and MACPA.

     George V. Hager, Jr. has served the Company as Senior Vice President and Chief Financial Officer since February 1994. Mr. Hager joined the Company in July 1992 as Vice President and Chief Financial Officer. Mr. Hager was previously partner in charge of the healthcare practice for KPMG LLP in the Philadelphia office. Mr. Hager began his career at KPMG LLP in 1979 and has over 15 years of experience in the healthcare industry. Mr. Hager received a Bachelor of Arts degree in Economics from Dickinson College in 1978 and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant and a member of the AICPA and PICPA. Mr. Hager is a member of the Board of Directors of Multicare.

     Maryann Timon has served as Senior Vice President for Managed Care since May 1996. From January 1995 through May 1996 Ms. Timon served as Corporate Vice President of the Managed Care Division. Ms. Timon joined the Company in December 1990 to form and serve as President of a wholly-owned subsidiary, Healthcare Services Network. Ms. Timon was previously President of Mercy Ventures, Inc., a five-company healthcare specialty group owned by Mercy Medical Center in Baltimore, Maryland. Ms. Timon has 25 years of experience providing eldercare healthcare services. Ms. Timon received an Associate Degree in Applied Science in Nursing in 1973 from the State University of New York at Canton, a Bachelor of Science Degree in Nursing in 1976 from the State University of New York at Utica/Rome and a Master of Gerontological Nursing Degree in 1978 from the University of Rochester.

     Marc D. Rubinger has served as Senior Vice President and Chief Information Officer since April 1997. From November 1995 to April 1997 Mr. Rubinger served as Vice President and Chief Information Officer. Prior to joining the Company, Mr. Rubinger served as General Manager-Decision Support Systems of Shared Medical Systems. From 1975 through 1986, Mr. Rubinger was a partner with Ernst & Young LLP in their national healthcare consulting practice. Mr. Rubinger received a Bachelor of Arts degree in Bioscience from Binghamton University in 1971 and a Masters of Health Administration and Planning from The George Washington University in 1973.

     Barbara J. Hauswald has served as Vice President and Treasurer since April 1998. Prior to joining the Company, Ms. Hauswald served as First Vice President in the Health Care Banking Department of Mellon Bank, N.A. Ms. Hauswald has over 16 years of commercial banking experience. She received a Bachelor of Science degree in Commerce in 1981 from the University of Virginia.

     James V. McKeon has served as Vice President and Corporate Controller since April 1997. Mr. McKeon joined the Company in June 1994 as Director of Financial Reporting and Investor Relations and served as Vice President of Finance and Investor Relations from November 1995 to April 1997. From September 1986 until June 1994, Mr. McKeon was employed by KPMG LLP, most recently as Senior Manager. He received a Bachelor of Science degree in Accountancy from Villanova University in 1986. Mr McKeon is a certified public accountant and a member of the AICPA and PICPA.

     Jack R. Anderson has served as a director of the Company since November 1998. Since 1982, Mr. Anderson has been President of Calver Corporation, a Dallas based health care consulting and investing firm. From September 1981 until May 1982, Mr. Anderson served as President of Manor Care, Inc. From 1970 until 1981, Mr. Anderson served as President and later as Chairman of Hospital Affiliates International, Inc., a hospital management company in Nashville. Mr. Anderson is a member of the Board of Directors of Horizon Health Corporation and PacifiCare Health Systems, Inc.

     Samuel H. Howard has served as a director of the Company since March 1988. He is the founder and chairman of Xantus Corporation ("Xantus") and the founder and President of Phoenix Communications Group, Inc. ("Phoenix Group") and Phoenix Holdings, Inc. all of which are based in Nashville, Tennessee.

Formed in 1993, Xantus provides management services for managed care organizations, including health maintenance organizations serving Tennessee's Medicaid population through the innovative TennCare program which offers a managed care approach to meeting the healthcare needs of Tennessee's Medicaid and uninsured populations. Mr. Howard's past corporate and operations experience in the healthcare industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and Treasurer for Hospital Affiliates International Inc., and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is a member of the Board of Directors of O'Charley's Inc.

     Roger Lipitz has served as a director of the Company since March 1994. From January 1994 until January 1996, Mr. Lipitz served on a consulting basis as Director of Government Relations of the Company. From 1969 until its acquisition by the Company in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long-term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Since 1994, he has been Chairman of the Board of Allegis Health Management, Inc. (formerly known as Global Health Management, Inc.), a privately held Maryland based long-term care company. Mr. Lipitz is a member of the Board of Directors of Blue Cross and Blue Shield of Maryland.

     Stephen E. Luongo has served as a director of the Company since June 1985. He currently is a partner in the law firm of Blank Rome Comisky & McCauley LLP. Blank Rome Comisky & McCauley LLP serves as outside legal counsel for the Company.

     Alan B. Miller has served as a director of the Company since October 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is Chairman of the Board of Trustees of Universal Health Realty Income Trust and a member of the Board of Directors of CDI Corp. and Penn Mutual Life Insurance Company.

     Richard R. Howard and Samuel H. Howard are not related.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an Indenture dated as of December 23, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Upon the effectiveness of the registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement"), the Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Certain capitalized terms used below are defined under "Certain Definitions." The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms provided therein that are used herein but not otherwise defined, and to terms made a part of the Indenture by the Trust Indenture Act. A copy of the Indenture will be made available to holders of the Notes upon request and is filed as an exhibit to this Exchange Offer Registration Statement. See "Where You Can Find More Information."


General


     The Exchange Notes and any Existing Notes that remain outstanding after consummation of the Exchange Offer will be treated as a single class of securities under the Indenture. The Exchange Notes offered hereby will mature on January 15, 2009, will be limited to $125,000,000 aggregate principal amount and will be unsecured obligations of the Company. The Exchange Notes will bear interest at 97/8% per annum. Each Note will bear interest from December 23, 1998 or from the most recent interest payment date to which interest has been paid, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1999 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 1 or July 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any documentary, stamp or similar issue or transfer taxes or other tax or other governmental charge that may be imposed in connection therewith.


     As discussed under "The Exchange Offer," pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Notes, at the Company's cost, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Notes for Exchange Notes, which will have terms identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases) or (ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days following the date of the original issue of the Notes, or if any holder of the Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchase, in certain circumstances, to register the Notes for resale under the Securities Act through a shelf registration statement (the "Shelf Registration Statement"). In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th calendar day following the date of original issue of the Notes, (b) the Exchange Offer Registration Statement has not been declared effective on or prior to the 120th calendar day following the date of original issue of the Notes or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the date of original issue of the Notes, the interest rate borne by the Notes shall be increased by one-quarter of one percent per annum following such 45-day period in the case of (a) above, following such 120-day period in the case of clause (b) above or following such 150-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one percent. Upon (x) the filing of the Exchange Offer Registration Statement after the 45-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 120-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 150-day period described in clause (c) above, the interest rate borne by the Notes from the date of such filing, the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph. See "Exchange Offer; Registration Rights."

     Existing Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.


Optional Redemption

     The Notes will be subject to redemption at any time on or after January 15, 2004 at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning on January 15 of each of the years indicated below:


                     Year              Redemption Price
                   --------           -----------------
                     2004             104.937%
                     2005             102.468%
                     2006             101.234%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time prior to January 15, 2002, the Company, at its option, may use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 109.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the initial aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering.

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.


Sinking Fund

     The Notes are not subject to the benefit of any sinking fund.


Change in Control

     Upon the occurrence of any of the following events, each holder of the Notes shall have the right to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer (the "Change in Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

     A "Change in Control" shall occur at any time that (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), in a single transaction or through a series of related transactions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (ii) the Company consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain Covenants--Limitation on Restricted Payments"), and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction;
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.


     Within 30 days following a Change in Control and prior to the mailing of the notice to the holders of Notes provided for in the next paragraph, the Company covenants to (i) notify the lenders under the Credit Facility that a "Change in Control" under the Indenture has occurred and (ii) either (A) repay in full all Indebtedness under the Credit Facility and permanently reduce the commitments of the lenders thereunder or offer to repay in full all such Indebtedness and permanently reduce such commitments and repay the Indebtedness and permanently reduce the commitment of each lender who has accepted such offer or (B) obtain the requisite consent under the Credit Facility to permit the repurchase of the Notes as provided for in this covenant. The Company shall first comply with the provisions of this paragraph before it shall be required to repurchase the Notes in accordance with this covenant, but any failure to comply with the covenant to offer to purchase the Notes upon a Change in Control shall constitute an Event of Default under the Indenture.

     Within 30 days following any Change in Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of Notes, at his address appearing in the security register, a notice stating, among other things, that a Change in Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of the Notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

     The use of the term "all or substantially all" in Indenture provisions such as clause (ii) of the definition of "Change in Control" and under "Merger and Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of the Notes.

     The occurrence of certain of the events which would constitute a Change in Control would constitute a default under the Credit Facility (which had $1,084,800,000 in principal amount outstanding at December 9, 1998) which ranks senior in right of payment to the Notes, and would require the Company to offer to redeem (i) the $21,939,000 principal amount of the Company's 9 1/4% Mortgage Bonds, which rank senior in right of payment to the Notes, (ii) the $120,000,000 principal amount of the Company's 9 3/4% Notes, which rank pari passu in right of payment to the Notes, and (iii) the $125,000,000 principal amount of the Company's 9 1/4% Notes, which rank pari passu in right of payment to the Notes. Future Indebtedness of the Company may also limit the ability of the Company to repurchase the Notes upon the occurrence of a Change in Control or require the Company to offer to redeem such Indebtedness upon a Change in Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to purchase the Notes could cause a default under such Indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of the Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Under its current financial condition, the Company believes that sufficient funds would not be available to make such required purchases. Even if sufficient funds were otherwise available, the terms of the Credit Facility will prohibit, subject to certain exceptions, the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Credit Facility and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of the Notes exercise their purchase rights following a Change in Control, thereby resulting in a default under the Indenture. Furthermore, the Change in Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.


Subordination


     The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as described below, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.


     Upon the occurrence of any default in the payment of any Designated Senior Indebtedness no payment (other than any payments made pursuant to the provisions described under "-- Satisfaction and Discharge of Indenture; Covenant Defeasance" which have been deposited with the Trustee for at least 124 days) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) shall be made by the Company or any Subsidiary or on behalf of, or out of the property of, the Company, or received by the Trustee or any Noteholder on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been paid in full in cash or Cash Equivalents.


     Upon the occurrence of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee and the Company from a representative or the holder of any Designated Senior Indebtedness of written notice of such Non-payment Default, no payment (other than any payments made pursuant to the provisions described under "-- Satisfaction and Discharge of Indenture; Covenant Defeasance" which have been deposited with the Trustee for at least 124 days) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company or any Subsidiary or on behalf of, or out of the property of, the Company or received by the Trustee or any Noteholder on account of any principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes for the period specified below (the "Payment Blockage Period").


     The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a representative or the holder of any Designated Senior Indebtedness and shall end on the earliest of (subject to any blockage of payments that may then or thereafter be in effect pursuant to the second preceding paragraph) (i) 179 days after receipt of such notice by the Trustee (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date such Non-payment Default and all other Non-payment Defaults as to which notice is also given after such period is initiated shall have been cured or waived or shall have ceased to exist or the Senior Indebtedness related thereto shall have been paid in full or (iii) the date such Payment Blockage Period and any Payment Blockage Periods initiated during such period shall have been terminated by written notice to the Company or the Trustee from the senior representative and the holders of the Designated Senior Indebtedness


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

that have given notice of a Non-payment Default at or after the initiation of such Payment Blockage Period, after which, in the case of clause (i), (ii) or
(iii), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating the first such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of events of default may be given during the Initial Period; provided that during any 365-day consecutive period only one such period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days. No Nonpayment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "Events of Default."

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or Cash Equivalents before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, and the Company may be unable to meet its obligations fully with respect to the Notes.

     "Senior Indebtedness" means all obligations of the Company or any Subsidiary or Affiliate of the Company, now or hereafter existing, under or in respect of the Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition by or against the Company under any state or federal Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) or otherwise (including obligations in respect of the lease financing facility of the Credit Facility) and the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include
(i) Indebtedness evidenced by the Notes, (ii) Indebtedness evidenced by the 9 3/4% Notes or the 9 1/4% Notes, (iii) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Company,
(iv) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of the Bankruptcy Law is without recourse to the Company, (v) Indebtedness which is represented by Redeemable Capital Stock, (vi) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under, or in respect of, the Credit Facility), (vii) Indebtedness of or amounts owed by the Company for compensation to employees or for services, (viii) any liability for federal, state, local or other taxes owed or owing by the Company, (ix) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (x) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (xi) amounts owing under leases (other than Capital Lease Obligations, which for purposes of this section includes, without limitation, obligations in respect of the lease financing facility of the Credit Facility). The Notes shall rank pari passu in right of payment with the Indebtedness evidenced by the 9 3/4% Notes and the 9 1/4% Notes.

     "Designated Senior Indebtedness" is defined as (i) all Senior Indebtedness under, or in respect of, the Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $30,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."


     As of September 30, 1998, on a pro forma as adjusted basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the aggregate amount of Senior Indebtedness would have been approximately $1,426,382,000 (which includes approximately $1,362,485,000 of indebtedness, approximately $30,880,000 of lease obligations of subsidiaries, approximately $14,195,000 of indebtedness of other persons, all of which are guaranteed by the Company, and approximately $18,822,000 of letters of credit issued under the Company's Credit Facility primarily related to the Company's self-insurance programs) and as of such date the aggregate amount of liabilities of the subsidiaries of the Company, which consist primarily of trade payables and accrued compensation, that will effectively rank senior to the Notes was approximately $140,454,000. See "Capitalization." As of September 30, 1998, there were also outstanding $21,939,000 principal amount of the Company's 9 1/4% Mortgage Bonds which will rank senior in right of payment to the Notes and $120,000,000 principal amount of the 9 3/4% Notes and $125,000,000 principal amount of the 9 1/4% Notes which will rank pari passu in right of payment to the Notes. The Notes will rank senior to all other subordinated indebtedness of the Company. The Credit Facility is, secured by the stock and partnership interests of the Company's subsidiaries and first priority liens on the Company's accounts receivable, inventory and all other personal property and substantially all of the Company's subsidiaries are co-obligors of the Credit Facility. See "Risk Factors -- Subordination" and "Capitalization."


Certain Covenants


     The Indenture contains, among others, the following covenants:


     Limitation on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume, or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness) unless at the time of such event and after giving effect thereto on a pro forma basis the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, calculated on the assumption that (i) such Indebtedness had been incurred on the first day of such four-quarter period and (ii) any acquisition or disposition by the Company and its Subsidiaries of any assets out of the ordinary course of business, or any company or business facility, in each case since the first day of its last four completed fiscal quarters, had been consummated on such first day of such four-quarter period, would have been at least 2.00 to 1.00.


     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (l) of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed an issuance of Redeemable Capital Stock.


     Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly:


     (i) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire Qualified Capital Stock of the Company);

     (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any option, warrant or other right to acquire such Capital Stock of the Company or any Affiliate thereof;


     (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or


     (iv) make any Investment in any Person (other than any Permitted Investment) unless the Person thereby becomes a Wholly Owned Subsidiary; (such payments described in (i) through (iv) collectively, "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (x) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or any Subsidiary; (y) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of "-- Limitation on Indebtedness" (other than Permitted Indebtedness); and (3) the aggregate amount of all Restricted Payments (plus, without duplication, dividends and distributions paid to any Person other than the Company, a Wholly Owned Subsidiary or a Permitted Joint Venture as permitted by paragraph (b) under "-- Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions" herein and any Restricted Payments made pursuant to clauses (i), (iv), (v) and (vi) of the succeeding paragraph) declared or made after the date of the Indenture shall not exceed the sum of:


     (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on October 7, 1996 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);


     (B) the aggregate Net Cash Proceeds received after October 7, 1996 by the Company as capital contributions to the Company;


     (C) the aggregate Net Cash Proceeds received after October 7, 1996 by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company or any options or warrants to purchase such shares (other than issuances in respect of clause (ii) of the subsequent paragraph) of Capital Stock (other than Redeemable Capital Stock) of the Company;


     (D) the aggregate Net Cash Proceeds received after October 7, 1996 by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Capital Stock of the Company;


     (E) the aggregate Net Cash Proceeds received after October 7, 1996 by the Company for debt securities that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities are originally sold for cash plus the aggregate cash received by the Company at the time of such conversion or exchange; and


     (F) other Restricted Payments in an aggregate amount not to exceed $10,000,000.


     None of the foregoing provisions shall be deemed to prohibit the following Restricted Payments so long as in the case of clauses (ii), (iii), (v) and (vi) there is no Default or Event of Default continuing:


     (i) dividends paid within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the preceding paragraph and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the provisions of the foregoing paragraph;


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

     (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company; provided that any net proceeds from the issue and sale of such Qualified Capital Stock are excluded from clause 3(C) of the foregoing paragraph;

     (iii) the redemption, repurchase, or other acquisition or retirement of Subordinated Indebtedness of the Company (other than Redeemable Capital Stock) made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes and (D) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes;

     (iv) any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture from a physician or other healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law;

     (v) in addition to the transactions covered by clause (iv) of this paragraph, any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture; or

     (vi) the making of any payment pursuant to any guarantee of Indebtedness of a Permitted Joint Venture.

     Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions. (a) The Company will not permit any Subsidiary to issue any Preferred Stock (other than Preferred Stock issued (i) prior to the date of the Indenture or (ii) to the Company or a Wholly Owned Subsidiary (collectively, "Permitted Preferred Stock")) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own or hold any interest in any Preferred Stock of any Subsidiary, other than with respect to any Preferred Stock issued prior to the date of the Indenture, unless a Subsidiary would be entitled to create, incur or assume Indebtedness pursuant to the covenant described under "-- Limitation on Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

     (b) The Company will not, and will not permit any Subsidiary to, declare or pay dividends or distributions on any Capital Stock of such Subsidiary to any Person (other than to the Company or any Wholly Owned Subsidiary or any lender in its capacity as a pledgee of Capital Stock of any Subsidiary under the Credit Facility); provided, that the foregoing shall not prohibit (i) (A) the Company or any Subsidiary from making any payment of dividends or distributions on the Capital Stock of any Subsidiary in the aggregate up to the amount of Restricted Payments that the Company could make at any time pursuant to the covenant described under "-- Limitation on Restricted Payments;" (B) the purchase, redemption, or other acquisition of the Capital Stock of a Permitted Joint Venture from a physician or other healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law; or (C) the payment of pro rata dividends or distributions to holders of minority interests in the Capital Stock of a Subsidiary made in accordance with the terms of the Agreement pursuant to which such payment is made or (ii) in addition to the transactions covered by clause (i) (B) of this paragraph, in the event no Default or Event of Default has occurred and is continuing, the purchase, redemption, or other acquisition of the Capital Stock of a Permitted Joint Venture.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary or a Permitted Joint Venture) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (ii) with respect to a transaction or series of related transactions involving payments in excess of $5,000,000 in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction complies with clause (i) above and (B) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company; provided, however, that the foregoing restriction shall not apply to (x) any transaction or series of related transactions entered into prior to the date of the Indenture, (y) the payment of reasonable and customary regular fees to directors of the Company or any of its Subsidiaries who are not employees of the Company or any Affiliate or (z) the Company's employee compensation and other benefit arrangements.

     Disposition of Proceeds of Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a board resolution whose determination shall be conclusive) and (ii) at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; provided however, any Asset Sale which constitutes a Permitted Investment under clause (vii) or (viii) of the definition of Permitted Investment shall not be subject to the condition set forth in clause (ii) of this sentence.

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any outstanding Senior Indebtedness as required by the terms thereof, or, if not so required to be applied, the Company determines not to apply such Net Cash Proceeds to the prepayment of such Senior Indebtedness or if no such Senior Indebtedness is outstanding, then the Company may within one year of the Asset Sale, invest (or enter into a legally binding agreement to invest) the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures existing on the date of the Indenture or in any Healthcare Related Business. If any such legally binding agreement to invest any Net Cash Proceeds is terminated, then the Company may invest such Net Cash Proceeds, prior to the end of such one-year period or six months from such termination, whichever is later, in the business of the Company, its Wholly Owned Subsidiaries or Permitted Joint Ventures or in any Healthcare Related Business as provided above. The amount of such Net Cash Proceeds neither used to repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph (after the periods specified in this paragraph) constitutes "Excess Proceeds."

     (c) Subject to paragraph (f) below, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture as follows: the Company shall make an offer to purchase (an "Offer") from all holders of the Notes and other pari passu Indebtedness in accordance with the procedures set forth in the Indenture and such other pari passu Indebtedness in the maximum principal amount (expressed as a multiple of $1,000 in the case of the Notes) of Notes and such other pari passu Indebtedness that may be purchased out of an amount (the "Asset Sale Offer Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and such other pari passu Indebtedness, and the denominator of which is the sum of the outstanding principal amount of the Notes and such other pari passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes and such other pari passu Indebtedness tendered). The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest, if any, to the date such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and such other pari passu Indebtedness. To the extent that the aggregate Offered Price of the Notes and such other pari passu Indebtedness tendered pursuant to an Offer is less than the Asset Sale Offer Amount relating thereto (such shortfall constituting a "Deficiency"), the Company may use such Deficiency, or a portion thereof, in the business of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures or any Healthcare Related Business. Upon completion of the purchase of all the Notes and such other pari passu Indebtedness tendered pursuant to an Offer, the amount of Excess Proceeds shall be reset at zero.

     (d) Whenever the Excess Proceeds received by the Company exceed $10,000,000, in the case of the Notes, such Excess Proceeds shall be set aside by the Company in a separate account pending (i) deposit with the Trustee or a paying agent of the amount required to purchase the Notes tendered in an Offer,
(ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Offer and (iii) application, as set forth above, of Excess Proceeds for general corporate purposes. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any investment made after the amount of Excess Proceeds exceeds $10,000,000 shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments. The Company shall apply the Excess Proceeds to the repayment of other pari passu Indebtedness pursuant to an Offer in accordance with the provisions of such other pari passu Indebtedness.

     (e) If the Company becomes obligated to make an Offer pursuant to clause
(c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered and to satisfaction by or on behalf of the holder of the requirements set forth in clause (f) below.

     (f) In the event that the Company shall be unable to purchase Notes from holders thereof in an Offer because of the provisions (i) of applicable law,
(ii) of the Company's loan agreements, indentures or other contracts in existence on the date of the Indenture, (iii) permitted to exist or become effective by subparagraph (h)(ii) below or (iv) of the Credit Facility, the Company need not make an Offer. The Company shall then be obligated to (i) invest the Excess Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) will be used in the businesses of the Company, its Wholly Owned Subsidiaries or its Permitted Joint Ventures existing on the date of the Indenture or in any Healthcare Related Business or
(ii) apply the Excess Proceeds to repay Senior Indebtedness.

     (g) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Offer.

     (h) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture or
(ii) any Senior Indebtedness existing on the date of the Indenture or thereafter) that would materially impair the ability of the Company to make an Offer to purchase the Notes upon an Asset Sale or, if such Offer is made, to pay for the Notes tendered for purchase.

     Limitation on Liens Securing Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind upon any of their respective assets or properties now owned or acquired after the date of the Indenture or any income or profits therefrom securing (i) any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company, unless the Notes are equally and ratably secured; provided that, if such Indebtedness which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company is expressly subordinate to the Notes, the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes; provided, further, that this clause (i) shall not be applicable to any Liens securing any such Indebtedness which became Indebtedness of the Company pursuant to a transaction permitted under "-- Merger and Sale of Assets, etc." or Liens securing Acquired Indebtedness and, in each case, which Liens were in existence at the time of such transaction or incurrence of such Acquired Indebtedness (unless such Indebtedness was incurred in connection with, or in contemplation of, such transaction or incurrence of such Acquired Indebtedness), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than property or assets acquired in such transaction or securing such Acquired Indebtedness, or (ii) any assumption, guarantee or other liability of any Subsidiary in respect of any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the

Company, unless the substantially similar assumption, guarantee or other liability of such Subsidiary in respect of the Notes is equally and ratably secured; provided that, if such subordinated Indebtedness is expressly by its terms subordinate or junior to the Notes, then the Lien securing the assumption, guarantee or other liability of such Subsidiary in respect of such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the assumption, guarantee or other liability of such Subsidiary in respect of the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes; provided, further, that this clause (ii) shall not be applicable to Liens securing any such assumption, guarantee or other liability which existed at the time such Subsidiary became a Subsidiary and which Liens were in existence at the time of such transaction (unless such assumption, guarantee or other liability was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary), so long as such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets of such Person.


     Limitation on Other Senior Subordinated Indebtedness. The Company will not create, incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness, other than the Notes, that is subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture.


     Limitation on Issuance of Guarantees of Subordinated Indebtedness. (a) The Company will not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company which is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Subsidiary and (A) if any such assumption, guarantee or other liability is subordinated, the guarantee under the supplemental indenture shall be subordinated to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture and (B) if such subordinated or junior Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such subordinated or junior Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such subordinated or junior Indebtedness is subordinated or junior to the Notes under the Indenture; and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.


     (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (together with any Liens arising from such Guarantee) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture or (ii) the release or discharge of the assumption, guarantee or other liability which resulted in the creation of such Guarantee.


     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any restriction of any kind, on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or
(iv) transfer any of its property or assets to the Company or any other Subsidiary, except (a) any encumbrance or restriction existing under or by reason of applicable law; (b) any encumbrance or restriction existing under or by reason of customary non-assignment provisions of any lease governing a leasehold interest of the Company, or any Subsidiary; (c) any restriction pursuant to an agreement in effect at or entered into on the date of the Indenture as set forth in a schedule to the Indenture; (d) any restriction existing under the Credit Facility as in effect on the date of the Indenture;
(e) any restriction, with respect to a Subsidiary that is not a Subsidiary on


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

the date of the Indenture, in existence at the time such Person becomes a Subsidiary or created on the date it becomes a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; and
(f) any restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (c) through (e), provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (in the opinion of the Board of Directors of the Company whose determination shall be conclusive).


     Reporting Requirements. The Indenture will require that the Company file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will be required to file copies of such reports and documents with the Trustee within 15 days after it files them with the Commission.


     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.


     Merger and Sale of Assets, etc. The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (A) the Company shall be the continuing corporation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company, substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "-- Certain Covenants -- Limitation on Indebtedness" (other than Permitted Indebtedness);
(v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee of the Notes shall apply to such person's obligations under the Indenture and the Notes; and (vi) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or disposition and such supplemental indenture comply with the terms of the Indenture.


     Each Guarantor, if any (other than any Subsidiary whose Guarantee is being released pursuant to the provisions under "-- Certain Covenants -- Limitation on Issuance of Guarantees of Subordinated


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

Indebtedness" as a result of such transaction), shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity unless (i) either
(A) such Guarantor shall be the continuing corporation or partnership or (B) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor substantially as an entirety shall be a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately before and immediately thereafter (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.


     Notwithstanding the foregoing, any Wholly Owned Subsidiary may (i) merge or consolidate with or into any other Wholly Owned Subsidiary or the Company or
(ii) sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of its properties and assets to any other Wholly Owned Subsidiary or the Company; provided, that (A) any Person surviving any such merger or consolidation with a Guarantor or which acquires substantially all of the assets of any Guarantor (the "Acquisition Survivor") shall expressly assume by a supplemental indenture or guarantee executed and delivered to the Trustee, in form satisfactory to the Trustee, any obligations of such Subsidiary to guarantee the obligations owing under the Indenture; and (B) the Acquisition Survivor shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the transaction and the supplemental guarantee or indenture executed in connection therewith comply with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.


     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture and/or the Guarantees, as the case may be, with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, herein and/or in the Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Indenture, the Notes or a Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or a Guarantee, as the case may be.


Events of Default


     An Event of Default will occur under the Indenture if:


     (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;


     (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Stated Maturity;


     (iii) (A) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or of any Guarantor under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with elsewhere in the Indenture) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (B) there shall be a default in the performance or breach of the provisions of "-- Merger and Sale of Assets, etc;" (C) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Dispositions of Proceeds of Asset Sales;" or (D) the Company shall have failed to make or consummate a Change in Control Offer in accordance with the provisions of "Change in Control;"


     (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;


     (v) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any Subsidiary or any of their respective properties which is not fully covered by insurance, bond, surety or similar instrument and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or


     (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary shall have occurred.


     If an Event of Default (other than as specified in clause (vi)) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of all the Notes due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest to the date the Notes become due and payable, by a notice in writing to the Company (and to the Trustee, if given by the holders of the Notes and, if the Credit Facility is in effect, to the representative of the Credit Facility) and, upon any such declaration such principal shall become immediately due and payable and the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. If an Event of Default specified in clause
(vi) above occurs and is continuing, then the principal of all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.


     At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.


     The holders of not less than a majority in aggregate principal amount of the Notes then outstanding may on behalf of the holders of all the Notes waive any past Defaults under the Indenture, except a Default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note then outstanding.


     The Company is also required to notify the Trustee within five days of the occurrence of any Default.

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

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.


Satisfaction and Discharge of the Indenture; Covenant Defeasance

     The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption; (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes; (iii) rights of holders of the Notes to receive payments of principal and interest on the Notes; (iv) rights, obligations and immunities of the Trustee under the Indenture; and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (A) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or
(C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

     The Indenture will also cease to be in effect (except as described in (i)-(v) in the immediately preceding paragraph) and the Indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes. Such a trust may only be established if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company has delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions related to the defeasance have been complied with.

     The Company and any Guarantor may also be released from its obligations under certain covenants that are described in the Indenture and shall cease to be subject to clause (iii) of the first paragraph under "Events of Default," with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash, U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company or any Guarantor is party or by which it is bound; (ii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in such sections of the Indenture, whether directly or indirectly by reason of any reference elsewhere in the Indenture of such sections or by reason of any reference in such sections to any other provision in the Indenture or in any other document, and such omission will not constitute an Event of Default.


Modifications and Amendments

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors, if any, and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control or make and consummate the Offer with respect to any Asset Sales or modify any of the provisions or definitions with respect thereto;
(iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture or with respect to any Guarantee;
(iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "-- Merger and Sale of Assets, etc.," consent to the assignment or transfer by the Company or any Guarantor of any of their rights and obligations under the Indenture; or (vi) modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in a manner adverse to the holders of the Notes. Any amendment to the subordination provisions of the Notes will also require the consent of the holders of Designated Senior Indebtedness.

     The holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.


Governing Law

     The Indenture, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.


Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other


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

than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.


     "Affiliate" means with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock, (iii) any officer or director of (A) any such specified Person, (B) any Subsidiary of such specified Person or (C) any Person described in clauses (i) or (ii) above or (iv) any other Person having a relationship with any natural Person described in clauses (i), (ii) or (iii) above by blood, marriage or adoption not more remote than first cousin or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such other Person described in this clause (iv). For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties and assets that is governed by the provisions described under "-- Merger, Sale of Assets, etc.," (ii) any transfer of properties or assets of the Company to any Wholly Owned Subsidiary, or of any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture or
(iii) transfers of properties or assets in any twelve month period (A) the Fair Market Value of which does not, in the aggregate, exceed 2.5% of the Company's Consolidated Total Assets and (B) the Consolidated EBITDA related to such properties or assets does not, in the aggregate, exceed 2.5% of the Company's Consolidated EBITDA.


     "Attributable Debt" in respect of a sale-leaseback transaction or an operating lease in respect of a healthcare facility means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale-leaseback transaction or operating lease in respect of a healthcare facility for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.


     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of each such principal payment by
(ii) the sum of all such principal payments.


     "Bankruptcy Law" means Title 11, United States Code, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.


     "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded on the balance sheet of such Person as a capitalized lease obligation.


     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or equity interests.

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     "Cash Equivalent" means (i) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, time deposit, money market account or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency and
(iii) commercial paper, maturing not more than three months after the date of acquisition, issued by any corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the date of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Company" means Genesis Health Ventures, Inc., a corporation incorporated under the laws of Pennsylvania, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317 as they are applicable to the Company, the term "Company" shall include any other obligor with respect to the Notes for purposes of complying with such provisions.

     "Consolidated EBITDA" of any Person means with respect to any determination date, Consolidated Net Income before extraordinary items and gains or losses realized in connection with Asset Sales, plus (i) Consolidated Income Tax Expense, plus (ii) consolidated depreciation expense, plus (iii) consolidated amortization expense, plus (iv) Consolidated Interest Expense, plus (v) all other non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

     "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (i) the interest expense of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation, (A) amortization of debt discount, (B) the net cost under interest rate contracts (including amortization of discounts), (C) the interest portion of any deferred payment obligation and (D) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, in each case as determined in accordance with GAAP, plus (iii) Preferred Stock dividends in respect of Preferred Stock of the Company or any Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary. For purposes of clause (iii) of the preceding sentence, dividends shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of the Company and its Consolidated Subsidiaries (expressed as a decimal).

     "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Subsidiaries for such period as determined in accordance with

GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding (i) all extraordinary gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income of the Company and its Consolidated Subsidiaries allocable to investments in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with the Company or any of its Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) any gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders.

     "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries determined in accordance with GAAP.

     "Consolidated Rental Payments" of any Person means, for any period, the aggregate rental obligations of such Person and its Consolidated Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in conformity with GAAP, payable in respect of such period under Attributable Debt or leases of real or personal property not constituting Attributable Debt (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in any event, (i) that portion of Consolidated Interest Expense of such Person representing payments by such Person or any of its Consolidated Subsidiaries in respect of Capital Lease Obligations (net of payments to such Person or any of its Consolidated Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such Person and its Consolidated Subsidiaries in respect of such Capital Lease Obligations for such period (net of payments to such Person or any of its Consolidated Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining such amortization amount).

     "Consolidated Total Assets" of any Person means the Consolidated total assets of such Person and its Consolidated Subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries determined in accordance with GAAP.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "Credit Facility" means (i) the Third Amended and Restated Credit Agreement, dated October 9, 1997, as first amended on March 5, 1998, as second amended on August 28, 1998, and as third amended on December 15, 1998 (the "Credit Facility"), with Mellon Bank, N.A., Citibank USA, Inc., First Union National Bank and NationsBank, N.A., as agents, as the same may be amended, restated, renewed, extended, restructured, supplemented or otherwise modified from time to time, (ii) any Loan Documents (as defined in the Third Amended and Restated Credit Agreement as in effect from time to time) and any other documents or instruments executed by the Company pursuant to or in connection with the Third Amended and Restated Credit Agreement and (iii) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the Third Amended and Restated Credit Agreement or any other agreement deemed a Credit Facility under clause (i), (ii) or (iii) hereof, whether or not with the same agent, trustee, representative, lenders or holders, regardless of whether the Third Amended and Restated Credit Agreement or Credit Facility or any portion thereof was outstanding or in effect at the time of such restatement, renewal, extension, restructuring, supplement or modification. Without limiting the generality of the foregoing, the term "Credit Facility" shall include any amendment, restatement, renewal, extension, restructuring, supplement or modification to any Credit Facility and all refundings, refinancings and replacements of any Credit Facility, including any agreement (a) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding or deleting borrowers or guarantors thereunder, so long as such borrowers and guarantors include one or more of the Company and its Subsidiaries and their respective successors and assigns, provided that on the date thereof the addition of such borrower or guarantor would not be prohibited by the definition of "Permitted Indebtedness" and the provisions described under "-- Certain Covenants--Limitation on Liens Securing Subordinated Indebtedness" and "-- Certain Covenants--Limitation on Issuance of Guarantees of Subordinated Indebtedness," (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder provided such increase is permitted to be incurred under the definition of "Permitted Indebtedness" or is or will be permitted to be incurred under the provisions described under "-- Certain Covenants--Limitation on Indebtedness" or (d) otherwise altering the terms and conditions thereof in a manner not prohibited by the definition of "Permitted Indebtedness" and the provisions described under "-- Certain Covenants--Limitation on Liens Securing Subordinated Indebtedness", "-- Certain Covenants--Limitation on Issuance of Guarantees of Subordinated Indebtedness" and "-- Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced or otherwise modified from time to time, and includes any agreement extending the maturity of all or any portion of the Indebtedness thereunder.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Eligible Accounts Receivables" as of any date means the book value of all accounts receivables of the Company and its Subsidiaries that would be shown on a Consolidated balance sheet of the Company and its Subsidiaries prepared on such date in accordance with GAAP, which are not more than 180 days past their due date and were entered into on normal payment terms.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

     "Fiscal Year" with respect to the Company shall mean the fiscal year of the Company.

     "Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, and one-third of Consolidated Rental Payments plus, without duplication, all depreciation, amortization and all other non-cash charges (excluding any such non-cash charge constituting an extraordinary item or loss or any non-cash charge which requires an accrual of or a reserve for cash charges for any future period), in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP to (ii) the sum of (A) Consolidated Interest Expense for such period and (B) one-third of Consolidated Rental Payments for such period; provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect on the date of the Indenture.

     "Guarantee" means the guarantee by any Guarantor which guarantees the Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such

Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "Guaranteed Debt" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means any Person which guarantees the Indenture Obligations pursuant to the Indenture.

     "Healthcare Related Business" means a business, the majority of whose revenues result from healthcare, long-term care, or managed care related businesses or facilities, including businesses which provide insurance relating to the costs of healthcare, long-term care or managed care services.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit or acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,
(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or an Affiliate of such Person was a party (other than any obligation of such Person to pay an amount to another Person based on income in respect of Capital Stock or assets which were purchased or in respect of such merger to which such Person or an Affiliate was a party except for such obligations which are required in accordance with GAAP to be classified as a liability on the balance sheet of such Person), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (v) all obligations under Interest Rate Contracts of such Person, (vi) all Capital Lease Obligations of such Person, (vii) all indebtedness referred to in clauses (i) through (vi), (ix) and (x) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon any property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (viii) all Guaranteed Debt of such Person, (ix) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (x) all Attributable Debt of such Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

     "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

     "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.


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

     "Investments" means, with respect to any Person, directly or indirectly, any advance, loan or other extension of credit (including any guarantee) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others, or any payment for property or services for the account or use of others or otherwise), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) issued or owned by any other Person.


     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.


     "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, or any redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change in Control Offer in respect of a Change in Control, call for redemption or otherwise.


     "Net Cash Proceeds" means, with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.


     "Permitted Indebtedness" means:


     (a) Indebtedness of up to $300,000,000 outstanding principal amount under the Credit Facility;


     (b) any guarantee by the Company or any Subsidiary under the Credit
Facility;


     (c) Indebtedness in existence on the date of the Indenture;


     (d) Indebtedness of the Company pursuant to the Notes;


     (e) Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the Company's or any Subsidiary's insurance or self-insurance obligations (including to secure workers' compensation and other similar insurance coverages);


     (f) Interest Rate Contracts, to the extent that the notional principal amount of such obligations does not exceed the amount of Indebtedness outstanding or committed to be incurred on the date such Interest Rate Contracts are entered into;


     (g) Indebtedness of the Company to a Wholly Owned Subsidiary and Indebtedness of a Subsidiary to the Company or another Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or a Wholly Owned Subsidiary) shall be deemed, in each case to be incurred and shall be treated as an incurrence for purposes of the covenant described under "-- Limitation on Indebtedness" at the time the Wholly Owned Subsidiary in question ceased to be a Wholly Owned Subsidiary;


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

     (h) any guarantees of Indebtedness by a Subsidiary entered into in accordance with "-- Certain Covenants--Limitation on Issuance of Guarantees of Subordinated Indebtedness";

     (i) Indebtedness incurred by the Company or any Subsidiary consisting of Purchase Money Obligations in an amount not to exceed $15,000,000 at any one time outstanding;

     (j) Indebtedness incurred by the Company or any Wholly Owned Subsidiary consisting of Capital Lease Obligations in an amount not to exceed $15,000,000 at any time outstanding;

     (k) Indebtedness of the Company or any Wholly Owned Subsidiary, in addition to that described in clauses (a) through (k) of this definition of "Permitted Indebtedness," in an aggregate principal amount outstanding at any given time not to exceed $40,000,000; and

     (l) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clauses (a) through (e) of this definition of "Permitted Indebtedness," including any successive renewals, extensions, substitutions, refundings, refinancings or replacements, so long as
(i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transactions and, in each case, actually paid, plus the amount of expenses of the Company incurred in connection with such refinancing;
(ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced; and (iii) any such new Subordinated Indebtedness has an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the refinanced Subordinated Indebtedness and a final Stated Maturity later than the final Stated Maturity of the Notes.

     "Permitted Investment" means (i) the Notes or any Guarantees; (ii) Temporary Cash Investments; (iii) Indebtedness of the Company to a Subsidiary and Indebtedness of a Subsidiary to the Company or another Subsidiary; (iv) Investments in existence on the date of the Indenture; (v) Investments in any Wholly Owned Subsidiary by the Company or any Wholly Owned Subsidiary or any Investment in the Company by any Wholly Owned Subsidiary; (vi) receivables owing to the Company and its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vii) Investments in any Permitted Joint Ventures;
(viii) Investments in any Healthcare Related Businesses, provided that the Company is able, at the time of such Investment and immediately after giving pro forma effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Indebtedness" covenant; (ix) Investments acquired or retained from another Person in connection with any sale, conveyance, transfer, lease or other disposition of any properties or assets to such Person in accordance with the covenant described under "-- Disposition of Asset Sales"; and (x) in addition to Permitted Investments described in the foregoing clauses (i) through (ix), Investments in the aggregate amount of $20,000,000 at any one time outstanding.


     "Permitted Joint Venture" means any Subsidiary which owns, operates or services Healthcare Related Businesses.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person.

     "Public Equity Offering" means an underwritten public offering of common stock (other than Redeemable Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4, Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Obligations" means any Indebtedness of the Company or any Subsidiary incurred to finance the acquisition or construction of any Property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed by the Company or a Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any Property other than the Property so acquired or constructed.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Redemption Date" when used with respect to any Note to be redeemed pursuant to any provision in the Indenture means the date fixed for such redemption by or pursuant to the Indenture.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Notes.

     "Subsidiary" means (i) a corporation (A) at least 50% of the Voting Stock of which is at the time owned, directly or indirectly, by the Company and (B) of which the Company, directly or indirectly, has the right to elect a majority of the members of the Board of Directors either as a result of the ownership of a majority of the Voting Stock of such corporation or pursuant to a shareholders or other voting agreement or (ii) any partnership, joint venture, limited liability company or similar entity at least 50% of the total equity and voting interests of which (x) is at the time owned, directly or indirectly, by the Company whether in the form of membership, general, special or limited partnership, or otherwise and (y) the Company or any Wholly Owned Subsidiary is a controlling general partner or otherwise controls such entity.


     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency and (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Corporation or any successor rating agency.


     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary.


Book-Entry Delivery and Form

     The certificates representing the Notes will be issued in fully registered form. Except as described in the next paragraph, the Notes initially will be represented by a Global Note in fully registered form without interest coupons (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     Existing Notes (i) originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Institutional Accredited Investors") who are not "qualified institutional buyers" (as defined in Rule 144A) ("Qualified Institutional Buyers"), (ii) except as described below, purchased by or transferred to Persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) held by Qualified Institutional Buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser or to a Qualified Institutional Buyer, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the Global Note, DTC or is custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depository. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsiblity of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificated Notes for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Neither the Company nor the Trustee will have any responsiblity for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES


     The following summary describes the material United States federal income tax consequences as of the date hereof of the exchange of the Existing Notes for the Exchange Notes and ownership of Notes by United States Holders as described below. Except where noted, it deals only with Notes held as capital assets by initial purchasers that purchased the Existing Notes at their issue price and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or holders of Notes whose "functional currency" is not the U.S. dollar.


     Furthermore, the discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.


Exchange Offer


     The exchange of the Existing Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Existing Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Existing Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Existing Notes for Exchange Notes pursuant to the Exchange Offer.


Payments of Interest


     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.


Original Issue Discount


     The Existing Notes were issued with OID in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments to be made on the Existing Note other than "qualified stated interest") and their "issue price." Since the Exchange Notes will constitute a continuation of the Existing Notes for federal income tax purposes, the OID rules applicable to the Existing Notes will continue to apply to the Exchange
Notes: United States Holders should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below).

     This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations").

     The "issue price" of each Note was the first price at which a substantial amount of that particular offering was sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The stated interest payments on the Notes are qualified stated interest.

     The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID and unstated interest. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.


Sale, Exchange and Retirement of Notes


     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID and reduced by any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.


Non-United States Holders


     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:


     (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

     (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form ("IRS") W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interests paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest (including OID) made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest and OID on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal, interest and OID on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION


     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will furnish to each Participating Broker-Dealer as many copies of this Prospectus, as amended or supplemented, as such Participating Broker-Dealer may reasonably request. In addition, each Participating Broker-Dealer shall be authorized to deliver this Prospectus in connection with the sale or transfer of the Exchange Notes. In addition, until
   , all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for the Company by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania. As to matters of New York law, Blank Rome Comisky & McCauley LLP will rely upon the opinion of Simpson Thacher & Bartlett, New York, New York. Stephen Luongo, a partner in Blank Rome Comisky & McCauley LLP, is the beneficial owner of 52,018 shares of Common Stock and is a director of the Company.

                                    EXPERTS


     The consolidated financial statements of the Company as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998 have been included herein and the related schedule incorporated herein by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Multicare and its subsidiaries for the years ended December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 included in Multicare's 1996 Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.


     The consolidated financial statements and schedules of Vitalink as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 appearing in Vitalink's Annual Report on Form 10-K for the year ended May 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL INFORMATION



                                                                                              Page
                                                                                             -----
Consolidated Financial Statements
Independent Auditors' Report .............................................................    F-2
Consolidated Balance Sheets as of September 30, 1998 and 1997 ............................    F-3
Consolidated Statements of Operations for the years ended September 30, 1998, 1997 and        F-4
  1996
Consolidated Statements of Shareholders' Equity for the years ended September 30, 1998,
1997 and 1996 ............................................................................    F-5
Consolidated Statements of Cash Flows for the years ended September 30, 1998, 1997 and        F-6
  1996
Notes to Consolidated Financial Statements ...............................................    F-7
Pro Forma Condensed Consolidated Financial Statements ....................................   F-29
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
September 30, 1998 .......................................................................   F-30
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations ..............   F-31

                         Independent Auditors' Report


The Board of Directors and Shareholders
Genesis Health Ventures, Inc.:

     We have audited the accompanying consolidated balance sheets of Genesis Health Ventures, Inc. and Subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations, and their cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                                    KPMG LLP
Philadelphia, Pennsylvania
December 15, 1998

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets




                                                                      September 30,    September 30,
                                                                           1998            1997
                                                                     ---------------  --------------
                                                                     (in thousands except share and
                                                                             per share data)
                               Assets
Current assets:
 Cash and equivalents .............................................    $    4,902       $   11,651
 Investments in marketable securities .............................        26,658           14,729
  Accounts receivable, net of allowance for doubtful accounts of
   $73,719 in 1998 and $39,418 in 1997 ............................       376,023          205,129
 Cost report receivables ..........................................        62,257           60,865
 Inventory ........................................................        63,760           25,568
 Prepaid expenses and other current assets ........................        40,579           34,495
                                                                       ----------       ----------
      Total current assets ........................................       574,179          352,437
                                                                       ----------       ----------
 Property, plant, and equipment, net ..............................       596,562          578,397
 Notes receivable and other investments ...........................        47,623          108,714
 Other long-term assets ...........................................        73,904           31,722
 Investments in unconsolidated affiliates .........................       344,567            2,887
 Goodwill and other intangibles, net ..............................       990,533          359,956
                                                                       ----------       ----------
      Total assets ................................................    $2,627,368       $1,434,113
                                                                       ==========       ==========
                   Liabilities and Shareholders' Equity
Current liabilities:
 Current installments of long-term debt ...........................    $   49,712       $    8,273
 Accounts payable .................................................        80,980           47,547
 Accrued expenses .................................................        59,474           33,835
 Accrued compensation .............................................        59,371           23,116
 Accrued interest .................................................        18,924           12,736
                                                                       ----------       ----------
      Total current liabilities ...................................       268,461          125,507
                                                                       ----------       ----------
Long-term debt ....................................................     1,358,595          651,667
Deferred income taxes .............................................        72,828           37,745
Deferred gains and other long-term liabilities ....................        52,412           11,173
Shareholders' equity:
 Series G Cumulative Convertible Preferred Stock, par $.01,
   authorized 5,000,000 shares, 590,253 issued and outstanding at
   September 30, 1998 .............................................             6               --
 Common stock, par $.02, authorized 60,000,000 shares, issued and outstanding 35,225,731 and 35,180,130 at September 30, 1998;
   35,117,075 and 35,071,474 at September 30, 1997 ................           704              702
 Additional paid-in capital .......................................       749,491          457,232
 Retained earnings ................................................       124,430          150,330
 Net unrealized gain on marketable securities .....................           684               --
 Treasury stock, at cost ..........................................          (243)            (243)
                                                                       ----------       ----------
      Total shareholders' equity ..................................       875,072          608,021
                                                                       ----------       ----------
      Total liabilities and shareholders' equity ..................    $2,627,368       $1,434,113
                                                                       ==========       ==========


          See accompanying notes to consolidated financial statements

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations




                                                            Year ended September 30,
                                                ------------------------------------------------
                                                     1998             1997             1996
                                                --------------   --------------   --------------
                                                (In thousands, except share and per share data)
Net revenues:
 Basic healthcare services ..................    $   554,855      $   549,963      $   348,016
 Specialty medical services .................        736,541          502,382          290,428
 Management services and other, net .........        113,909           47,478           33,025
                                                 -----------      -----------      -----------
      Total net revenues ....................      1,405,305        1,099,823          671,469
                                                 -----------      -----------      -----------
Operating expenses:
 Salaries, wages and benefits ...............        597,513          512,317          315,494
 Other operating expenses ...................        525,106          346,599          201,866
 General corporate expense ..................         53,179           41,039           25,840
 Loss on impairment of assets ...............         94,817           15,000               --
Depreciation and amortization ...............         52,385           41,946           25,374
Lease expense ...............................         31,182           28,587           18,638
Interest expense, net .......................         82,088           39,103           24,926
Debenture conversion expense ................             --               --            1,245
                                                 -----------      -----------      -----------
Earnings (loss) before income taxes,
 equity in net income of unconsolidated
 affiliates and extraordinary items .........        (30,965)          75,232           58,086
Income taxes ................................         (8,158)          27,088           20,917
                                                 -----------      -----------      -----------
Earnings (loss) before equity in net
 income of unconsolidated affiliates and
 extraordinary items ........................        (22,807)          48,144           37,169
Equity in net income of unconsolidated
 affiliates .................................            486               --               --
                                                 -----------      -----------      -----------
Earnings (loss) before extraordinary
 items ......................................        (22,321)          48,144           37,169
Extraordinary items, net of tax .............         (1,924)            (553)              --
                                                 -----------      -----------      -----------
Net income (loss) ...........................        (24,245)          47,591           37,169
Preferred stock dividend ....................          1,655               --               --
                                                 -----------      -----------      -----------
Net income (loss) available to common
 shareholders ...............................        (25,900)          47,591           37,169
                                                 ===========      ===========      ===========
Per common share data:
 Basic
    Earnings (loss) before extraordinary
     items ...................................   $     (0.68)     $      1.39      $      1.40
    Net income (loss) .......................    $     (0.74)     $      1.38      $      1.40
    Weighted average shares of common
     stock and equivalents ...................    35,159,195       34,557,874       26,541,980
                                                 -----------      -----------      -----------
 Diluted
   Earnings (loss) before extraordinary
    items ...................................    $     (0.68)     $      1.34      $      1.29
   Net income (loss) ........................    $     (0.74)     $      1.33      $      1.29
   Weighted average shares of common
    stock and equivalents ...................     35,159,195       36,119,820       31,058,214
                                                 ===========      ===========      ===========


          See accompanying notes to consolidated financial statements

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                Consolidated Statements of Shareholders' Equity




                                              Series G
                                             cumulative                                Net unrealized
                                            convertible    Additional                     gain on
                                  Common     preferred       paid-in      Retained       marketable     Treasury
                                   stock       stock         capital      earnings       securities      stock       Total
                                 --------  -------------  ------------  ------------  ---------------  ---------  -----------
                                                                    (Dollars in thousands)
Balance at September 30,
 1995 .........................    $294         $ --        $155,927     $  65,570          $ --        $ (243)    $ 221,548
                                   ----         ----        --------     ---------          ----        ------     ---------
Issuance of additional
 common stock, net of issu-
 ance costs ...................     136           --         211,529            --            --            --       211,665
Conversion of Debentures ......      42           --          41,676            --            --            --        41,718
Exercise of common stock
 options ......................       5           --           2,503            --            --            --         2,508
Effect of stock split .........     163           --            (163)           --            --            --            --
  1996 net earnings ...........      --           --              --        37,169            --            --        37,169
                                   ----         ----        --------     ---------          ----        ------     ---------
Balance at September 30,
  1996 ........................    $640         $ --        $411,472     $ 102,739          $ --        $ (243)    $ 514,608
                                   ====         ====        ========     =========          ====        ======     =========
Exercise of common stock
 options ......................       4           --           2,815            --            --            --         2,819
Conversion of Debentures ......      58           --          42,945            --            --            --        43,003
  1997 net earnings ...........      --           --              --        47,591            --            --        47,591
                                   ----         ----        --------     ---------          ----        ------     ---------
Balance at September 30,
 1997 .........................    $702         $ --        $457,232     $ 150,330          $ --        $ (243)    $ 608,021
                                   ====         ====        ========     =========          ====        ======     =========
Exercise of common stock
 options ......................       2           --           1,587            --            --            --         1,589
Purchase of common stock
 call options .................      --           --          (4,442)           --            --            --        (4,442)
Issuance of Series G
 Cumulative Convertible
 Preferred Stock ..............      --            6         295,114            --            --            --       295,120
Net unrealized gain on
 marketable securities ........      --           --              --            --           684            --           684
1998 net loss .................      --           --              --       (25,900)           --            --       (25,900)
                                   ----         ----        --------     ---------          ----        ------     ---------
Balance at September 30,
 1998 .........................    $704         $  6        $749,491     $ 124,430          $684        $ (243)    $ 875,072
                                   ====         ====        ========     =========          ====        ======     =========

          See accompanying notes to consolidated financial statements

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows



                                                                                        Year ended September 30,
                                                                              ---------------------------------------------
                                                                                   1998            1997            1996
                                                                              -------------   -------------   -------------
                                                                                         (Dollars in thousands)
Cash flows from operating activities:
 Net income (loss) ........................................................    $  (25,900)     $   47,591      $   37,169
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Charges (credits) included in operations not requiring funds:
   Provision for deferred taxes ...........................................        (8,158)         21,023           5,114
   Depreciation and amortization ..........................................        52,385          41,946          25,374
   Amortization of deferred gains and debt premiums .......................        (1,700)           (858)           (460)
   Loss on impairment of assets ...........................................        94,817          15,000              --
   Equity in net income of unconsolidated affiliates ......................          (486)             --              --
   Debenture conversion expense ...........................................            --              --           1,245
   Extraordinary items, net of tax ........................................         1,924             553              --
  Changes in assets and liabilities excluding the effects of acquisitions
   Accounts receivable ....................................................       (57,882)        (41,801)         (6,256)
   Cost reports receivable ................................................        (1,469)        (17,447)        (15,647)
   Inventory ..............................................................        (4,942)         (5,938)         (2,061)
   Prepaid expenses and other current assets ..............................        (4,989)         (4,529)          1,955
   Accounts payable and accrued expenses ..................................         7,192           1,618          (8,707)
   Income taxes payable ...................................................        27,163          (3,804)         (1,494)
                                                                               ----------      ----------      ----------
  Total adjustments .......................................................       103,855           5,763            (937)
                                                                               ----------      ----------      ----------
  Net cash provided by operations .........................................        77,955          53,354          36,232
                                                                               ----------      ----------      ----------
Cash flows from investing activities:
 Purchase of marketable securities ........................................       (22,764)        (27,022)         (3,909)
 Proceeds on maturity or sale of marketable securities ....................        10,835          17,809           1,847
 Capital expenditures .....................................................       (56,663)        (61,102)        (38,645)
 Payments for acquisitions, net of cash acquired ..........................      (400,576)       (257,837)       (215,874)
 Investments in unconsolidated affiliates .................................      (344,081)             --              --
 Proceeds from assets sold, net ...........................................        91,495              --          21,521
 Reductions in notes receivable and other investments .....................        52,410           1,943           6,913
 Additions to notes receivable and other investments ......................       (15,947)        (14,747)        (49,026)
 Other long term asset additions, net .....................................       (15,446)         (7,816)         (7,871)
                                                                               ----------      ----------      ----------
  Net cash used in investing activities ...................................      (700,737)       (348,772)       (285,044)
                                                                               ----------      ----------      ----------
Cash flows from financing activities:
 Net borrowings under working capital revolving credit facility ...........       100,500         176,683          50,798
 Repayment of long term debt and payment of sinking fund requirments ......       (69,540)         (7,946)         (2,539)
 Proceeds from issuance of long-term debt .................................       611,243         126,500              --
 Debt issuance costs ......................................................       (23,317)         (3,750)             --
 Purchase of common stock call options ....................................        (4,442)             --              --
 Proceeds from issuance of common stock ...................................            --              --         211,250
 Stock issuance costs .....................................................            --              --          (9,585)
 Debenture conversion expense .............................................            --              --          (1,245)
 Stock options exercised ..................................................         1,589           2,819           2,508
                                                                               ----------      ----------      ----------
  Net cash provided by financing activities ...............................       616,033         294,306         251,187
                                                                               ----------      ----------      ----------
Net (decrease) increase in cash and equivalents ...........................        (6,749)         (1,112)          2,375
Cash and equivalents
 Beginning of year ........................................................        11,651          12,763          10,388
                                                                               ----------      ----------      ----------
 End of year ..............................................................    $    4,902      $   11,651      $   12,763
                                                                               ==========      ==========      ==========
Supplemental disclosure of cash flow information:
 Interest paid ............................................................    $   85,557      $   40,869      $   24,926
                                                                               ==========      ==========      ==========
 Income taxes paid (recovered) ............................................       (31,370)         12,357          22,374
                                                                               ==========      ==========      ==========
 Non-cash financing activity -- issuance of Genesis Series G Cumulative
  Convertible Preferred Stock .............................................    $  295,120      $       --      $       --
                                                                               ==========      ==========      ==========


          See accompanying notes to consolidated financial statements

                Genesis Health Ventures, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies


Principles of Consolidation


     The consolidated financial statements include the accounts of Genesis Health Ventures, Inc. and its wholly-owned subsidiaries (the "Company" or "Genesis"). All significant intercompany accounts and transactions have been eliminated in consolidation.


     Investments in unconsolidated affiliated companies, owned 20% to 50% inclusive, are stated at cost of acquisition plus the Company's equity in undistributed net income (loss) since acquisition. The change in the equity in net income (loss) of these companies is reflected as a component of net income or loss on the Consolidated Statement of Operations.


     All dollars, except per share amounts, and shares are expressed in thousands. All other amounts are expressed in whole numbers. Certain prior year balances have been reclassified to conform with the current year presentation.


Business


     The Company provides a broad range of healthcare services to the geriatric population, principally within five geographic markets in the eastern United States. These services include basic healthcare services traditionally provided in eldercare centers; specialty medical services, such as rehabilitation therapy, institutional pharmacy and medical supply services, community-based pharmacies and subacute care; and management services to independent geriatric care providers.


Contractual Adjustments


     Patient revenues are recorded based on standard charges applicable to all patients. Under Medicare, Medicaid, and other cost-based reimbursement programs, each facility is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and customer payments are recorded as contractual adjustments and deducted from revenues. Retroactively calculated third-party contractual adjustments are accrued on an estimated basis in the period the related services are rendered. Revisions to estimated contractual adjustments are recorded based upon audits by third-party payors, as well as other communications with third-party payors such as desk reviews, regulation changes and policy statements. These revisions are made in the year such amounts are determined.


Cash Equivalents


     Short-term investments which have a maturity of ninety days or less at acquisition are considered cash equivalents.


Investments in Marketable Securities


     Marketable securities, which comprises fixed interest securities and money market funds are considered to be available for sale and accordingly are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity, net of related tax effects. Fair values for fixed interest securities are based on quoted market prices.


     A decline in the market value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

                Genesis Health Ventures, Inc. and Subsidiaries

(1) Summary of Significant Accounting Policies  -- (Continued)

     Premiums and discounts on fixed interest securities are amortized or accreted over the life of the related security as an adjustment to yield using the straight-line method. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.


Inventories

     Inventories, consisting of drugs and supplies, are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out (FIFO) method.


Property, Plant and Equipment

     Land, land improvements, buildings, and equipment are stated at cost. Depreciation is calculated on the straight-line method over estimated useful lives of 20-35 years for land improvements and buildings, and three to fifteen years for equipment, furniture, fixtures and information systems. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

     The Company records impairment losses on long-lived assets including property, plant and equipment used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.


Deferred Financing Costs

     Financing costs have been deferred and are being amortized on a straight-line basis, which approximates the effective interest method, over the term of the related debt. Deferred financing costs, net of accumulated amortization of $8,705 and $4,972 were $29,566 and $12,939 at September 30, 1998 and 1997, respectively, and are included in other long term assets.


Goodwill and Other Intangibles

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired and is amortized on a straight-line basis from ten to forty years. Goodwill, before accumulated amortization of $29,900 and $20,900, was $1,000,100 and $371,900 at September 30, 1998 and 1997,
respectively. Goodwill and other intangibles increased in 1998 principally as a result of the purchase of Vitalink Pharmacy Services, Inc. (approximately $606,000, subject to finalization), the purchase of the Multicare rehabilitation services business (approximately $20,000, subject to finalization), the purchase of the Multicare pharmacy business (approximately $35,000, subject to finalization), offset by non-cash asset impairment write-offs (approximately $34,000). Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of goodwill may not be recoverable. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance can be recovered through projected undiscounted future cash flows.

     The Company records impairment losses on long-lived assets including goodwill and other intangibles used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has

                Genesis Health Ventures, Inc. and Subsidiaries

(1) Summary of Significant Accounting Policies  -- (Continued)

occurred by considering factors such as the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse regulatory action; a history of operating or cash flow losses; or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, an impairment loss is calculated based on excess of the carrying amount of the asset over the asset's fair value.


Income Taxes

     Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Provision is made for deferred income taxes applicable to temporary differences between financial statement and taxable income.


Earnings Per Share

     In the first quarter of 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128"). Statement 128, which makes the standards for computing earnings per share more comparable to international standards, replaces the presentation of primary and fully diluted earnings per share with a presentation of basic and diluted earnings per share. Statement 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement of all entities with complex capital structures. The Company has restated its earnings per share data for the twelve months ended September 30, 1997 and 1996 to conform to the provisions of Statement 128. The following table sets forth the computation of basic and diluted earnings per share applicable to common shares:

                Genesis Health Ventures, Inc. and Subsidiaries

(1) Summary of Significant Accounting Policies  -- (Continued)



   (amounts are in thousands except per share data):         Year Ended        Year Ended       Year Ended
                                                           September 30,     September 30,     September 30,
                                                                1998              1997             1996
                                                          ---------------   ---------------   --------------
Basic Earnings (Loss) Per Share:
Income (loss) before extraordinary items ..............      $ (23,976)         $48,144          $ 37,169
Extraordinary items ...................................         (1,924)            (553)               --
                                                             ---------          -------          --------
Net income (loss) .....................................      $ (25,900)         $47,591          $ 37,169
                                                             ---------          -------          --------
Weighted Average Shares ...............................         35,159           34,558            26,542
                                                             ---------          -------          --------
Earnings (loss) per share before extraordinary items .       $   (0.68)         $  1.39          $   1.40
Loss per share -- extraordinary items .................          (0.05)           (0.02)               --
                                                             ---------          -------          --------
Earnings (loss) per share .............................      $   (0.74)         $  1.38          $   1.40
                                                             ---------          -------          --------
Diluted Earnings (Loss) Per Share:
Income (loss) before extraordinary items ..............      $ (23,976)         $48,144          $ 37,169
Extraordinary items ...................................         (1,924)            (553)               --
                                                             ---------          -------          --------
Net income (loss) .....................................      $ (25,900)         $47,591          $ 37,169
Adjustments to net income (loss) for interest
 expense, amortization and other costs related to the
 assumed conversion of convertible debentures .........             --              303             2,812
                                                             ---------          -------          --------
Adjusted net income (loss) ............................      $ (25,900)         $47,894          $ 39,981
                                                             ---------          -------          --------
Weighted Average Shares & Common Stock
 Equivalents:
Weighted average shares ...............................         35,159           34,558            26,542
Dilutive effect of unexercised stock options ..........             --            1,125               884
Convertible debenture shares ..........................             --              437             3,632
                                                             ---------          -------          --------
Total .................................................         35,159           36,120            31,058
                                                             ---------          -------          --------
Earnings (loss) per share before extraordinary items .       $   (0.68)         $  1.34          $   1.29
Loss per share -- extraordinary items .................          (0.05)           (0.02)               --
                                                             ---------          -------          --------
Earnings (loss) per share .............................      $   (0.74)         $  1.33          $   1.29
                                                             ---------          -------          --------

Use of Estimates

     Management of the Company has made a number of estimates relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board, (the "FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997, or the Company's fiscal year ended September 30, 1999. The Company plans to adopt this accounting standard as required. The adoption of this standard will have no material impact on the Company's earnings, financial condition or liquidity, but will require the Company to classify items of comprehensive income in the financial statements and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet.

                Genesis Health Ventures, Inc. and Subsidiaries

(1) Summary of Significant Accounting Policies  -- (Continued)

     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting of a Business Enterprise, and establishes new standards for reporting information about operation segments in annual financial statements and requires selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for years beginning after December 15, 1997, or the Company's fiscal year end September 30, 1999. This statement affects reporting in financial statements only and will have no impact on the Company's results of operations, financial condition or liquidity.

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("Statement 98-1"). Once the capitalization criteria of Statement 98-1 have been met, external directs costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use should be capitalized. Training costs and data conversion costs, should be expensed as incurred. Statement 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company adopted the provisions of Statement 98-1 in its fiscal year ended September 30, 1998.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (the "Statement"). The Statement requires costs of start-up activities, including organizational costs, to be expensed as incurred. Start-up activities are defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting businesses in a new territory, conducting business with a new process in an existing facility, or commencing a new operation. The Statement is effective for fiscal years beginning after December 15, 1998 or the Company's fiscal year ending September 30, 2000. The Company currently estimates the adoption of the Statement will result in a charge of approximately $1,500, net of tax, which will be recorded as a cumulative effect of a change in accounting principle.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"). Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instrument at fair value. The accounting changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for all fiscal quarters beginning after June 15, 1999. The Company intends to adopt this accounting standard as required. The adoption of this standard is not expected to have a material impact on the Company's earnings or financial position.

(2) Acquisitions/Dispositions


Vitalink Transaction


     On August 28, 1998, Genesis and its wholly-owned subsidiary V Acquisition Corporation ("Newco") consummated an Agreement and Plan of Merger (the "Merger Agreement") with Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), pursuant to which Vitalink merged with and into Newco (the "Vitalink Transaction"). Each share of Vitalink Common Stock, par value $.01 per share (the "Vitalink Common Stock"), was converted in the merger into the right to receive (i) .045 shares of Genesis Series G Cumulative Convertible Preferred Stock, par value $.01 per share (the "Genesis Preferred"), (ii) $22.50 in

                Genesis Health Ventures, Inc. and Subsidiaries

(2) Acquisitions/Dispositions  -- (Continued)

cash, or (iii) a combination of cash and shares of Genesis Preferred (collectively, the "Merger Consideration"). The Merger Consideration paid to stockholders of Vitalink to acquire their shares (including shares which may have been issued upon the exercise of outstanding options) was $590,200, of which 50% was paid in cash and 50% in Genesis Preferred. The Genesis Preferred has a face value of approximately $295,100 and an initial dividend of 5.9375% and generally is not transferable without the consent of the Company. The Genesis Preferred is convertible into Genesis common stock, par value $.02 per share (the "Common Stock"), at $37.20 per share and it may be called for conversion after April 26, 2001, provided the price of Common Stock reaches certain trading levels and after April 26, 2002, subject to a market-based call premium. Vitalink's total net revenues for the fiscal years ended May 31, 1997 and 1998, were $274,000 and $494,000, respectively. As a result of the merger, Genesis assumed approximately $87,000 of indebtedness Vitalink had outstanding. The cash portion of the purchase price was funded through borrowings under the Credit Facility, as defined. The Vitalink Transaction is being accounted for under the purchase method and the related goodwill is being amortized over a forty year period.

     Pursuant to four agreements with HCR-Manor Care, Vitalink provides pharmaceutical products and services, enteral and parenteral therapy supplies and services, urological and ostomy products, intravenous products and services and pharmacy consulting services to facilities operated by HCR-Manor Care (the "Services Contracts"). Vitalink is not restricted from providing similar contracts to non-HCR-Manor Care facilities. The current term of each of the Service Contracts extends through September 2004, subject to annual renewals provided therein.


Multicare Transaction

     In October 1997, Genesis ElderCare Corp., a Delaware Corporation owned 43.6% by Genesis and the remainder by The Cypress Group (together with its affiliates, "Cypress"), TPG Partners II, L.P., (together with its affiliates, "TPG") and Nazem, Inc. (together with its affiliates "Nazem"), acquired The Multicare Companies, Inc. ("Multicare"), pursuant to a tender offer (the "Tender Offer") and the merger (the "Merger" or the "Multicare Transaction"). Multicare is in the business of providing eldercare and specialty medical services in selected geographic regions. Included among the operations acquired by Genesis ElderCare Corp. are operations relating to the provision of (i) eldercare services including skilled nursing care, assisted living, Alzheimer's care and related support activities traditionally provided in eldercare facilities, (ii) specialty medical services consisting of (1) sub-acute care such as ventilator care, intravenous therapy and various forms of coma, pain and wound management and (2) rehabilitation therapies such as occupational, physical and speech therapy and stroke and orthopedic rehabilitation and (iii) management services and consulting services to eldercare centers.

     In connection with the Merger, Multicare and Genesis entered into a management agreement (the "Management Agreement") pursuant to which Genesis manages Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. Genesis is paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,992 and
(ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,900 in any given year. Under the Management Agreement, Genesis is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of Multicare will be paid by Multicare. Genesis also entered into an asset purchase agreement (the "Therapy Purchase Agreement") with Multicare and certain of its subsidiaries pursuant to which Genesis acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000 subject to adjustment (the "Therapy Purchase") and a stock purchase agreement (the "Pharmacy Purchase Agreement") with Multicare and certain subsidiaries pursuant to which Genesis acquired all of the outstanding capital stock and limited partnership interests of

                Genesis Health Ventures, Inc. and Subsidiaries

(2) Acquisitions/Dispositions  -- (Continued)

certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000 (the "Pharmacy Purchase"), subject to adjustment. The Company completed the Pharmacy Purchase effective January 1, 1998, which was accounted for under the purchase method and the related goodwill is being amortized over forty years. The Therapy Purchase was completed in October 1997 and is accounted for under the purchase method with the related goodwill amortized over twenty years.

     In addition, Genesis, Cypress, TPG and Nazem entered into an agreement (the "Put/Call Agreement") pursuant to which, among other things, Genesis has the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") Genesis ElderCare Corp. Common Stock held by Cypress, TPG and Nazem commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress, TPG and Nazem have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such Genesis ElderCare Corp. common stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     Genesis Eldercare Corp. paid approximately $1,492,000 to (i) purchase the shares pursuant to the Tender Offer and the Merger, (ii) pay fees and expenses incurred in connection with the completion of the Tender Offer, Merger and the financing transactions in connection therewith, (iii) refinance certain indebtedness of Multicare and (iv) make certain cash payments to employees. Of the funds required to finance the foregoing, approximately $745,000 were furnished as capital contributions by the Genesis Eldercare Corp. from the sale of its common stock to Cypress, TPG, Nazem and Genesis. Cypress, TPG and Nazem purchased shares of Genesis ElderCare Corp. common stock for a purchase price of $210,000, $199,500 and $10,500, respectively, and Genesis purchased shares of Genesis ElderCare Corp. common stock for a purchase price of $325,000 in consideration for 43.6% of the common stock of Genesis ElderCare Corp. The balance of the funds necessary to finance the foregoing came from (i) the proceeds of loans from a syndicate of lenders in the aggregate amount of $525,000 and (ii) $246,800 of bridge financing which was refinanced upon completion of the sale of 9% Senior Subordinated Notes due 2007 sold by a subsidiary of Genesis ElderCare Corp. on August 11, 1997.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to Cypress', TPG's and Nazem's Genesis ElderCare Corp. common stock, plus a portion of the Genesis pharmacy business (the "Calculated Equity Value"). The Calculated Equity Value will be determined based upon a multiple of Genesis ElderCare Corp.'s earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities, plus a portion of the EBITDAR related to the Genesis pharmacy business. The multiple to be applied to EBITDAR will depend on whether the Put or the Call is being exercised. Any payment to Cypress, TPG or Nazem under the Call or the Put may be in the form of cash or Genesis Common Stock at Genesis' option.

     Upon exercise of the Call, Cypress, TPG and Nazem will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the Calculated Equity Value. Any additional Calculated Equity Value attributable to Cypress', TPG's or Nazem's Genesis ElderCare Corp. common stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional Calculated Equity Value of Genesis ElderCare Corp. to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp. Upon exercise of the Put by Cypress, TPG or Nazem, there will be no minimum return to Cypress, TPG or Nazem; and any payment to Cypress, TPG or Nazem will be limited to Cypress' TPG's or Nazem's share of the Calculated Equity Value based upon a formula set forth in the terms of the Put/Call Agreement.

     Cypress', TPG's and Nazem's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis, an extraordinary dividend or distribution or the occurrence of the leverage recapitalization of Genesis. Upon an event of acceleration or the failure by Genesis to satisfy its

                Genesis Health Ventures, Inc. and Subsidiaries

(2) Acquisitions/Dispositions  -- (Continued)

obligations upon exercise of the Put, Cypress, TPG and Nazem will have the right to terminate the Stockholders' Agreement, dated October 9, 1997, by and among the Company, Genesis ElderCare Corp., Cyrpess, TPG and Nazem, and the Management Agreement and to control the sale or liquidation of Genesis ElderCare Corp. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the Put option exercise price and Cypress, TPG and Nazem will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price. In the event of a bankruptcy or change of control of Genesis, the option price shall be payable solely in cash provided any such payment will be subordinated to the payment of principal and interest under the Credit Facility.


Geriatric & Medical Companies, Inc.


     Effective October 1, 1996, Geriatric & Medical Companies, Inc. ("GMC") merged with a wholly-owned subsidiary of Genesis (The "GMC Transaction"). Under the terms of the merger agreement, GMC shareholders received $5.75 per share in cash for each share of GMC stock. The total consideration paid, including assumed indebtedness of approximately $132,000, was approximately $223,000. The merger was financed in part with approximately $121,250 in net proceeds from an offering of 9 1/4% Senior Subordinated Notes issued in October of 1996. The remaining consideration was financed through borrowings under the Company's bank credit facility. The GMC Transaction, added to Genesis 24 owned eldercare centers with approximately 3,300 beds. GMC also operates businesses which provide a number of ancillary healthcare services including ambulance services; respiratory therapy, infusion therapy and enteral therapy; distribution of durable medical equipment and home medical supplies; and information management services. The acquisition was accounted for as a purchase with the related goodwill being amortized over a period of forty years.


National Health Care Affiliates


     In July 1996, the Company acquired the outstanding stock of National Health Care Affiliates, Inc., Oak Hill Center, Inc., Derby Nursing Center Corporation, Eidos, Inc. and Versalink, Inc. (collectively "National Health"). Prior to the closing of the stock acquisitions, an affiliate of a financial institution purchased nine of the eldercare centers for $67,700 and subsequently leased the centers to a subsidiary of Genesis under operating lease agreements and a then existing $85,000 lease financing facility. The balance of the total consideration paid to National Health was funded with available cash of $51,800 and assumed indebtedness of $7,900. National Health added 16 eldercare centers in Florida, Virginia and Connecticut with approximately 2,200 beds to Genesis. National Health also provides enteral nutrition and rehabilitation therapy services to the eldercare centers which it owns and leases. The acquisition was accounted for as a purchase, with the related goodwill being amortized over 40 years.


NeighborCare Pharmacies, Inc.


     In June 1996, the Company acquired the outstanding stock of NeighborCare Pharmacies, Inc. ("NeighborCare") a privately held institutional pharmacy, infusion therapy and retail pharmacy business based in Baltimore, Maryland. Total consideration was approximately $57,250, comprised of approximately $47,250 in cash and 312,744 shares of Genesis Common Stock. The acquisition was accounted for as a purchase, with the related goodwill being amortized over 40 years .


McKerley Health Care


     On November 30, 1995, the Company acquired McKerley Health Care Centers ("McKerley") for total consideration of approximately $68,700. The transaction (the "McKerley Transaction") also provided for up to an additional $6,000 of contingent consideration payable upon the achievement of certain financial objectives

                Genesis Health Ventures, Inc. and Subsidiaries

(2) Acquisitions/Dispositions  -- (Continued)

through October 1997, of which $4,000 was paid in February 1997. McKerley added to Genesis 15 geriatric care facilities in New Hampshire and Vermont with a total of 1,535 beds. McKerley also operates a home healthcare company. The acquisition was financed with borrowings under the Credit Facility and assumed indebtedness. The acquisition was accounted for as a purchase, with the related goodwill being amortized over 40 years.


Other Transactions

     In December 1997, the Company purchased approximately 1,000,000 long-term call options on the Company's Common Stock. The Company's Board of Directors approved the purchase of up to 1,500,000 call options. The call options are purchased by the Company in privately negotiated transactions designated to take advantage of attractive share price levels, as determined by the Company's management, in compliance with covenants governing existing financing arrangements. The timing and the terms of the transactions, including maturities, will depend on market conditions, the Company's liquidity and covenant requirements under its financing arrangements, and other considerations. The Board of Directors also approved a Senior Executive Stock Ownership Program. Under the terms of the program, certain of the Company's current senior executive employees will be required to own shares of the Company's Common Stock having a market value based upon a multiple of the executive's salary. Each executive is required to own the shares within three years of the date of the adoption of the program. Subject to applicable laws, the Company may lend funds to one or more of the senior executive employees for his or her purchase of the Company's Common Stock. As of September 30, 1998, the Company loaned approximately $3,000,000 to senior executive employees to purchase the Company's Common Stock.

     In March 1996, the Company sold four eldercare centers and a pharmacy in Indiana for approximately $22,250. The net sale proceeds were used to repay indebtedness under the Company's credit facility.

     In March 1996, the Company acquired for total consideration of approximately $31,900, including the payment of assumed debt, the remaining approximately 71% joint venture interests of four eldercare centers in Maryland and the remaining 50% joint venture interest of an eldercare center in Florida. The acquisition was accounted for as a purchase.

     The following unaudited pro forma statement of operations information gives effect to the Multicare Transaction, the Therapy Purchase, the Pharmacy Purchase and the Vitalink Transaction described above as though they had occurred on October 1, 1996, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions occurred at the beginning of the respective fiscal years.


(Unaudited)                                                                     1998             1997
------------------------------------------------------------------------   -------------   ---------------
Pro Forma Statement of Operations Information:
Total net revenues .....................................................    $1,878,622       $ 1,718,010
Earnings (loss) before extraordinary item ..............................       (31,068)           34,793
Net income (loss) available to common shareholders .....................       (32,992)           34,240
Diluted earnings (loss) per common share before extraordinary item .....         (0.88)             0.96
Diluted earnings (loss) per common share ...............................    $    (0.94)      $      0.95
                                                                            ----------       -----------

                Genesis Health Ventures, Inc. and Subsidiaries

(3) Investments in Marketable Securities

     Marketable securities at September 30, 1998 consist of the following:




                                        Amortized     Unrealized       Fair
                                           cost          gains        Value
                                       -----------   ------------   ---------
U.S Treasury Notes .................     $ 3,102        $   36       $ 3,138
Mortgage backed securities .........      12,016           809        12,825
Corporate bonds ....................       6,651           197         6,848
Money market funds .................       3,837            10         3,847
                                         -------        ------       -------
                                         $25,606        $1,052       $26,658
                                         -------        ------       -------

     Marketable securities at September 30, 1997 consist of the following:

                                        Amortized     Unrealized     Unrealized       Fair
                                           cost          gains         losses         Value
                                       -----------   ------------   ------------   ----------
U.S Treasury Bills .................     $   942         $ --          $ --         $   942
U.S. Treasury Notes ................       2,094           --           (17)          2,077
Mortgage backed securities .........      11,496          169            (5)         11,660
Money market funds .................          50           --            --              50
                                         -------         ----          ------       -------
                                         $14,582         $169          $(22)        $14,729
                                         -------         ----          ------       -------

     Fixed interest securities held at September 30, 1998 and 1997 mature as follows:

                                                        1998                      1997
                                               -----------------------   -----------------------
                                                Amortized       Fair      Amortized       Fair
                                                   cost        value         cost        value
                                               -----------   ---------   -----------   ---------
Due in one year or less ....................     $ 3,001      $ 3,015      $ 1,439      $ 1,440
Due after 1 year through 5 years ...........       8,187        8,427        6,904        7,045
Due after 5 years through 10 years .........       8,999        9,712        6,189        6,194
Due after 10 years .........................       1,582        1,657           --           --
                                                 -------      -------      -------      -------
                                                 $21,769      $22,811      $14,532      $14,679
                                                 -------      -------      -------      -------

     Actual maturities may differ from stated maturities because borrowers have the right to call or prepay certain obligations with or without prepayment penalties. There were no significant realized gains or losses in 1998, 1997 or 1996.

(4) Property, Plant and Equipment

     Property, plant and equipment at September 30, 1998 and 1997 consist of the following:
                                                     September 30,
                                                   1998           1997
                                              -------------   ------------
Land ......................................    $   39,244      $  38,163
Land improvements .........................         5,656          5,064
Buildings .................................       451,440        471,520
Equipment, furniture and fixtures .........       180,632        120,734
Construction in progress ..................        40,778         36,456
                                               ----------      ---------
                                                  717,750        671,937
Less accumulated depreciation .............      (121,188)       (93,540)
                                               ----------      ---------
Net property, plant and equipment .........    $  596,562      $ 578,397
                                               ----------      ---------

                Genesis Health Ventures, Inc. and Subsidiaries

(5) Long-term Debt

     Long-term debt at September 30, 1998 and 1997 was as follows:



                                                                         September 30,
                                                                       1998           1997
                                                                  -------------   -----------
Secured - due 1999 to 2034;
 7.38% to 11.60% (weighted average interest rate 1998 -- 8.47%;
   1997 -- 7.76%) .............................................    $1,151,292      $401,484
Unsecured - due 1999 to 2008
 6.64% to 11.00% (weighted average interest rate 1998 -- 9.44%;
   1997 -- 9.43%) .............................................       251,915       252,670
                                                                   ----------      --------
                                                                    1,403,207       654,154
Plus:
 Debt premium, net of amortization ............................         5,482         6,032
Less:
 Debt discount, net of amortization ...........................          (382)         (246)
 Current installments and short-term borrowings ...............       (49,712)       (8,273)
                                                                   ----------      --------
                                                                    1,358,595      $651,667
                                                                   ----------      --------


     At September 30, 1998 and 1997, the Company's long-term debt included approximately $1,032,889 and $300,000 of floating rate debt based on Prime or LIBO Rate with weighted average interest rates of 8.36% and 7.10%, respectively. At September 30, 1998 and 1997, the Company's long-term debt consisted of approximately $370,318 and $354,154 of fixed rate debt with weighted average interest rates of 9.40% and 9.42%, respectively.

     Genesis entered into a credit agreement pursuant to which the lenders provided Genesis and its subsidiaries a credit facility totaling $1,250,000 (the "Credit Facility") for the purpose of: refinancing certain existing indebtedness of Genesis; funding interest and principal payments on the facilities and certain remaining indebtedness; funding permitted acquisitions; funding Genesis' commitments in connection with the Vitalink Transaction; and funding Genesis' and its subsidiaries' working capital for general corporate purposes, including fees and expenses of the transactions. The Credit Facility consists of three $200,000 term loans (collectively, the "Term Loans"), a $650,000 revolving credit loan (the "Revolving Facility") which includes one or more Swing Loans (collectively, the "Swing Loan Facility") in integral principal multiples of $500 up to an aggregate unpaid principal amount of $15,000. The Term Loans amortize in quarterly installments beginning in Fiscal 1998 through 2005, of which $24,419 is payable in Fiscal 1999. The Term Loans consist of (i) a $200,000 six year term loan (the "Tranche A Term Facility");
(ii) a $200,000 seven year term loan (the "Tranche B Term Facility"); and (iii) a $200,000 eight year term loan (the "Tranche C Term Facility"). The Revolving Facility becomes payable in full on September 30, 2003. The third amendment to the Credit Facility, dated December 15, 1998, made the financial covenants for certain periods less restrictive, permitted the proceeds of subordinated debt offerings to repay indebtedness under the Revolving Facility and increased the interest rates applying to the Term Loans and the Revolving Facility. The revised financial covenants reflect the impact of PPS and the non-cash charges in the fourth quarter of 1998.

     The Credit Facility is secured by a first priority security interest in all of the stock, partnership interests and other equity of all of Genesis' present and future subsidiaries (including Genesis Elder Care Corp.) other than the stock of Multicare and its subsidiaries. Loans under the Credit Facility bear, at Genesis' option, interest at the per annum Prime Rate as announced by the administrative agent, or the applicable Adjusted LIBO Rate plus, in either event, a margin that is dependent upon a certain financial covenant test. The following interest rates reflect the impact of the third amended credit facility entered into subsequent to fiscal year end. Loans under the Tranche A Term Facility and Revolving Facility bear interest at an annual rate of .75% for Prime Rate loans and 2.5% for LIBO Rate loans (8.14% at September 30,
1998). Loans under the Tranche B Term Facility bear interest at an annual rate of 1.25% for Prime Rate loans and 3.0% for LIBO

                Genesis Health Ventures, Inc. and Subsidiaries

(5) Long-term Debt  -- (Continued)

Rate loans (8.64% at September 30, 1998). Loans under the Tranche C Term Facility bear interest at an annual rate of 1.5% for Prime Rate loans and 3.25% for LIBO Rate loans (8.89% at September 30, 1998). Loans under the Swing Loan Facility bear interest at the Prime Rate unless otherwise agreed to by the parties. Subject to meeting certain financial covenants, the above referenced interest rates are reduced.

     The Credit Facility contains a number of covenants that, among other things, restrict the ability of Genesis and its subsidiaries to dispose of assets, incur additional indebtedness, make loans and investments, pay dividends, engage in mergers or consolidations, engage in certain transactions with affiliates and change control of capital stock, and to make capital expenditures; prohibit the ability of Genesis and its subsidiaries to prepay debt to other persons, make material changes in accounting and reporting practices, create liens on assets, give a negative pledge on assets, make acquisitions and amend or modify documents; causes Genesis and its affiliates to maintain the Management Agreement, the Put/Call Agreement, as defined, and corporate separateness; and will cause Genesis to comply with the terms of other material agreements, as well as comply with usual and customary covenants for transactions of this nature.

     In December 1998, subsequent to the fiscal year end, the Company issued $125,000, 9 7/8% Senior Subordinated Notes due 2009. Interest on the notes are payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1999. The Company expects that approximately $59,950 of the net proceeds will be used to repay portions of the Tranche A, B and C Term Facilities and approximately $59,950 of the net proceeds will be used to repay a portion of the Revolving Facility.

     In October 1996, the Company completed an offering of $125,000 9 1/4% Senior Subordinated Notes due 2006. Interest is payable on April 1 and October 1 of each year. The Company used the net proceeds of approximately $121,250, together with borrowings under the Credit Facility, to pay the cash portion of the purchase price of the GMC Transaction, to repay certain debt assumed as a result of the GMC Transaction and to repurchase GMC accounts receivable which were previously financed.

     In November 1996, the Company called for redemption of the then outstanding 6% Convertible Senior Subordinated Debentures (the Debentures) at a redemption price equal to 104.2% of the principal amount. The Debenture holders had the option to tender Debentures at the redemption price or to convert the Debentures into Common Stock at a conversion price of $15.104 per share. In connection with the early conversion of a portion of the Debentures converted during fiscal 1996, the Company paid approximately $1,245 representing the prepayment of interest to converting debenture holders. The non-recurring cash payment is presented as debenture conversion expense in the 1996 statement of operations.

     In June 1995, the Company completed an offering of $120,000 of 9 3/4% Senior Subordinated Notes due 2005. Interest is payable on the notes on June 15 and December 15 of each year. The notes are redeemable at the option of the Company in whole or in part, at any time, on or after June 15, 2000 at a redemption price initially equal to 104.05% of the principal amount and decreasing annually thereafter. The Company used the net proceeds from the notes offering to repay a portion of the Credit Facility.

     At September 30, 1998, sinking fund requirements and installments of long-term debt are as follows:




                                    Principal
Year ending September 30,            Amount
--------------------------------   ----------
  1999 .........................    $ 49,712
  2000 .........................      48,883
  2001 .........................      38,874
  2002 .........................      44,376
  2003 .........................     574,117
  Thereafter ...................    $652,345
                                    --------


     The Company enters into interest rate swap agreements to manage interest costs and risks associated with changing interest rates. These agreements generally convert underlying variable-rate debt based on LIBO

                Genesis Health Ventures, Inc. and Subsidiaries

(5) Long-term Debt  -- (Continued)

Rates into fixed-rate debt. At September 30, 1998, the notional principal amount of these agreements totaled $1,100,000 with a net fixed notional amount of $370,000 whereby the Company made quarterly payments at a weighted average fixed rate of 5.00% and received quarterly payments at floating rates based on three month LIBO Rate (approximately 5.64% at September 30, 1998). At September 30, 1997, the notional principal amount of these agreements totaled $400,000 whereby the Company made quarterly payments at a weighted average fixed rate of 5.45% and received payments at a floating rate based on three month LIBO Rate (approximately 5.78% at September 30, 1997).

     Interest of $3,526 in 1998, $2,156 in 1997 and $1,191 in 1996, was
capitalized in connection with facility construction, systems development and renovations.

     During fiscal 1998 and 1997, the Company recorded extraordinary losses, net of tax, of $1,924 and $553, respectively related to the early retirement of debt. The Company is restricted from declaring any dividends on its Common Stock or authorizing any other distribution on account of ownership of its capital stock unless certain conditions are met.

(6) Leases and Lease Commitments

     The Company leases certain facilities and equipment under operating leases. Future minimum payments for the next five years under operating leases at September 30, 1998 were as follows:




                                Minimum
Year ending September 30,       Payment
---------------------------   ----------
  1999 ....................    $40,545
  2000 ....................     35,712
  2001 ....................     32,550
  2002 ....................     25,674
  2003 ....................    $24,002
                               -------


     Excluded from the future minimum lease payments above in the year 2001 is approximately $78,600 related to a residual value guarantee due under a lease financing facility.

     On January 30, 1998, Genesis completed deleveraging transactions with ElderTrust, a newly formed Maryland healthcare real estate investment trust. Genesis, a co-registrant on the ElderTrust initial public offering, received approximately $78,000 in proceeds from the sale and leaseback of 13 properties to ElderTrust, including four properties it had purchased from Crozer-Keystone Health System in anticipation of resale to ElderTrust. The sale of properties to ElderTrust resulted in a gain of approximately $12,000 which has been deferred and is being amortized over the ten year term of the lease contracts with ElderTrust. In September 1998, the Company sold its leasehold rights and option to purchase seven eldercare facilities acquired in its November 1993 acquisition of Meridian Healthcare, Inc. to ElderTrust for $44,000, including $35,500 in cash and an $8,500 note. As part of the transaction, Genesis will continue to sublease the facilities for ten years with an option to extend the lease until 2018 at an initial annual lease obligation of approximately $10,000. The transaction resulted in a gain of approximately $43,700 which has been deferred and is being amortized over the ten year lease term of the lease contracts with ElderTrust.

                Genesis Health Ventures, Inc. and Subsidiaries

(7) Patient Service Revenue

     The distribution of net patient service revenue by class of payor for the years ended September 30, 1998, 1997 and 1996 was as follows:



                                           Year ended September 30,
Class of payor                         1998            1997           1996
-------------------------------   -------------   -------------   -----------
Private pay and other .........    $  581,128      $  414,187      $251,244
Medicaid ......................       451,989         385,313       229,838
Medicare ......................       258,279         252,845       157,362
                                   ----------      ----------      --------
                                   $1,291,396      $1,052,345      $638,444
                                   ----------      ----------      --------

     The above revenue amounts are net of third-party contractual allowances of $278,804, $213,250 and $122,136, in 1998, 1997 and 1996, respectively. The
Company has recorded cost report receivables from third-party payors (i.e., Medicare and Medicaid) of $62,257 and $60,865 at September 30, 1998 and 1997, respectively. These amounts at September 30, 1998 are due primarily from Massachusetts ($17,700), Pennsylvania ($5,700), Florida ($2,400) and Medicare ($35,600) for the 1994 through 1998 cost reporting periods. The Company recorded bad debt expense of $18,016, $12,615 and $4,382 in 1998, 1997 and 1996, respectively.

(8) Income Taxes

     Total income tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996 was as follows:



                                                           Year ended September 30,
                                                        1998          1997         1996
                                                    ------------   ----------   ----------
Income (loss) before extraordinary item .........     $ (8,158)     $27,088      $20,917
Extraordinary item ..............................       (1,106)        (318)          --
                                                      --------      -------      -------
Total ...........................................     $ (9,264)     $26,770      $20,917
                                                      --------      -------      -------

     The components of the provision (benefit) for income taxes for the years ended September 30, 1998, 1996 and 1995 were as follows:



                          Year ended September 30,
                        1998          1997        1996
                    ------------   ---------   ----------
Current:
Federal .........     $     --      $ 5,370     $14,508
State ...........           --          695       1,295
                      --------      -------     -------
                      $     --      $ 6,065     $15,803
                      --------      -------     -------
Deferred:
Federal .........     $ (7,163)     $20,781     $ 4,595
State ...........         (995)         242         519
                      --------      -------     -------
                      $ (8,158)     $21,023     $ 5,114
                      --------      -------     -------
Total ...........     $ (8,158)     $27,088     $20,917
                      --------      -------     -------

                Genesis Health Ventures, Inc. and Subsidiaries

(8) Income Taxes  -- (Continued)

     Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to net income before income taxes and extraordinary items as a result of the following:



                                                              Year ended September 30,
                                                            1998          1997         1996
                                                       -------------   ----------   ----------
Computed "expected" tax expense (benefit) ..........     $ (10,838)     $26,331      $20,330
Increase (reduction) in income taxes resulting from:
 State and local income taxes (benefit), net of
   federal tax benefits ............................          (463)         364        1,179
 Amortization of goodwill ..........................         3,840          693          235
 Targeted jobs tax credits .........................        (1,073)        (300)          --
 Tax exempt interest ...............................            --           --         (770)
 Other, net ........................................           376           --          (57)
                                                         ---------      -------      -------
Total income tax expense (benefit) .................     $  (8,158)     $27,088      $20,917
                                                         ---------      -------      -------

     The sources of the differences between consolidated earnings for financial statement purposes and tax purposes and the tax effects are as follows:



                                                                           Year ended September 30,
                                                                         1998         1997         1996
                                                                     -----------   ----------   ---------
Excess tax depreciation expense versus book depreciation .........    $    973      $ 2,525      $1,157
Excess tax gains versus book gains ...............................      (7,275)        (200)       (895)
Amortization of deferred gain on sale and leaseback ..............          --           --          49
Utilization of net operating loss carryforward ...................          --          200        (600)
Accrued liabilities and reserves .................................         820       15,000         676
Goodwill .........................................................       3,689        3,575       3,661
Prepaid rent .....................................................          --           --       1,146
Net operating loss ...............................................      (6,128)          --          --
Other ............................................................        (237)         (77)        (80)
                                                                      --------      -------      ------
Net deferred tax provision .......................................    $ (8,158)     $21,023      $5,114
                                                                      --------      -------      ------

                Genesis Health Ventures, Inc. and Subsidiaries

(8) Income Taxes  -- (Continued)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:



                                                     September 30,
                                                  1998            1997
                                             -------------   -------------
Deferred Tax Assets
Accounts receivable ......................     $      --       $   5,480
Accrued compensation .....................           444             601
Amortization of deferred gain ............            --              47
Debt premium .............................         2,144           2,144
Accrued liabilities and reserves .........        11,225           7,966
Net operating loss carryforwards .........        10,128           4,000
Other, net ...............................         1,017              --
                                               ---------       ---------
Deferred tax assets ......................        24,958          20,238
                                               ---------       ---------
Valuation allowance ......................        (3,400)         (3,400)
                                               ---------       ---------
Net deferred tax assets ..................        21,558       $  16,838
                                               ---------       ---------
Deferred Tax Liabilities
Accounts receivable ......................        (3,464)             --
Goodwill and other intangibles ...........       (39,861)        (10,695)
Depreciation .............................       (50,242)        (43,888)
Accrued liabilities and reserves .........          (819)             --
                                               ---------       ---------
Total deferred tax liability .............       (94,386)        (54,583)
                                               ---------       ---------
Net deferred tax liability ...............     $ (72,828)      $ (37,745)
                                               ---------       ---------

     The deferred tax assets related to state net operating loss carryforwards are available to reduce future state income taxes payable, subject to applicable carryforward rules and limitations. Due to these limitations, the Company has established a valuation allowance of $3,400. The net operating loss carryforwards expire in years 1999 through 2002.

(9) Notes Receivable and Other Investments

     Notes receivable and other investments at September 30, 1998 and 1997 consist of the following:



                                                           September 30,
                                                         1998         1997
                                                      ----------   ----------
Mortgage notes and other notes receivable .........    $41,011      $ 92,164
Investments in non marketable securities ..........      6,612        16,550
                                                       -------      --------
                                                       $47,623      $108,714
                                                       -------      --------

     Mortgage notes and other notes receivable at September 30, 1998 bear interest at rates ranging from 7 1/2% to 10% and mature at various times ranging from 1999 to 2006. Approximately $30,869 of the mortgage notes and other notes are secured by first or second mortgage liens on underlying facilities and personal property, accounts receivable, inventory and / or gross facility receipts, as defined.

     At September 30, 1997 and 1998, the Company held $10,000 of convertible preferred stock of Doctors Health, Inc. ("Doctors Health"), an independent physician owned and controlled integrated delivery system and practice management company based in Maryland. The convertible preferred stock, which is accounted for under the cost method, carries an 8% cumulative dividend and is convertible into common stock, and if converted would represent an approximate 10% ownership interest in Doctors Health. Also, the Company loaned to Doctors Health $5,000 at an annual interest rate of 11%. On November 16, 1998, a voluntary petition for Chapter 11 bankruptcy was filed by Doctors Health. In the fourth quarter of 1998, the Company wrote-off its investment in and loan to Doctors Health.

                Genesis Health Ventures, Inc. and Subsidiaries

(9) Notes Receivable and Other Investments  -- (Continued)

     During the twelve months ended September 30, 1998, notes receivable and other investments declined approximately $61,100 principally due to the restructuring and repayment of a $45,000 mortgage loan and a $10,000 working capital loan with 11 managed eldercare centers in Florida, the impairment write-off of the Company's convertible preferred stock investment and note receivable with Doctors Health, offset by an $8,500 note extended to ElderTrust in connection with the sale of leasehold rights and an option to purchase seven eldercare centers.

     The Company has agreed to provide third parties, including facilities under management contract, with $21,944 of working capital lines of credit. The unused portion of working capital lines of credit was $8,322 at September 30, 1998.

(10) Other Long-Term Assets

     Other long-term assets at September 30, 1998 and 1997 consist of the following:



                                                                        September 30,
                                                                      1998         1997
                                                                   ----------   ----------
Deferred financing fees, net ...................................    $29,567      $12,939
Subordinated management fees receivable from Multicare .........     14,048           --
Property deposits and funds held in escrow .....................     10,764        7,056
Funds held by trustee ..........................................      1,415        1,661
Other, net .....................................................     18,110       10,066
                                                                    -------      -------
                                                                    $73,904      $31,722
                                                                    -------      -------

(11) Management Services and Other Income, Net

     Included in management services and other income, net were the following:



                                                            Year ended September 30,
                                                         1998         1997         1996
                                                      ----------   ----------   ----------
Fees earned in connection with management
 agreements .......................................    $ 64,178     $18,959      $18,227
Service related businesses ........................      27,809      28,043        9,023
Capitation revenue and transactions with acute care
 providers ........................................      21,922          --           --
Transactional items, net ..........................          --         476        5,775
                                                       --------     -------      -------
                                                       $113,909     $47,478      $33,025
                                                       --------     -------      -------

     In 1998, approximately $42,200 of management fees were earned in connection with the management of the Multicare operations.

(12) Stock Option Plans

     The Company has two stock option plans (the "Employee Plan" and the "Directors Plan"). Under the Employee Plan, 6,250,000 shares of common stock were reserved for issuance to employees including officers and directors. Options granted in the Employee Plan prior to fiscal 1997 generally become excercisable over a five year period, while options granted subsequent to fiscal 1996 vest 25% in the year of the grant and 25% over each of the next three years. The options granted in the Employee Plan expire 10 years from the date of grant. All options granted under the Employee Plan have been at the fair market value of the common stock on the date of grant. Presented below is a summary of the Employee Plan for the three years ended September 30, 1998.

                Genesis Health Ventures, Inc. and Subsidiaries

(12) Stock Option Plans  -- (Continued)


                                             Option Price                                         Available
                                               per Share        Outstanding     Exercisable       for Grant
                                          ------------------   -------------   -------------   ---------------
Balance at September 30, 1995 .........    $2.22 -- $20.25       2,094,168         926,712           437,817
                                          ------------------     ---------         -------           -------
Authorized ............................                 --              --              --           750,000
Granted ...............................     19.50 -- 31.87       1,010,998              --        (1,010,998)
Became Exercisable ....................                 --              --         509,070                --
Exercised .............................      5.33 -- 20.25        (275,455)       (275,455)               --
Canceled ..............................                 --        (136,269)             --           136,269
                                          ------------------     ---------       ---------        ----------
Balance at September 30, 1996 .........    $2.22 -- $31.87       2,693,442       1,160,327           313,088
                                          ------------------     ---------       ---------        ----------
Authorized ............................                 --              --              --           750,000
Granted ...............................   $25.00 -- $35.25         933,672              --          (933,672)
Became Exercisable ....................                 --              --         695,087                --
Exercised .............................    $5.33 -- $32.88        (191,774)       (191,774)               --
Canceled ..............................                 --         (13,515)             --            13,515
                                          ------------------     ---------       ---------        ----------
Balance at September 30, 1997 .........    $2.22 -- $35.25       3,421,825       1,663,640           142,931
                                          ------------------     ---------       ---------        ----------
Authorized ............................                 --              --              --         1,750,000
Granted ...............................   $27.12 -- $28.75       1,056,905              --        (1,056,905)
Became Exercisable ....................                 --              --         757,849                --
Exercised .............................    $5.33 -- $32.88         (75,052)        (75,052)               --
Canceled ..............................                 --        (249,190)             --           249,190
                                          ------------------     ---------       ---------        ----------
Balance at September 30, 1998 .........    $2.22 -- $35.25       4,154,488       2,346,437         1,085,216
                                          ------------------     ---------       ---------        ----------

     In March 1992, the Company adopted, and in February 1993, the shareholders approved, the Directors Plan. Pursuant to the Directors Plan, options may be granted for an aggregate of 225,000 shares of common stock. The Directors Plan terminates ten years after its approval by the shareholders. At September 30, 1998, there were 106,500 options outstanding and excercisable at grant prices ranging from $7.33 to $35.25.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and applies APB Opinion No. 25 in accounting for its plans and, accordingly, has not recognized compensation cost for stock option plans in its financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of Statement 123, the Company's net income (loss) would have been changed to the proforma amounts indicated below:



                                                                        September 30,
                                                                      1998           1997
                                                                 -------------   ------------
Net income (loss) -- as reported .............................     $ (25,900)      $ 47,591
Net income (loss) -- pro forma ...............................       (31,469)        38,955
Net income (loss) per share -- as reported (diluted) .........         (0.74)          1.32
Net income (loss) per share -- pro forma (diluted) ...........     $   (0.90)      $   1.08

     The fair value of stock options granted in 1998 and 1997 is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1998 and 1997: dividend yield of 0% (1997 and 1998); expected volatility of 56.17% (1998) and 37.3% (1997); a risk-free return of 5.9% (1997 and 1998); and expected lives of approximately 7 years (1998) and 8 years
(1997).

                Genesis Health Ventures, Inc. and Subsidiaries

(12) Stock Option Plans  -- (Continued)

     The following table summarizes information for stock options of the Employee Plan and the Director Plan outstanding at September 30, 1998:



                                                Weighted
                                                Average       Weighted                     Weighted
                                               Remaining       Average                     Average
         Range of                Number       Contractual     Exercise        Number       Exercise
      Exercise Price          Outstanding         Life          Price      Exercisable      Price
--------------------------   -------------   -------------   ----------   -------------   ---------
     $ 1.00 -- $10.00            412,419     3.10            $  6.54          412,419     $  6.54
     $10.01 -- $15.00             91,325     4.40             10.63            91,325      10.63
     $15.01 -- $20.00            604,925     5.70             16.89           537,425      16.81
     $20.01 -- $25.00          1,015,775     6.80             23.08           568,588      23.01
     $25.01 -- $30.00          1,741,594     8.50             28.94           644,985      29.08
     $30.01 -- $35.00             75,000     7.70             31.88            50,000      31.88
     $35.01 -- $40.00            319,950     8.00             35.25           148,195      35.25
                               ---------     ----            -------          -------     -------
                               4,260,988     7.00            $ 23.80        2,452,937     $ 20.94
                               ---------     ----            -------        ---------     -------

(13) Retirement Plan

     The Company's retirement plan (the "Retirement Plan") is a cash deferred profit-sharing plan covering all of the employees of the Company (other than certain employees covered by a collective bargaining agreement) who have completed at least 1,000 hours of service and twelve months of employment. Under the 401(k) component, each employee may elect to contribute a portion of his or her current compensation up to the maximum permitted by the Internal Revenue Code or 15% (or for more highly compensated employees 2%) of such employee's annual compensation. The Company may make a matching contribution each year as determined by the Board of Directors. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely.

     The Company match since January 1995 has been based on years of service. For an employee who has completed six years of service prior to the beginning of the calendar year, he/she receives a match of $0.75 per $1.00 of contribution up to 4% of his/her salary. Therefore, if this employee contributes 4% or more of his/her salary, the Company contributes 3% of his/her salary. If the employee contributes less than 4%, the Company contributes $0.75 per $1.00 of contribution.

     If an employee has not completed six years of service, he/she is matched $0.50 per $1.00 of contribution up to 2% of his/her salary. Therefore, if this employee contributes 2% or more of his/her salary, the Company contributes 1% of his/her salary. If the employee contributes less than 2%, the Company contributes $0.50 per $1.00 of contribution.

     Under the profit sharing provisions of the Retirement Plan, the Company may make an additional employer contribution as determined by the Board of Directors each year. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely. It is the Company's intent that employer contributions under the profit sharing provisions of the Retirement Plan are to be made 50% in the form of Common Stock and 50% in cash, and are to be made only if there are sufficient profits to do so. Profit sharing contributions are allocated among the accounts of participants in the proportion that their annual compensation bears to the aggregate annual compensation of all participants. All employee contributions to the Retirement Plan are 100% vested. Company contributions are vested in accordance with a schedule that generally provides for vesting after five years of service with the Company (any non-vested amounts that are forfeited by participants are used to reduce the following year's contribution by the Company).

     The Company recorded retirement plan expense for the 401(k) match and the discretionary contribution of approximately $7,484, $3,516 and $1,877 for the years ended September 30, 1998, 1997 and 1996, respectively.

                Genesis Health Ventures, Inc. and Subsidiaries

(14) Commitments and Contingencies


     The Company is self insured for the majority of its workers' compensation and health insurance claims. The Company's maximum exposure is $500 per occurrence for workers' compensation and $75 per year, per participant for health insurance. The Company has elected to reinsure the first $500 per occurrence for workers' compensation claims, through its wholly-owned captive insurance company, Liberty Health Corp., LTD. The Company carries excess insurance with commercial carriers for losses above $500 per workers' compensation claim, and $75 per participant for health insurance. The provision for estimated workers' compensation and health insurance claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported.


     The Company has guaranteed $14,195 of indebtedness of facilities under management contract. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for guarantees, loan commitments and letters of credit is represented by the dollar amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments. The Company does not anticipate any material losses as a result of these commitments.


     Genesis is a party to litigation arising in the ordinary course of business. Genesis does not believe the results of such litigation, even if the outcome is unfavorable to the Company, would have a material adverse effect on its consolidated financial position or results of operations.


(15) Loss on Impairment of Assets


     Due to specific events occurring in the fourth quarter of Fiscal 1998 and a focus on core business operations in response to the Medicare Prospective Payment System ("PPS"), the Company recorded non-cash charges before income taxes of approximately $116,000, of which approximately $24,000 relates to the impairment of one eldercare center and certain non-core businesses, including the Company's ambulance business and certain non-core Medicare home health operations; approximately $43,000 relates to investments in owned eldercare centers and other assets the Company believes are impaired as a result of PPS; approximately $23,000 relates to impaired investments in eldercare centers previously owned or managed by the Company; and approximately $26,000 relates to the Company's investment in Doctors Health, a medical care management company in the Company's Chesapeake region. Approximately $95,000 of the non-cash impairment charges are reflected in the Statement of Operations as loss on impairment of assets and approximately $21,000 are included in other operating expenses.


     In the fourth quarter of Fiscal 1997, the Company completed an evaluation of its physician service business and announced its intentions to restructure this business, including the closure and possible sale of free standing service sites, the restructuring of physician compensation arrangements and the termination of certain staff. In connection with the plan and selected asset impairments, the Company recorded a fourth quarter pretax charge of approximately $5,700. In addition, the Company reached an agreement with BCBSMD to insure, through a sub-capitation agreement, the health care benefits of approximately 7,000 members of BCBSMD's Care First Medicare product. As a result, the Company has recorded a liability and pretax impairment charge of approximately $5,000 to accrue for the estimated loss inherent in the agreement. The impairment charge also included a pretax charge of approximately $4,300 related to the write-off of selected assets deemed unrecoverable.


(16) Fair Value of Financial Instruments


     The Company believes the carrying amount of cash and equivalents, accounts receivable (net of allowance for doubtful accounts), cost report receivables, prepaid expenses and other current assets, accounts payable, accrued expenses, accrued compensation and accrued interest approximates fair value because of the short-term maturity of these instruments.

                Genesis Health Ventures, Inc. and Subsidiaries

(16) Fair Value of Financial Instruments  -- (Continued)

     The Company also believes the carrying value of mortgage notes and other notes receivable, and non marketable debt securities approximate fair value based upon the discounted value of expected future cash flows using interest rates at which similar investments would be made to borrowers with similar credit quality and for the same remaining maturities.

     The fair value of interest rate swap agreements is the estimated amount the Company would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates. The estimated amount the Company would pay to terminate its interest rate swap agreements outstanding at September 30, 1998 and 1997 is approximately $29,685 and $2,052, respectively.

     The fair value of the Company's commitments to provide working capital lines of credit and certain financial guarantees is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Since the Company has not charged fees for currently outstanding commitments there is no fair value of such financial instruments.

     The fair value of the Company's fixed rate long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At September 30, 1998 and 1997, the carrying value of fixed rate debt of $370,318 and $354,154, respectively, approximates market value.

     The fair value of the Company's floating rate debt approximates its fair value.

(17) Summary Financial Information of Unconsolidated Affiliates

     The following unaudited summary financial data for the Multicare Companies is as of and for the twelve months ended September 30, 1998. Multicare is the Company's only significant unconsolidated affiliate.


  Total assets ........................    $1,698,955
  Long-term debt ......................       725,194
  Total liabilities ...................       965,718
  Revenues ............................       695,633
  Net income ..........................    $      238


     In 1998, the Company earned approximately $42,200 of management fees in connection with the management of the Multicare operations and approximately $30,900 of ancillary revenue in connection with services provided to Multicare eldercare centers.

(18) Certain Significant Risks and Uncertainties

     The following information is provided in accordance with the AICPA Statement of Position No. 94-6, "Disclosure of Certain Significant Risks and Uncertainties."

     In recent years, a number of laws have been enacted that have effected major changes in the health care system, both nationally and at the state level. The Balanced Budget Act of 1997 (the "Balanced Budget Act"), signed into law on August 5, 1997, seeks to achieve a balanced federal budget, by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandated establishment of PPS for Medicare skilled nursing facilities under which facilities will be paid a federal per diem rate for most covered nursing facility services (including pharmaceuticals).

     While the Company has prepared certain estimates of the impact of PPS, it is not possible to fully quantify the effect of the recent legislation, the interpretation or administration of such legislation or any other governmental initiatives on the Company's business. Accordingly, there can be no assurance that the impact of PPS will not be greater than estimated or that these legislative changes or any future healthcare legislation will not adversely affect the business of the Company.

                Genesis Health Ventures, Inc. and Subsidiaries

(19) Quarterly Financial Data (Unaudited)

     The Company's unaudited quarterly financial information is as follows:



                                                                                    Diluted
                                                                                    Earnings
                                                   Earnings                        (Loss) Per       Diluted
                                                (Loss) Before                     Share Before     Earnings
                                 Total Net      Extraordinary     Net Income     Extraordinary      (Loss)
                                  Revenues           Item           (Loss)            Item         Per Share
                               -------------   ---------------   ------------   ---------------   ----------
Quarter ended:
December 31, 1997 ..........    $  302,565        $  12,822       $  10,898     $ 0.36            $ 0.31
March 31, 1998 .............       344,299           14,568          14,568       0.41              0.41
June 30, 1998 ..............       352,526           15,991          15,991       0.45              0.45
September 30, 1998 .........       405,915          (67,357)        (67,357)     (1.92)            (1.92)
                                ----------        ---------       ---------     ------            ------
                                $1,405,305        $ (23,976)      $ (25,900)    $(0.68)           $(0.74)
Quarter ended:
December 31, 1996 ..........    $  258,544        $  11,508       $  10,955     $ 0.33            $ 0.32
March 31, 1997 .............       273,263           13,494          13,494       0.37              0.37
June 30, 1997 ..............       284,463           15,556          15,556       0.43              0.43
September 30, 1997 .........       283,553            7,586           7,586       0.21              0.21
                                ----------        ---------       ---------     ------            ------
                                $1,099,823        $  48,144       $  47,591     $ 1.34            $ 1.33
                                ----------        ---------       ---------     ------            ------

     Earnings (loss) per share was calculated for each three month and the twelve month period on a stand alone basis. As a result, the sum of the earnings per share for the four quarters does not equal the earnings per share for the twelve months. The fourth quarter of 1998 includes non-cash charges of approximately $116,000 (see Note 15).

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

     The following unaudited pro forma financial information for the combined company and other acquisitions gives effect to (i) the Vitalink Transaction (or "the Merger"), which was accounted for using the purchase method of accounting and (ii) Genesis's purchase of the outstanding capital stock and limited partnership interests of certain subsidiaries of the Multicare Companies, Inc. ("Multicare") engaged in the business of providing institutional pharmacy services to third parties (the "Pharmacy Purchase") effective January 1, 1998, which was accounted for using the purchase method of accounting as if each had occurred on October 1, 1997.

     The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes. No changes in operating revenues and expenses have been made to reflect the results of any modification to operations that might have been made had the Merger been consummated on the aforesaid assumed effective dates for purposes of the pro forma results. The unaudited pro forma financial information for the combined company and other acquisitions is provided for informational purposes only and does not purport to represent what Genesis's results of operations would actually have been had the transactions described above actually occurred at such dates or to project Genesis's results of operations or financial position at or for any future date or period. The unaudited pro forma financial information for the combined company has been prepared using the purchase method of accounting for the Merger, whereby merger consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of the transaction. Such allocations are based on studies and valuations which have not yet been completed. Accordingly, the allocations and estimated lives for the Merger in the unaudited pro forma financial information for the combined company are preliminary and subject to change.

     The following unaudited pro forma financial information for the combined company should be read in conjunction with the historical fiancial statements of Genesis for its fiscal year ended September 30, 1998 and Vitalink for its fiscal year ended May 31, 1998, including the respective notes thereto.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                (In thousands, except share and per share data)




                                                                                   Genesis
                                                                Genesis           Pro Forma
                                                              Historical         Adjustments
                                                            --------------  ---------------------
Net revenues .............................................   $ 1,405,305        $    20,476 (10)
Expenses:
  Operating expenses .....................................     1,122,619             17,932 (10)
  Corporate, general and
   administrative ........................................        53,179                 --
  Loss on impairment of assets ...........................        94,817                 --
  Lease expense ..........................................        31,182                179 (10)
  Depreciation and amortization ..........................        52,385                321 (9)
  Interest expense, net ..................................        82,088              2,100 (8)
                                                             -----------        -----------
     Total expenses ......................................     1,436,270             20,532
                                                             -----------        -----------
     Income (loss) before income taxes, equity in
      loss of unconsolidated subsidiaries and
      extraordinary item .................................       (30,965)               (56)
Income tax expense (benefit) (7) .........................        (8,158)               (20)
                                                             -----------        -----------
     Income (loss) before equity in loss of
      unconsolidated subsidiaries and
      extraordinary item .................................       (22,807)               (36)
Equity in net income of unconsolidated affiliates ........           486                 --
                                                             -----------        -----------
Income (loss) before extraordinary item ..................       (22,321)               (36)
Less: preferred stock dividends ..........................         1,655                 --
                                                             -----------        -----------
Income (loss) available to common shareholders before
 extraordinary item ......................................   $   (23,976)               (36)
                                                             ===========        ===========
Per common share data: (4)
 Basic:
  Loss before extraordinary item (11) ....................   $     (0.68)
  Weighted average shares of common stock and
   equivalents ...........................................    35,159,195
 Diluted:
  Loss before extraordinary item (11) ....................   $     (0.68)
  Weighted average shares of common of common
   stock and equivalents .................................    35,159,195

                                                                                                     Vitalink
                                                               Vitalink          Transaction         Pro Forma
                                                             Historical *        Adjustments         Combined
                                                            --------------  --------------------  --------------
Net revenues .............................................      452,841                 --            1,878,622
Expenses:
  Operating expenses .....................................      352,502             (3,059)(5)        1,489,994
  Corporate, general and
   administrative ........................................       38,936             (5,078)(6)           87,037
  Loss on impairment of assets ...........................           --                 --               94,817
  Lease expense ..........................................           --               (453)(6)           30,908
  Depreciation and amortization ..........................       17,015              2,538 (1)           72,259
  Interest expense, net ..................................        5,116             24,475 (2)               113,779
                                                                -------        -----------            ---------
     Total expenses ......................................      413,569             18,423            1,888,794
                                                                -------        -----------            ---------
     Income (loss) before income taxes, equity in
      loss of unconsolidated subsidiaries and
      extraordinary item .................................       39,272            (18,423)             (10,172)
Income tax expense (benefit) (7) .........................       17,808             (5,795)               3,835
                                                                -------        -----------            ---------
     Income (loss) before equity in loss of
      unconsolidated subsidiaries and
      extraordinary item .................................       21,464            (12,628)             (14,007)
Equity in net income of unconsolidated affiliates ........           --                 --                  486
                                                                -------        -----------            ---------
Income (loss) before extraordinary item ..................       21,464            (12,628)             (13,521)
Less: preferred stock dividends ..........................           --             15,892 (3)           17,547
                                                                -------        -----------            ---------
Income (loss) available to common shareholders before
 extraordinary item ......................................       21,464            (28,520)             (31,068)
                                                                =======        ===========            =========
Per common share data: (4)
 Basic:
  Loss before extraordinary item (11) ....................                                         $      (0.88)
  Weighted average shares of common stock and
   equivalents ...........................................                                           35,159,195
 Diluted:
  Loss before extraordinary item (11) ....................                                         $      (0.88)
  Weighted average shares of common of common
   stock and equivalents .................................                                           35,159,195


------------
* Eleven months ended May 31, 1998.


See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PROFORMA
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                (in thousands, except share and per share data)


(1) Represents additional amortization relating to the goodwill and the estimated fair value of pharmacy services agreements with Manor Care recorded as a result of the merger, less amortization of pre-acquisition goodwill recorded by Vitalink:





     Amortization of goodwill over 40 years ...................    $12,584
     Amortization of the fair value of pharmacy services agree-
       ments with Manor Care over 20 years ....................        987
                                                                   -------
                                                                    13,571

     Less: amortization of $342,560 of pre-acquisition goodwill recorded by Vitalink over a remaining useful life of 40
       years and amortization and depreciation of assets which
       have no future benefit .................................     11,032
                                                                   -------
     Pro forma adjustment .....................................    $ 2,538
                                                                   =======


(2) The Closing Consideration and the repayment of certain amounts under the Vitalink credit facility were financed, in part, through borrowings under Genesis' revolving credit facility, resulting in additional net interest expense, and the amortization of related direct financing costs, as follows:





     Interest expense -- $383,811 borrowing under revolving
       credit facility, 8.00% .....................................    $27,888
     Amortization of direct financing costs over 10 years .........        333
                                                                       -------
                                                                        28,221

     Less: interest expense -- $68,274 repayment of Vitalink
       credit facility, 6.05% .....................................      3,746
                                                                       -------
     Pro forma adjustment .........................................    $24,475
                                                                       =======


(3) Represents the 5.9375% dividend on the $295,155 of Genesis Preferred Stock issued as part of the Closing Consideration.

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PROFORMA
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS  -- (Continued)

                (in thousands, except share and per share data)

(4) Pro forma per share basic and diluted income before extraordinary item include the effect of the 5.9375% dividend on the Genesis Preferred Stock. The pro forma per share diluted income before extraordinary item does not assume the conversion of the Genesis Preferred Stock as the effect would be antidilutive.

(5) Genesis has identified certain operations of Vitalink for which it has a discrete and identifiable plan to implement. Additionally, under current pharmaceutical supply contracts, purchasing discounts on volume increases will be achieved.




     Elimination of losses related to operations for which Gen-
       esis has a discrete and identifiable plan ..............    $1,154
     Purchasing discounts on volume increases .................     1,904
                                                                   ------
     Pro forma adjustment .....................................    $3,059
                                                                   ======


   Additionally, Genesis has identified duplicative positions and operations and the related costs which approximate $10,900 for the twelve months ended September 30, 1998 and plans to eliminate these costs according to a transition plan within one year from the Merger date.

(6) As a result of the Merger, certain duplicative corporate and administrative overhead functions related to the prior ownership structure will be merged and duplicative positions will be eliminated. Genesis has identified duplicative physical locations which will be merged into existing Genesis administrative locations.




     Personnel reductions in corporate and administrative staff
       to eliminate duplicative positions .....................    $2,811
     Other administrative costs including legal and accounting
       fees and office expense ................................     2,267
                                                                   ------
                                                                   $5,078
                                                                   ======
     Lease expense ............................................    $  453
                                                                   ======


(7) Represents income tax expense (benefit), excluding non-deductible amortization, at 36%.

(8) Interest expense has been adjusted to reflect the indebtedness incurred in connection with the investment in the Pharmacy Purchase. The estimated average interest rate for the indebtedness incurred is approximately 8.3%.






     Interest expense, net .........    $2,100
                                        ======

                GENESIS HEALTH VENTURES, INC. AND SUBSIDIARIES

                          NOTES TO UNAUDITED PROFORMA
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS  -- (Continued)

                (in thousands, except share and per share data)

 (9) In connection with the Pharmacy Purchase, depreciation and amortization have been increased by the amortization of goodwill and depreciation resulting from the allocation of purchase price. The Pharmacy Purchase have preliminarily resulted in additional goodwill of approximately $47,000 which is amortized over 40 years.





     Depreciation and amortization .........    $321
                                                ====


(10) Represents the consolidation of the operating results relating to the Pharmacy Purchase.





     Revenues, net .........................    $20,476
     Operating expenses ....................     17,932
     Depreciation and amortization .........         --
     Lease expense .........................        179
                                                =======


(11) Before the effect of extraordinary losses, net of tax, of $1,924 related to the early retirement of debt for the twelve months ended September 30, 1998.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

================================================================================






                                  $125,000,000






                               [GRAPHIC OMITTED]










                             Offer to Exchange its
                  9 7/8% Senior Subordinated Notes due 2009,
                      which have been registered under the
                  Securities Act of 1933, as amended, for any
                     and all of its existing 9 7/8% Senior
                          Subordinated Notes due 2009




                             ---------------------
                                  PROSPECTUS
                             ---------------------




                                      , 1999




================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Sections 1741 through 1750 of Chapter 17, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification of expenses actually and reasonably incurred is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

     Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to
Article III of the Company's Bylaws, which provides in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law. The Company also provides insurance coverage to its directors and officers for up to $20 million.


Item 21. Exhibits



Exhibit No.                                                Description
-------------   -------------------------------------------------------------------------------------------------
2.1(1)          Agreement and Plan of Reorganization, dated September 19, 1993, by and among Genesis
                Health Ventures, Inc., a Pennsylvania corporation, MI Acquisition Corporation, a
                Pennsylvania corporation and a wholly-owned subsidiary of Genesis, MHC Acquisition
                Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, PEI
                Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of
                Genesis, TW Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, SRS Acquisition, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, Meridian Healthcare, Inc., a Maryland corporation, Meridian Inc., a
                Maryland corporation, Pharmacy Equities, Inc., a Maryland corporation, The Tidewater
                Healthcare Shared Services Group, Inc., a Maryland corporation, Staff Replacement
                Services, Inc., a Maryland corporation, Michael J. Batza, Jr., Edward A. Burchell, Earl L.
                Linehan, Roger C. Lipitz and Arnold I. Richman (collectively, the "Reorganization
                Agreement").
2.2(2)          Amended and Restated Amendment to Reorganization Agreement dated November 23, 1993.
2.3(3)          Agreement made as of the 18th day of August 1995 by and among Genesis Health Ventures,
                Inc., a Pennsylvania corporation, and Accumed, Inc., a New Hampshire corporation, McKerley
                Health Care Centers, Inc., a New Hampshire corporation, McKerley Health Care Center --
                Concord, Inc., a New Hampshire corporation, McKerley Health Facilities, a New Hampshire general partnership and McKerley Health Care Center -- Concord, L.P., a New Hampshire
                limited partnership (collectively, the "McKerley Agreement").
2.4(4)          Amendment Number One to McKerley Agreement dated November 30, 1995.
2.5(5)          Stock Purchase Agreement dated April 21, 1996, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation and NeighborCare Pharmacies, Inc., a Maryland corporation,
                Professional Pharmacy Services, Inc., a Maryland corporation, Medical Services Group,
                Inc., a Maryland corporation, CareCard, Inc., a Maryland corporation, Transport Services,
                Inc., a Maryland corporation, Michael G. Bronfein, Jessica Bronfein, Stanton G. Ades,
                Renee Ades, The Chase Manhattan Bank, N.A. and PPS Acquisition Corp., a Maryland
                corporation and a wholly-owned subsidiary of Genesis.
2.6(5)          Merger Agreement dated April 21, 1996, by and among Genesis Health Ventures, Inc., a
                Pennsylvania corporation, Professional Pharmacy Services, Inc., a Maryland corporation,
                PPS Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis, and The Chase Manhattan Bank, N.A.
2.7(6)          Purchase Agreement dated as of May 3, 1996, by and among Mark E. Hamister, Oliver C.
                Hamister, George E. Hamister, Julia L. Hamister, The George E. Hamister Trust, and The
                Oliver C. Hamister Trust, National Health Care Affiliates, Inc., Oak Hill Health Care
                Center, Inc., Derby National Center Corporation, Delaware Avenue Partnership, EIDOS, Inc.,
                VersaLink, Inc., each of the individuals identified in Schedule A to the Purchase
                Agreement, Sal H. Alfiero, Gerald S. Lippes and Genesis Health Ventures, Inc.
2.8(7)          Purchase Agreement Addendum, dated July 24, 1996, by and among Mark E. Hamister, Oliver C.
                Hamister, George E. Hamister, Julia L. Hamister, The George E. Hamister Trust, The Oliver
                C. Hamister Trust, National Health Care Affiliates, Inc., Oak Hill Health Care Center,
                Inc., Derby Nursing Center Corporation, Delaware Avenue Partnership, EIDOS, Inc.,
                VersaLink Inc., certain other individuals and Genesis Health Ventures, Inc.

Exhibit No.                                                Description
-------------   -------------------------------------------------------------------------------------------------
2.9(8)          Agreement and Plan of Merger, dated as of July 11, 1996, by and among Genesis Health
                Ventures, Inc., a Pennsylvania corporation, Acquisition Corporation, a Delaware corporation, and Geriatric & Medical Companies, Inc., a Delaware corporation.
2.10(9)         Stock Purchase Agreement dated October 10, 1997 among Genesis Health Ventures, Inc., The
                Multicare Companies, Inc., Concord Health Group, Inc., Horizon Associates, Inc., Horizon
                Medical Equipment and Supply, Inc., Institutional Health Services, Inc., Care4 L.P.,
                Concord Pharmacy Services, Inc., Compass Health Services, Inc. and Encare of
                Massachusetts, Inc.
2.11(9)         Asset Purchase Agreement dated October 11, 1997 among Genesis Health Ventures, Inc., The
                Multicare Companies, Inc., Health Care Rehab Systems, Inc., Horizon Rehabilitation, Inc.,
                Progressive Rehabilitation Centers, Inc., and Total Rehabilitation Centers, L.L.C.
2.12(9)         Agreement and Plan of Merger dated June 16, 1997 by and among Genesis ElderCare Corp.,
                Genesis ElderCare Acquisition Corp., Genesis Health Ventures, Inc., and the Multicare
                Companies, Inc.
2.13(10)        Agreement and Plan of Merger dated April 26, 1998, by and among Genesis Health Ventures,
                Inc., V Acquisition Corp. and Vitalink Pharmacy Services, Inc.
2.14(10)        Amendment Number One to the Plan of Merger dated as of July 7, 1998.
4.1(11)         Indenture dated as of December 23, 1998 between the Company and The Bank of New York, as trustee.
4.2             Specimen of the Company's 9 7/8% Senior Subordinated Note Due 2009.
5               Opinion of Blank Rome Comisky & McCauley LLP.
23.1            Consent of KPMG LLP.
23.2            Consent of KPMG LLP.
23.3            Consent of Arthur Andersen LLP.
23.4            Consent of Blank Rome Comisky & McCauley LLP (included in the opinion filed as Exhibit 5 hereto).
24.1            Power of Attorney (included on Page II-6).
25.1            Statement of Eligibility of Trustee on Form T-1.
27              Financial Data Schedule


------------
(1)   Incorporated by reference to Form 8-K dated September 19, 1993.
(2)   Incorporated by reference to Form 8-K/A dated November 30, 1993.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-40007).
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-51670).
(5)   Incorporated by reference to Form 8-K dated April 21, 1996.
(6)   Incorporated by reference to Form 8-K dated May 3, 1996.
(7) Incorporated by reference to Form S-3 dated June 30, 1995 (Registration No. 33-9350).
(8) Incorporated by reference to Form S-4 dated October 31, 1996 (Registration No. 333-15267).
(9)   Incorporated by reference to Form 8-K dated October 7, 1997.
(10) Incorporated by reference to Form S-4 dated June 30, 1998 (Registration No. 333-58221).
(11) Incorporated by reference to the Company's Form 10-K for the fiscal year ended September 30, 1998.

Item 22. Undertakings.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrant hereby undertakes:


   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement: Provided, however, that paragraphs
                (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally promptly means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on February 3, 1999.


                                        GENESIS HEALTH VENTURES, INC.

                                        By: /s/ Michael R. Walker
                                         -----------------------------
                                           Michael R. Walker
                                           Chairman, Chief Executive Officer
                                           and Director


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Walker and Richard R. Howard, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                            Capacity                          Date
-------------------------    -----------------------------------------   -----------------
/s/ Michael R. Walker        Chairman, Chief Executive Officer and       February 3, 1999
-------------------------    Director
Michael R. Walker



/s/ Richard R. Howard        Vice Chairman and Director                  February 3, 1999
-------------------------
Richard R. Howard


/s/ Jack R. Anderson         Director                                    February 3, 1999
-------------------------
Jack R. Anderson


/s/ Samuel H. Howard         Director                                    February 3, 1999
-------------------------
Samuel H. Howard


/s/ Roger C. Lipitz          Director                                    February 3, 1999
-------------------------
Roger C. Lipitz


/s/ Stephen E. Luongo        Director                                    February 3, 1999
-------------------------
Stephen E. Luongo


/s/ Alan B. Miller
-------------------------    Director                                    February 3, 1999
Alan B. Miller


/s/ George V. Hager, Jr.     Senior Vice President and Chief             February 3, 1999
-------------------------    Financial Officer
George V. Hager, Jr.


/s/ James V. McKeon          Vice President and Corporate Controller     February 3, 1999
-------------------------
James V. McKeon

                                 EXHIBITS INDEX

Exhibit No.                          Description
-------------   -------------------------------------------------------------------------------------------------
2.1(1)          Agreement and Plan of Reorganization, dated September 19, 1993, by and among Genesis
                Health Ventures, Inc., a Pennsylvania corporation, MI Acquisition Corporation, a
                Pennsylvania corporation and a wholly-owned subsidiary of Genesis, MHC Acquisition
                Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, PEI
                Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of
                Genesis, TW Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, SRS Acquisition, a Pennsylvania corporation and a wholly-owned subsidiary of Genesis, Meridian Healthcare, Inc., a Maryland corporation, Meridian Inc., a
                Maryland corporation, Pharmacy Equities, Inc., a Maryland corporation, The Tidewater
                Healthcare Shared Services Group, Inc., a Maryland corporation, Staff Replacement
                Services, Inc., a Maryland corporation, Michael J. Batza, Jr., Edward A. Burchell, Earl L.
                Linehan, Roger C. Lipitz and Arnold I. Richman (collectively, the "Reorganization
                Agreement").
2.2(2)          Amended and Restated Amendment to Reorganization Agreement dated November 23, 1993.
2.3(3)          Agreement made as of the 18th day of August 1995 by and among Genesis Health Ventures,
                Inc., a Pennsylvania corporation, and Accumed, Inc., a New Hampshire corporation, McKerley
                Health Care Centers, Inc., a New Hampshire corporation, McKerley Health Care Center --
                Concord, Inc., a New Hampshire corporation, McKerley Health Facilities, a New Hampshire general partnership and McKerley Health Care Center -- Concord, L.P., a New Hampshire
                limited partnership (collectively, the "McKerley Agreement").
2.4(4)          Amendment Number One to McKerley Agreement dated November 30, 1995.
2.5(5)          Stock Purchase Agreement dated April 21, 1996, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation and NeighborCare Pharmacies, Inc., a Maryland corporation,
                Professional Pharmacy Services, Inc., a Maryland corporation, Medical Services Group,
                Inc., a Maryland corporation, CareCard, Inc., a Maryland corporation, Transport Services,
                Inc., a Maryland corporation, Michael G. Bronfein, Jessica Bronfein, Stanton G. Ades,
                Renee Ades, The Chase Manhattan Bank, N.A. and PPS Acquisition Corp., a Maryland
                corporation and a wholly-owned subsidiary of Genesis.
2.6(5)          Merger Agreement dated April 21, 1996, by and among Genesis Health Ventures, Inc., a
                Pennsylvania corporation, Professional Pharmacy Services, Inc., a Maryland corporation,
                PPS Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Genesis, and The Chase Manhattan Bank, N.A.
2.7(6)          Purchase Agreement dated as of May 3, 1996, by and among Mark E. Hamister, Oliver C.
                Hamister, George E. Hamister, Julia L. Hamister, The George E. Hamister Trust, and The
                Oliver C. Hamister Trust, National Health Care Affiliates, Inc., Oak Hill Health Care
                Center, Inc., Derby National Center Corporation, Delaware Avenue Partnership, EIDOS, Inc.,
                VersaLink, Inc., each of the individuals identified in Schedule A to the Purchase
                Agreement, Sal H. Alfiero, Gerald S. Lippes and Genesis Health Ventures, Inc.

Exhibit No.                                Description
-------------   -------------------------------------------------------------------------------------------------
2.8(7)          Purchase Agreement Addendum, dated July 24, 1996, by and among Mark E. Hamister, Oliver C.
                Hamister, George E. Hamister, Julia L. Hamister, The George E. Hamister Trust, The Oliver
                C. Hamister Trust, National Health Care Affiliates, Inc., Oak Hill Health Care Center,
                Inc., Derby Nursing Center Corporation, Delaware Avenue Partnership, EIDOS, Inc.,
                VersaLink Inc., certain other individuals and Genesis Health Ventures, Inc.
2.9(8)          Agreement and Plan of Merger, dated as of July 11, 1996, by and among Genesis Health
                Ventures, Inc., a Pennsylvania corporation, Acquisition Corporation, a Delaware corporation, and Geriatric & Medical Companies, Inc., a Delaware corporation.
2.10(9)         Stock Purchase Agreement dated October 10, 1997 among Genesis Health Ventures, Inc., The
                Multicare Companies, Inc., Concord Health Group, Inc., Horizon Associates, Inc., Horizon
                Medical Equipment and Supply, Inc., Institutional Health Services, Inc., Care4 L.P.,
                Concord Pharmacy Services, Inc., Compass Health Services, Inc. and Encare of
                Massachusetts, Inc.
2.11(9)         Asset Purchase Agreement dated October 11, 1997 among Genesis Health Ventures, Inc., The
                Multicare Companies, Inc., Health Care Rehab Systems, Inc., Horizon Rehabilitation, Inc.,
                Progressive Rehabilitation Centers, Inc., and Total Rehabilitation Centers, L.L.C.
2.12(9)         Agreement and Plan of Merger dated June 16, 1997 by and among Genesis ElderCare Corp.,
                Genesis ElderCare Acquisition Corp., Genesis Health Ventures, Inc., and the Multicare
                Companies, Inc.
2.13(10)        Agreement and Plan of Merger dated April 26, 1998, by and among Genesis Health Ventures,
                Inc., V Acquisition Corp. and Vitalink Pharmacy Services, Inc.
2.14(10)        Amendment Number One to the Plan of Merger dated as of July 7, 1998.
4.1(11)         Indenture dated as of December 23, 1998 between the Company and The Bank of New York, as trustee.
4.2             Specimen of the Company's 9 7/8% Senior Subordinated Note Due 2009.
5               Opinion of Blank Rome Comisky & McCauley LLP.
23.1            Consent of KPMG LLP.
23.2            Consent of KPMG LLP.
23.3            Consent of Arthur Andersen LLP.
23.4            Consent of Blank Rome Comisky & McCauley LLP (included in the opinion filed as Exhibit 5 hereto).
24.1            Power of Attorney (included on Page II-6).
25.1            Statement of Eligibility of Trustee on Form T-1.
27              Financial Data Schedule

------------
(1)   Incorporated by reference to Form 8-K dated September 19, 1993.
(2)   Incorporated by reference to Form 8-K/A dated November 30, 1993.
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-40007).
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-51670).
(5)   Incorporated by reference to Form 8-K dated April 21, 1996.
(6)   Incorporated by reference to Form 8-K dated May 3, 1996.
(7) Incorporated by reference to Form S-3 dated June 30, 1995 (Registration No. 33-9350).
(8) Incorporated by reference to Form S-4 dated October 31, 1996 (Registration No. 333-15267).
(9)   Incorporated by reference to Form 8-K dated October 7, 1997.
(10) Incorporated by reference to Form S-4 dated June 30, 1998 (Registration No. 333-58221).
(11) Incorporated by reference to the Company's Form 10-K for the fiscal year ended September 30, 1998.